      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1996



                                                       REGISTRATION NO. 333-2974

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DAYTON SUPERIOR CORPORATION
             (Exact name of registrant as specified in its charter)

               OHIO                                3315                             31-0676346
   (State or other jurisdiction             (Primary Standard                    (I.R.S. Employer
         of incorporation               Industrial Classification              Identification No.)
         or organization)                      Code Number)

                               721 RICHARD STREET
                             MIAMISBURG, OHIO 45342
                                 (513) 866-0711

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               JOHN A. CICCARELLI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          DAYTON SUPERIOR CORPORATION
                               721 RICHARD STREET
                             MIAMISBURG, OHIO 45342
                                 (513) 866-0711

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

        Peter S. Wilson, Esq.                 Paul H. Wilson, Jr., Esq.
       Cravath, Swaine & Moore                   Debevoise & Plimpton
          825 Eighth Avenue                        875 Third Avenue
    New York, New York 10019-7475              New York, New York 10022
            (212) 474-1767                          (212) 909-6584

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ----------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
- ----------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          DAYTON SUPERIOR CORPORATION
                            ------------------------

                             CROSS REFERENCE SHEET
                      BETWEEN ITEMS IN PART I OF FORM S-1
                               AND THE PROSPECTUS

S-1 ITEM NUMBER AND CAPTION                                                  PROSPECTUS CAPTION OR LOCATION
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement
            and Outside Front Cover Page of
            Prospectus..........................................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages
            of Prospectus.......................................  Inside Front and Outside Back Cover Pages; Available
                                                                   Information
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal and Selling Shareholders
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to Be Registered...........  Summary; Capitalization; Description of Capital
                                                                   Shares; Shares Eligible for Future Sale
      10.  Interests of Named Experts and Counsel...............  Not applicable
      11.  Information with Respect to the Registrant...........  Outside Front Cover Page; Summary; Risk Factors;
                                                                   Proceeds of the Offering; Dividend Policy;
                                                                   Capitalization; Dilution; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Relationships and Related Party
                                                                   Transactions; Principal and Selling Shareholders;
                                                                   Description of Capital Shares; Shares Eligible for
                                                                   Future Sale; Financial Statements; Pro Forma
                                                                   Combined Financial Information
      12.  Disclosure of Commission Position
            on Indemnification for Securities
            Act Liabilities.....................................  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
3,700,000 SHARES

DAYTON SUPERIOR CORPORATION


CLASS A COMMON SHARES                                                       tuvw
(WITHOUT PAR VALUE)

Of the 3,700,000 Class A Common Shares, without par value (the "Class A Common Shares"), of Dayton Superior Corporation ("Dayton Superior" or the "Company") offered hereby, 1,900,000 Class A Common Shares are being sold by the Company and 1,800,000 Class A Common Shares are being sold by the Selling Shareholders (as defined herein). The Company will not receive any of the proceeds from the sale of the Class A Common Shares by the Selling Shareholders. See "Principal and Selling Shareholders."


Prior to this offering (the "Offering"), there has been no public market for the Class A Common Shares. It currently is estimated that the initial public offering price of the Class A Common Shares will be between $12.00 and $15.00. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Class A Common Shares have been approved for listing on the New York Stock Exchange under the symbol "DSD," subject to official notice of issuance.



Upon completion of the Offering and assuming no exercise of the Underwriters' over-allotment option, the Company's outstanding common shares will consist of 4,012,050 Class A Common Shares and 1,522,550 Class B Common Shares, without par value (the "Class B Common Shares" and, together with the Class A Common Shares, the "Common Shares"). The Class A Common Shares will be entitled to one vote per share and the Class B Common Shares will be entitled to ten votes per share. The Common Shares generally will vote together as one class on all matters submitted to a vote of the shareholders, including the election of directors. See "Description of Capital Shares." Upon completion of the Offering and assuming no exercise of the Underwriters' over-allotment option, Ripplewood Holdings L.L.C. ("Ripplewood"), the Company's current majority shareholder, will own all of the outstanding Class B Common Shares, representing 79.1% of the combined voting power of the outstanding Common Shares. As a result, Ripplewood will continue to have the ability to elect all of the Company's directors and will continue to control the Company. See "Principal and Selling Shareholders."



SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON SHARES OFFERED HEREBY.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                         PROCEEDS
                             PRICE TO            UNDERWRITING        PROCEEDS TO         TO SELLING
                             PUBLIC              DISCOUNT            COMPANY (1)         SHAREHOLDERS
Per Share..................  $                   $                   $                   $
Total (2)..................  $                   $                   $                   $
- ----------------------------------------------------------------------------------------------------------

(1)  Before deducting expenses of the  Offering payable by the Company estimated
    at $        .


(2) The Company and Ripplewood have granted to the Underwriters a 30-day option to purchase up to an aggregate of 555,000 additional shares at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount, Proceeds to Company and Proceeds to Selling
    Shareholders  will be $          ,  $          , $          and $          ,
    respectively. See "Underwriting."


The Class A Common Shares are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Class A Common Shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or
through the facilities of The Depository Trust Company, on or about            ,
1996.

SALOMON BROTHERS INC
         LAZARD FRERES & CO. LLC
                  ROBERT W. BAIRD & CO.
                                      INCORPORATED
                                                       BT SECURITIES CORPORATION

The date of this Prospectus is                           , 1996.

                          DAYTON SUPERIOR -Registered
                                   Trademark-


                    Concrete accessories (including concrete paving products) and masonry accessories


                                   [GRAPHIC]


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


DAYTON SUPERIOR MANUFACTURERS WALL-FORMING PRODUCTS,
SUCH AS SNAP TIES, COIL TIES, SHE BOLTS AND HE BOLTS, WHICH
ARE USED IN THE FABIRCATION OF JOB-BUILT AND PREFABRICATED
MODULAR FORMS FOR POURED-IN-PLACE CONCRETE WALLS.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION, FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, AND PRO FORMA FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE STATED, OR UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL INFORMATION IN THIS PROSPECTUS: (I) GIVES EFFECT, IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFERING, TO THE AMENDMENT TO THE COMPANY'S AMENDED ARTICLES OF INCORPORATION TO (A) CONVERT ALL THE CURRENTLY OUTSTANDING, NON-VOTING CLASS B COMMON SHARES (THE "OLD CLASS B COMMON SHARES") OF THE COMPANY INTO CLASS A COMMON SHARES OF THE COMPANY, (B) CHANGE THE COMPANY'S AUTHORIZED SHARE CAPITAL TO CLASS A COMMON SHARES WITH ONE VOTE PER SHARE, CLASS B COMMON SHARES WITH TEN VOTES PER SHARE AND PREFERRED SHARES, WITHOUT PAR VALUE, (C) SPLIT EACH OUTSTANDING CLASS A COMMON SHARE INTO FIFTY CLASS A COMMON SHARES AND (D) CONVERT EACH CLASS A COMMON SHARE HELD BY RIPPLEWOOD INTO ONE CLASS B COMMON SHARE, (II) GIVES EFFECT, IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFERING, TO THE CONVERSION BY RIPPLEWOOD OF 483,300 CLASS B COMMON SHARES INTO AN EQUAL NUMBER OF CLASS A COMMON SHARES OFFERED HEREBY AND (III) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. SEE "DESCRIPTION OF COMMON SHARES."



    AS USED HEREIN, THE TERM "NORTH AMERICA" REFERS TO THE UNITED STATES AND CANADA AND "ON A PRO FORMA COMBINED BASIS" REFERS TO PRO FORMA COMBINED FINANCIAL INFORMATION BASED ON THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY AND OF DUR-O-WAL, INC. ("DUR-O-WAL") AND GIVING EFFECT TO THE ACQUISITION OF DUR-O-WAL (THE "DUR-O-WAL ACQUISITION") AS IF IT HAD OCCURRED ON JANUARY 1, 1995. IN PREPARING THE PRO FORMA COMBINED INCOME STATEMENTS, CERTAIN LINE ITEMS HAVE BEEN RECLASSIFIED ON A BASIS CONSISTENT WITH THE ACCOUNTING POLICIES OF THE COMPANY. SEE "PRO FORMA COMBINED FINANCIAL INFORMATION."


                                  THE COMPANY

GENERAL


    The Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction on the basis of sales. The Company's products are used primarily in two segments of the construction industry: non-residential building projects such as institutional buildings, retail sites, commercial offices and manufacturing facilities; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways. On an historical basis, the dollar volume of non-residential building and infrastructure construction in North America has been less cyclical than that of single family residential construction. The Company had 1995 net sales of $92.8 million and 1995 net sales of $113.7 million on a pro forma combined basis.



    The Company was founded in 1924 under the name The Dayton Sure-Grip and Shore Company. Following the 1982 acquisition of Superior Concrete Accessories, Inc., the Company evolved from a regional company to a large, geographically diversified firm. Between 1991 and June 1995, the Company completed four small acquisitions and, in October 1995, the Company acquired Dur-O-Wal, which had net sales of $25.7 million in 1995 on a pro forma combined basis, for a cash purchase price of $23.6 million (including acquisition costs). The Company believes that Dur-O-Wal is a leading manufacturer of masonry accessories and the largest manufacturer of masonry wall reinforcement in North America on the basis of sales. On April 29, 1996, the Company purchased certain assets of a privately held concrete paving products manufacturer based in Kankakee, Illinois for a cash purchase price of approximately $5 million (including estimated acquisition costs and subject to post-closing adjustments).



    The Company believes that its distribution system is the largest in its industry, consisting of a network of 22 Company-operated service/distribution centers in the United States and Canada and over 3,000 customers, including stocking dealers, brokers, rebar fabricators, precast concrete manufacturers and brick and concrete block manufacturers. The Company believes that its ability to deliver quality products to customers quickly using its on-line inventory tracking system gives it a competitive advantage over many of its competitors and encourages customer loyalty. Although the Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction, the industry in which the Company competes is highly competitive in most product categories and geographic regions. The Company competes with a relatively small number of full-line national manufacturers of concrete or masonry accessories and a much larger number of regional manufacturers and manufacturers with limited product lines. See "Business -- Competition."



    The Company manufactures most of its products at four principal facilities in the United States using, in many cases, high-volume, automated equipment designed and built or custom modified by in-house personnel. The Company sells approximately 12,300 different products in two principal product lines (concrete accessories, which include concrete paving products, and masonry accessories), including products designed to hold steel reinforcing bar ("rebar") in place, support concrete framework, reinforce masonry walls and create attachment points on concrete or masonry surfaces. The Company's product lines, which the Company believes are the broadest in the industry, are marketed under the DAYTON SUPERIOR-Registered Trademark- name in the case of concrete accessories and under the DUR-O-WAL-Registered Trademark- name in the case of masonry accessories.



    The Company's senior management team, which has been in place since 1989 and averages over 20 years of manufacturing industry experience, is led by John A. Ciccarelli, its President and Chief Executive Officer, who formerly was the President of The Wheelabrator Corporation, a manufacturer of industrial blast cleaning equipment. The Company also benefits from the experience of Matthew O. Diggs, Jr., its non-executive Chairman, particularly with respect to acquisitions and strategic direction. Mr. Diggs is the former President and Chief Executive Officer of Copeland Corporation, a manufacturer of refrigerator compressors, and the former Chairman of The Delfield Company, a manufacturer of food service equipment.


BUSINESS STRATEGY

    Management is seeking to implement the following business strategy, which is designed to build on the Company's manufacturing and distribution strengths and scale advantages to achieve growth both through acquisitions and internally.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to internal growth, including new product development, the Company intends to continue to grow through acquisitions. The markets in which the Company competes have a large number of relatively small, regional manufacturers and consequently offer consolidation opportunities. The Company seeks acquisitions that complement its existing products or represent product extensions and primarily focuses its acquisition strategy on regional and specialty-product firms. The Company believes it has been able to achieve synergies in its acquisitions through economies of scale in purchasing, manufacturing, marketing and distribution.

    - LEVERAGE EXTENSIVE DISTRIBUTION SYSTEM AND DEALER NETWORK. The Company's extensive distribution system, broad product lines and continuing commitment to customer service and quality have enabled it to attract and maintain the largest dealer network in its industry. The Company utilizes its distribution system and dealer network as a platform for integrating acquisitions and for selling products manufactured by third parties. Sales of third-party products allow the Company to utilize its distribution system to increase sales without making significant capital investments and accounted for approximately 16.5%, or $18.8 million, of the Company's net sales in 1995 on a pro forma combined basis.

    - UTILIZE CUSTOMIZED AUTOMATED MANUFACTURING EQUIPMENT. The Company designs and builds or custom modifies much of the high-volume, automated equipment it uses to manufacture metal concrete accessories and concrete paving products. To develop this equipment, it employs a team of experienced manufacturing engineers and tool and die makers. The Company believes that its customized automated manufacturing equipment provides it with several competitive advantages relative to its competitors, including (i) significantly greater productivity, (ii) lower capital equipment costs,
      (iii) lower scrap rates, (iv) higher product quality, (v) faster product changeover times and (vi) lower inventory levels.



    - DEVELOP NEW PRODUCTS. The Company has a new product development program built around its marketing, engineering and manufacturing personnel. This program establishes goals for, and tracks the success of, new product development in each project group. New products introduced in the last five years (three years, in the case of chemical products), including new products introduced by Dur-O-Wal during such period, accounted for approximately $6.7 million of the Company's net sales in 1995 on a pro forma combined basis.


    - OFFER BROAD PRODUCT LINE. The Company believes it offers the broadest product line in metal accessories for the concrete and masonry construction industry in North America, providing its customers with products designed to meet a wide variety of concrete and masonry construction needs. The Company believes that its customers' ability to order a wide range of products from the Company enhances its sales.

RIPPLEWOOD


    Upon completion of the Offering, Ripplewood will own all the outstanding Class B Common Shares, representing approximately 79.1% of the combined voting power of the outstanding Common Shares (approximately 73.2% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders." Ripplewood is a holding company formed by Timothy C. Collins to invest, directly and through private investment funds for which it acts as general partner, in leveraged build-ups and acquisitions sponsored by senior, industrial operating managers affiliated with Ripplewood. Prior to forming Ripplewood, Mr. Collins was the Senior Managing Director of the New York office of Onex Corporation ("Onex"), an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. An investor group led by a subsidiary of Onex acquired the Company in August 1989. Ripplewood acquired a majority of the then outstanding Common Shares of the Company from such subsidiary in October 1995.

                                  THE OFFERING


Class A Common Shares Offered
  By the Company............................  1,900,000 shares(1)
  By the Selling Shareholders...............  1,800,000 shares(1)
    Total...................................  3,700,000 shares(1)
Class A Common Shares to be outstanding
 after the Offering.........................  4,012,050 shares(1)(2)(3)
Class B Common Shares to be outstanding
 after the Offering.........................  1,522,550 shares(2)
Total Common Shares to be outstanding after
 the Offering...............................  5,534,600 shares(1)(3)
Estimated Net Proceeds to the Company.......  $22.65 million(1)
Use of Proceeds by the Company..............  To   repay   certain   senior    indebtedness.
                                               See "Use of Proceeds."
New York Stock Exchange Symbol..............  "DSD"


- ------------------------

(1) Does not include up to 555,000 Class A Common Shares that are subject to the Underwriters' over-allotment option, one-half of which would be newly issued by the Company and one-half of which would be sold by Ripplewood.



(2) Each Class B Common Share is convertible at the option of the holder at any time into one Class A Common Share and will convert automatically into one Class A Common Share as a result of certain transfers. See "Description of Capital Shares--Common Shares." If the Underwriters' over-allotment option is exercised, up to 277,500 Class B Common Shares will be converted into Class A Common Shares as a result of the sale thereof by Ripplewood.


(3) Does not include up to 272,750 Class A Common Shares that are issuable upon exercise of outstanding stock options (the "Options"), all of which will be exercisable immediately after the Offering. See "Management--Fiscal Year End Option Values."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Shares offered hereby.

                      SUMMARY FINANCIAL AND PRO FORMA DATA


    The following table sets forth summary financial data for the fiscal years ended December 31, 1991 through 1995, which data have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, and which, in the case of the three years ended December 31, 1995, are included elsewhere in this Prospectus. The table also includes data as of and for the three fiscal months ended March 31, 1995 and March 29, 1996, which have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and which, in the opinion of management, reflect all material adjustments of a normal and recurring nature necessary for a fair presentation of such data. The following table also sets forth summary financial data for the fiscal year ended December 31, 1995 and the three fiscal months ended March 31, 1995 on a pro forma combined basis. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus. Pro forma combined financial statements of the Company and Dur-O-Wal also are presented elsewhere in this Prospectus. See "Pro Forma Combined Financial Information."


                                                                                                             THREE FISCAL MONTHS
                                                                                                                    ENDED
                                                      YEAR ENDED DECEMBER 31,                              ------------------------
                           ------------------------------------------------------------------------------                PRO FORMA
                                                                                               PRO FORMA    MARCH 31,    MARCH 31,
                              1991        1992         1993           1994          1995       1995 (1)       1995       1995 (1)
                           ----------  ----------  -------------  -------------  -----------  -----------  -----------  -----------
                                                       (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OPERATING DATA:
  Net sales..............     $68,532     $71,462     $75,154        $82,341        $92,802     $113,695      $17,977      $23,957
  Gross profit...........      19,925      18,408      19,727         24,330         28,812       33,718        5,422        6,904
  Income from
   operations............       4,126       1,286       3,856          6,303          8,623       10,372          758        1,312
  Interest expense,
   net...................       8,541       8,727      10,118          6,017   (2)      4,231      6,264          909        1,551
  Provision (benefit) for
   income taxes (3)......      (1,006)       (826)        (89   )         95            690          683           --           --
  Income (loss) before
   extraordinary item....      (3,409)     (6,615)     (6,173   )       (682   )      3,705        3,404         (151 )       (245)
  Extraordinary item, net
   of tax................          --          --          --         31,354   (2)         --         --           --           --
  Net income (loss)......     $(3,409)    $(6,615)    $(6,173   )    $30,672         $3,705       $3,404        $(151 )      $(245)
                           ----------  ----------  -------------  -------------  -----------  -----------  -----------  -----------
                           ----------  ----------  -------------  -------------  -----------  -----------  -----------  -----------
  Net income (loss)
   available to common
   shareholders..........     $(3,409)    $(6,615)    $(6,173   )    $30,175            $71        $(230 )      $(363 )      $(457)
                           ----------  ----------  -------------  -------------  -----------  -----------  -----------  -----------
                           ----------  ----------  -------------  -------------  -----------  -----------  -----------  -----------
  Income (loss) per share
   available to common
   shareholders before
   extraordinary item....     $(35.87)    $(69.60)    $(64.95   )     $(0.58   )      $0.02       $(0.08 )     $(0.12 )     $(0.15)
  Net income (loss) per
   common and common
   equivalent share
   (4)...................      (35.87)     (69.60)     (64.95   )      14.92           0.02        (0.08 )      (0.12 )      (0.15)
  Weighted average common
   and common equivalent
   shares outstanding
   (4)...................      95,039      95,039      95,039      2,021,918      3,560,808    3,036,236    2,956,789    2,956,789

AS ADJUSTED FOR THE
 OFFERING: (5)
  Net income.............                                                            $4,682       $5,247                      $498
  Net income per common
   and common equivalent
   share before
   dividends, accretion
   and redemption of
   redeemable preferred
   shares (4)............                                                              0.86         0.96                      0.09
  Net income per common
   and common equivalent
   share (4).............                                                              0.19         0.30                      0.05
  Weighted average common
   and common equivalent
   shares outstanding
   (4)...................                                                         5,460,808    5,460,808                 5,381,361


                            MARCH 29,
                              1996
                           -----------

OPERATING DATA:
  Net sales..............     $23,615
  Gross profit...........       7,469
  Income from
   operations............       1,434
  Interest expense,
   net...................       1,585
  Provision (benefit) for
   income taxes (3)......         242
  Income (loss) before
   extraordinary item....        (401 )
  Extraordinary item, net
   of tax................          --
  Net income (loss)......       $(401 )
                           -----------
                           -----------
  Net income (loss)
   available to common
   shareholders..........       $(401 )
                           -----------
                           -----------
  Income (loss) per share
   available to common
   shareholders before
   extraordinary item....      $(0.12 )
  Net income (loss) per
   common and common
   equivalent share
   (4)...................       (0.12 )
  Weighted average common
   and common equivalent
   shares outstanding
   (4)...................   3,333,389
AS ADJUSTED FOR THE
 OFFERING: (5)
  Net income.............         $60
  Net income per common
   and common equivalent
   share before
   dividends, accretion
   and redemption of
   redeemable preferred
   shares (4)............        0.01
  Net income per common
   and common equivalent
   share (4).............        0.01
  Weighted average common
   and common equivalent
   shares outstanding
   (4)...................   5,757,961



                                                                                                           AT MARCH 29, 1996
                                                                                                      ---------------------------
                                                                                                       ACTUAL    AS ADJUSTED (5)
                                                                                                      ---------  ----------------
                                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets......................................................................................  $ 107,052     $  106,307
  Long-term debt (including current portion)........................................................     56,809         37,114
  Shareholders' equity..............................................................................     27,084         47,439



                     (see footnotes on the following pages)

                                                                                                            THREE FISCAL MONTHS
                                                                                                                   ENDED
                                                       YEAR ENDED DECEMBER 31,                            ------------------------
                              --------------------------------------------------------------------------                PRO FORMA
                                                                                              PRO FORMA    MARCH 31,    MARCH 31,
                                1991       1992         1993          1994         1995       1995 (1)       1995       1995 (1)
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------
                                                                         (IN THOUSANDS)

OTHER OPERATING DATA:
  EBITDA (6)................     $8,622     $5,211     $7,073        $9,802        $12,891      $15,925       $1,686       $2,629
  Cash flow from operating
   activities...............       (736)       882      2,503        (7,576   )      8,226        8,786       (2,133 )     (3,427)
  Cash flow from investing
   activities...............       (456)       578     (1,617   )    (2,075   )    (26,321 )     (3,129 )       (503 )       (610)
  Cash flow from financing
   activities...............        500      2,992         --         3,912         18,256       (5,180 )      2,170        2,170
  Capital expenditures......        447        695      1,647         2,082          2,730        3,166          505          612
  Management fees(7)........        250        250        250           250            250          250           63           63


                               MARCH 29,
                                 1996
                              -----------

OTHER OPERATING DATA:
  EBITDA (6)................      $2,748
  Cash flow from operating
   activities...............      (3,652 )
  Cash flow from investing
   activities...............        (665 )
  Cash flow from financing
   activities...............       3,777
  Capital expenditures......         667
  Management fees(7)........          84


- ----------------------------------

(1) Gives effect to (i) the Dur-O-Wal Acquisition and (ii) the issuance of $15 million of senior debt and the initial borrowing of $8.6 million under the
   Credit Facility (as defined herein) in connection with the Dur-O-Wal Acquisition as if each had occurred on January 1, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisition of Dur-O-Wal." The unaudited pro forma combined financial data does not give effect to any other transactions and does not purport to represent the actual results of operations or financial condition of the Company had the Dur-O-Wal Acquisition occurred on the date assumed or the results that can be expected for the Company in the future. See "Pro Forma Combined Financial Information."


(2) In May 1994, the Company reached an agreement with its lenders to restructure its debt (the "1994 Restructuring"), resulting in an extraordinary gain of $31.4 million net of income tax effect of $0.1 million. This also resulted in decreased interest expense for 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1994 Restructuring" and Note 3 to the Company's consolidated financial statements.



(3) In 1991, 1992 and 1993, an income tax benefit was recorded to the extent the Company was able to carryback losses to obtain federal or state income tax refunds. In 1994, the provision for income taxes related to alternative minimum taxes. In 1995, the provision for income taxes was reduced to reflect the utilization of net operating losses from 1992 and 1993. The provision for income taxes in the first quarter of 1996 reflects non-deductible goodwill amortization and a net operating loss in Canada on which no tax carryback is available.



(4) Net income (loss) per common and common equivalent share before dividends, accretion and redemption of preferred shares and net income per common and common equivalent share are based on the weighted average common and dilutive common equivalent shares outstanding during the period. Common share equivalents include the number of shares issuable upon the exercise of outstanding Options, and warrants to purchase 346,600 Class A Common Shares (the "Warrants"), less the shares that could be purchased with the proceeds from the exercise of the Options and Warrants, based on an assumed initial public offering price of $13.50 per share. For the purposes of calculating net income (loss) per common and common equivalent share, common equivalent shares issued more than 12 months prior to the Offering are excluded in periods with a net loss available to common shareholders. Common equivalent shares issued less than 12 months prior to the Offering are included for all periods presented. All outstanding Warrants will be exercised prior to the consummation of the Offering and all Class A Common Shares received upon exercise of the Warrants will be sold by the Selling Shareholders in the Offering.



(5) Adjusted to reflect (i) the sale of 1,900,000 Class A Common Shares by the Company in the Offering at an assumed initial public offering price of $13.50 per Class A Common Share after deducting the estimated underwriting discount and expenses of the Offering and a fee payable to Ripplewood for additional services provided in connection with the Offering and (ii) application of the net proceeds from the Offering of $22.65 million therefrom, in addition to a $19.75 million draw on the Amended Credit Facility (as defined herein), to retire $40 million of senior debt and fund a $2.4 million prepayment premium in connection therewith. See "Use of Proceeds." Such adjustments would reduce 1995, pro forma 1995, March 29, 1996, and pro forma March 31, 1995 interest expense by $1.6 million, $3.0 million, $0.7 million and $0.7 million, respectively, and increase the 1995, pro forma 1995 and March 29, 1996 provision for income tax by $0.6 million, $1.1 million and $0.3 million, respectively. The adjustments also reflect a $2.3 million net loss on the retirement of senior debt ($2.4 million prepayment premium, $0.7 million write-off of financing costs and $0.6 million write-off of debt discount, net of income tax benefit of $1.4 million).

(6) EBITDA represents earnings before interest expense, other expense or income, income taxes, depreciation and amortization. Other expense of $873,000 in 1994 represents non-recurring costs associated with an acquisition that was not completed. The accrued interest component of cash flow from operating activities was $2.1 million, $7.6 million and $(10.9 million) in 1992, 1993 and 1994, respectively. EBITDA is presented because such data is used by certain investors to determine the Company's ability to meet its debt service requirements and is a component in the interest rate and covenant structure of the Company's Credit Facility. Management believes EBITDA provides a useful measurement of cash available for paying interest, repaying debt, and making capital expenditures. EBITDA has not been presented as an alternative to operating income as determined in accordance with generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as determined in accordance with generally accepted accounting principles as a measure of liquidity or ability to meet all cash needs. Not all companies define EBITDA consistently; caution must be used in comparing this measurement to EBITDA of other companies. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. The following reconciles net income (loss) to EBITDA:


                                                                                                            THREE FISCAL MONTHS
                                                                                                                   ENDED
                                                       YEAR ENDED DECEMBER 31,                            ------------------------
                              --------------------------------------------------------------------------                PRO FORMA
                                                                                              PRO FORMA    MARCH 31,    MARCH 31,
                                1991       1992         1993          1994         1995         1995         1995         1995
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------
Net income (loss)...........    $(3,409)   $(6,615)   $(6,173   )   $30,672         $3,705       $3,404        $(151 )      $(245)
Extraordinary item..........         --         --         --       (31,354   )         --           --           --           --
Provision for taxes.........     (1,006)      (826)       (89   )        95            690          683           --           --
Interest expense............      8,541      8,727     10,118         6,017          4,231        6,264          909        1,551
Other (income) expense......         --         --         --           873             (3 )         21           --            6
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------
Income from operations......      4,126      1,286      3,856         6,303          8,623       10,372          758        1,312
Depreciation................      1,956      1,947      1,914         2,194          2,777        3,723          579          861
Amortization of intangibles
 and goodwill...............      2,540      1,978      1,303         1,305          1,491        1,830          349          456
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------
EBITDA......................     $8,622     $5,211     $7,073        $9,802        $12,891      $15,925       $1,686       $2,629
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------
                              ---------  ---------  ------------  ------------  -----------  -----------  -----------  -----------


                               MARCH 29,
                                 1996
                              -----------
Net income (loss)...........       $(401 )
Extraordinary item..........          --
Provision for taxes.........         242
Interest expense............       1,585
Other (income) expense......           8
                              -----------
Income from operations......       1,434
Depreciation................         908
Amortization of intangibles
 and goodwill...............         406
                              -----------
EBITDA......................      $2,748
                              -----------
                              -----------



(7) Management fees are paid to the controlling and another shareholder of the Company and are included in selling, general and administrative expenses.
   Following the Offering, the Company will no longer be charged such a management fee. See "Certain Relationships and Related Party Transactions."

                                  RISK FACTORS

    A PROSPECTIVE PURCHASER SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO PURCHASE THE CLASS A COMMON SHARES OFFERED HEREBY AND, IN PARTICULAR, THE FOLLOWING FACTORS.

CYCLICAL NATURE OF THE CONSTRUCTION INDUSTRY


    The Company's sales and earnings are strongly influenced by the level of North American non-residential building and infrastructure construction activity. Construction activity is cyclical and is affected by the strength of the general economy and by other factors beyond the Company's control, including governmental expenditures and changes in the banking and tax laws. Although non-residential building construction and infrastructure construction historically have been less cyclical than residential construction, non-residential building construction and infrastructure construction experienced a severe decline in 1990 and 1991. In 1992, in part as a result of the effect of that decline on the Company's sales and earnings and the Company's highly leveraged capital structure following its acquisition in 1989 by an investor group led by a subsidiary of Onex, the Company defaulted on certain financial covenants in its senior debt and was unable to make required principal and interest payments. The Company's debt was restructured in May 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1994 Restructuring." Although the Company will be less leveraged immediately following the Offering than it was in 1993, a decline in non-residential building or infrastructure construction activity in the future likely would result in a decline in the Company's sales and earnings which could be materially adverse.



RECENT LOSSES AND SEASONALITY



    In 1991, 1992 and 1993, the Company incurred net losses of $3.4 million, $6.6 million and $6.1 million, respectively. In 1994, the Company had net income of $30.7 million but a loss before extraordinary item (related to the forgiveness of debt) of $682,000. In 1995, the Company had net income of $3.7 million ($3.4 million on a pro forma combined basis). See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company will be profitable in 1996 or in future years or that it will not have to seek additional funds through borrowings, sales of equity or otherwise to pursue its business objectives.



    The construction industry is seasonal in most of North America, with demand for the Company's products being higher in the spring and summer than in winter and late fall. This seasonality typically adversely affects the Company's net sales and net income in the first and last quarters of the year. In the first quarter of 1995 and 1996, the Company had net losses of $151,000 ($245,000 on a pro forma combined basis) and $401,000, respectively.


CHALLENGE OF GROWTH THROUGH ACQUISITIONS


    The Company intends to continue to pursue its strategy of growth through acquisitions. There can be no assurance, however, that future acquisitions will be consummated or that any newly acquired business will be successfully integrated into the Company's operations. The Company may issue additional Class A Common Shares (which could result in dilution to the purchasers of the Class A Common Shares offered hereby) or may incur substantial additional indebtedness, or a combination thereof, to fund future acquisitions. There can be no assurance that the Company will be able to obtain any such additional financing. In addition, the Company, Bank One, Dayton NA and Bank of America Illinois (collectively, the "Banks") have an agreement in principle, subject to a number of conditions, to amend the Company's credit facility (the "Credit Facility" and, as so amended, the "Amended Credit Facility"). The terms of the Amended Credit Facility would prohibit the Company from merging or consolidating with, or acquiring the stock of, another corporation or incurring additional indebtedness (subject to certain exceptions) without the consent of the Banks. There can be no assurance that the Company will be able to obtain the consent of the Banks to any such merger, consolidation or acquisition or to the incurrence of additional debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

    In addition, the Company's ability to manage growth successfully will require the Company to continue to improve its operational, management and financial systems and controls. Certain of the Company's key employees have not had experience in managing companies larger than the Company. If the Company's management is unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially and adversely affected. See "Business-- Management."


COMPETITION


    The industry in which the Company operates is highly competitive in most product categories and geographic regions. The Company believes that competition is largely based on price, quality, breadth of product lines, distribution capabilities (including quick delivery times) and customer service. The Company competes for business with a relatively small number of full-line national
manufacturers  and  a   much  larger  number   of  regional  manufacturers   and
manufacturers with limited product lines. In certain circumstances, due primarily to factors such as freight rates, quick delivery times and customer preference for local suppliers, certain manufacturers and suppliers may have a competitive advantage over the Company in a given region. See "Business--Competition."


CONTROL OF THE COMPANY BY RIPPLEWOOD; OTHER ANTI-TAKEOVER PROVISIONS


    Holders of the Company's Class A Common Shares are entitled to one vote per share and holders of the Class B Common Shares are entitled to ten votes per share. Upon completion of the Offering, Ripplewood will own all of the outstanding Class B Common Shares, representing 79.1% of the combined voting power of the outstanding Common Shares. In addition, under the Company's Amended and Restated Shareholder Agreement (the "Shareholder Agreement"), Ripplewood will generally control the voting of an additional 1.9% of the outstanding Common Shares (assuming exercise of all of the outstanding Options) which, with Ripplewood's Class B Common Shares, collectively would represent 81.0% of the combined voting power of the Common Shares. Consequently, Ripplewood will be able, without the approval of the Company's other shareholders, to (i) elect all of the Company's directors, (ii) amend the Company's amended articles of incorporation with respect to most matters or effect a merger, sale of assets or other major corporate transaction, (iii) defeat any non-negotiated takeover attempt, (iv) convert its Class B Common Shares into Class A Common Shares and sell such shares without participation in such sale by the Company's other shareholders and (v) otherwise control the outcome of virtually all matters submitted for a shareholder vote. See "Description of Capital Shares." Control by Ripplewood may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Shares might receive a premium over prevailing market prices for their shares. Timothy C. Collins, Matthew O. Diggs, Jr. and Matthew M. Guerreiro, each of whom is a director of the Company, are Senior Managing Director and Chief Executive Officer, non-executive Chairman of the Board and a principal, respectively, of Ripplewood.



    In addition, certain provisions of the Company's amended articles of incorporation and certain provisions of the Ohio General Corporation Law (the "OGCL") may have the effect of discouraging non-negotiated takeover attempts of the Company. These provisions include so-called "blank check" preferred shares and the Ohio Merger Moratorium Act. See "Description of Capital Shares." The Board of Directors, without shareholder approval, can issue "blank check" preferred shares with conversion and other rights that could adversely affect the rights of the holders of Class A Common Shares. The Ohio Merger Moratorium Act is intended to delay a person who acquires voting shares of an Ohio corporation without the approval of the Board of Directors from engaging in any merger, asset sale or other transaction resulting in a financial benefit to such person.


DEPENDENCE ON KEY PERSONNEL


    The Company's affairs are managed by a small number of key management and operating personnel, the loss of any one of whom could have an adverse impact on the Company. See "Business-- Management."

ENVIRONMENTAL COMPLIANCE


    The Company is subject to regulation under various federal, state and local laws and regulations relating to the environment. These laws and regulations govern the generation, storage, transportation, disposal and emission of various substances. Permits are required for operation of the Company's business, and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes it is in substantial compliance with such laws and permitting requirements. The Company also is subject to regulation under various federal, state and local laws and regulations which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed. The Company expects to incur on-going capital and operating costs to maintain compliance with applicable environmental laws that the Company does not expect to be, in the aggregate, material to its financial condition, results of operations or liquidity. The Company cannot predict the environmental laws or regulations that may be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of existing laws or regulations, may require additional expenditures by the Company, some or all of which may be material. See "Business-- Environmental Compliance."


NO PRIOR MARKET FOR CLASS A COMMON SHARES; POSSIBLE VOLATILITY OF PRICE


    Prior to the Offering, there has been no public market for the Class A Common Shares. Although the Class A Common Shares have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiations among the Company, Ripplewood and representatives of the Underwriters and may not be indicative of the price at which the Class A Common Shares will trade after completion of the Offering. See "Underwriting." There can be no assurance that the prices at which the Class A Common Shares will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters. In addition, factors such as variations in the Company's actual and anticipated operating results, announcements by the Company or others and developments affecting the Company could cause the market price of the Class A Common Shares to fluctuate significantly. Broad market fluctuations and general economic and political conditions also may adversely affect the market price of the Class A Common Shares, regardless of the Company's performance.


NO ANTICIPATED CASH DIVIDENDS


    The Company does not intend to pay any cash dividends on the Common Shares in the near term. See "Dividend Policy." In addition, the Company will not be permitted to pay cash dividends to holders of the Common Shares under the terms of the Company's Amended Credit Facility and may in the future enter into loan or other agreements or issue debt securities or preferred shares that restrict the payment of cash dividends on the Common Shares. See "Description of Certain Indebtedness."


SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of substantial numbers of Class A Common Shares (including shares issued upon the exercise of Options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Shares. If such sales reduce the market price of the Class A Common Shares, the Company's ability to raise additional capital in the equity markets could be adversely affected.

    Upon completion of the Offering (assuming the Underwriters' over-allotment option is not exercised), 1,522,550 Class A Common Shares into which the Class B Common Shares held by Ripplewood may be converted, 312,050 Class A Common Shares held by the Company's management and other shareholders and 272,750 Class A Common Shares issuable upon exercise of Options held by management will continue to be "restricted shares" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Such shares may not be resold unless registered under the Securities Act or sold pursuant to an exemption from such registration, including, among others, the exemption provided by Rule 144 under the Securities Act. After the Offering, Ripplewood and the other parties to the Shareholder Agreement will have certain incidental registration rights with respect to any Class A Common Shares owned by them, and Ripplewood will have two demand registration rights with respect to Common Shares owned by it. See "Principal and Selling Shareholders--Shareholder Agreement" and "Shares Eligible for Future Sale."



    The Company and the Company's shareholders, to the extent that such shareholders are not selling shares in the Offering, have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option to purchase or otherwise dispose of any Class A Common Shares or securities convertible into or exercisable or exchangeable for Class A Common Shares, other than the Class A Common Shares offered hereby, for a period of 360 days after the date of this Prospectus without the consent of the representatives of the Underwriters; provided, however, that the Company may issue: (i) options pursuant to any employee stock option plan in effect on the date of this Prospectus, (ii) Class A Common Shares upon the conversion or exercise of securities or options and
(iii) commencing 90 days after the date of this Prospectus, Class A Common Shares or securities convertible into or exercisable or exchangeable for Class A Common Shares in mergers, acquisitions or similar transactions. See "Underwriting" and "Shares Eligible for Future Sale."


DILUTION


    Investors in the Offering will experience immediate dilution in the amount of $15.14 per share in the net tangible book value of their Class A Common Shares from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale by the Company of 1,900,000 of the Class A Common Shares offered in the Offering, at an assumed initial public offering price of $13.50 per share, are estimated to be approximately $22,650,000 ($26,150,000 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and expenses of the Offering payable by the Company. The Company intends to use such net proceeds to prepay its 11.75% Senior Notes due 2002 (the "Senior Notes due 2002"), which mature on December 31, 2002, and its 11.75% Senior Notes due 2003 (the "Senior Notes due 2003" and, together with the Senior Notes due 2002, the "Senior Notes"), which mature on December 31, 2003. The Company will pay a prepayment premium of $2,400,000 to the holders of the Senior Notes in connection with such prepayment. The Company intends to fund the remaining amount needed to prepay the Senior Notes and to pay such prepayment premium with borrowings of $19,750,000 under the Amended Credit Facility. See "Description of Certain Indebtedness."



    As of March 29, 1996, the outstanding principal amount of the Senior Notes was $40,000,000, of which the outstanding principal amount of the Senior Notes due 2002 was $25,000,000 and the outstanding principal amount of the Senior Notes due 2003 was $15,000,000. Mandatory annual prepayments in the amount of $6,250,000 on the Senior Notes due 2002 and $3,750,000 on the Senior Notes due 2003 must be made, if not previously paid, commencing in 1999 and 2000, respectively. The Senior Notes bear interest at the rate of 11.75% per annum. The Senior Notes due 2002 were issued in connection with the 1994 Restructuring. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1994 Restructuring." The Senior Notes due 2003 were issued in October 1995 to finance, in part, the acquisition of Dur-O-Wal.


    The Company will not receive any proceeds from the sale of Class A Common Shares in the Offering by the Selling Shareholders.

                                DIVIDEND POLICY

    The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate declaring and paying cash dividends on the Common Shares in the near term. The decision whether to apply legally available funds to the payment of dividends on the Common Shares will be made by the Board of Directors of the Company from time to time in the exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds and the Company's obligations with respect to any then outstanding class or series of its preferred shares.


    The Company will be restricted by the terms of the Amended Credit Facility from paying cash dividends on the Common Shares and may in the future enter into loan or other agreements or issue debt securities or preferred shares that restrict the payment of cash dividends on Common Shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at March 29, 1996, and as adjusted to give effect to the Offering and the application of the estimated $22,650,000 of net proceeds to the Company therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.



                                                         AT MARCH 29, 1996
                                                    ---------------------------
                                                                   AS ADJUSTED
                                                                     FOR THE
                                                       ACTUAL      OFFERING(1)
                                                    -------------  ------------
                                                          (IN THOUSANDS)
Long-term debt (including current portion):
  Borrowings under Credit Facility................  $   17,070(2)   $   36,820
  11.75% Senior Notes due 2002....................      25,000          --
  Debt discount...................................        (555)         --
  11.75% Senior Notes due 2003....................      15,000          --
  Other long-term debt............................         294             294
                                                    -------------  ------------
    Total long-term debt (3)......................  $   56,809      $   37,114
                                                    -------------  ------------
Shareholders' equity (4):
  Preferred Shares, without par value: 5,000,000
   shares authorized, no shares issued and
   outstanding....................................       --             --
  Class A Common Shares, without par value:
   20,000,000 shares authorized, 2,804,500 shares
   issued; 20,483,300 shares authorized, 4,012,050
   shares issued, as adjusted (5).................     $17,483         $31,870
  Old Class B Common Shares, without par value:
   15,000,000 shares authorized, 485,500 shares
   issued.........................................       1,942         --
  Class B Common Shares, without par value,
   1,522,500 shares authorized, 1,522,550 shares
   issued, as adjusted............................      --              10,123
  Cumulative foreign currency translation
   adjustment.....................................        (139   )        (139 )
  Excess pension liability........................         (50   )         (50 )
  Retained earnings(6)............................       7,929           5,635
  Treasury shares, Class A Common, 2,000 shares;
   no shares as adjusted..........................         (81   )     --
                                                    -------------  ------------
    Total shareholders' equity....................      27,084          47,439
                                                    -------------  ------------
Total capitalization..............................  $   83,893     $    84,553
                                                    -------------  ------------
                                                    -------------  ------------


- ------------------------------

(1) Adjusted to reflect the Offering and, immediately prior to the consummation of the Offering, (i) the conversion of the 1,969,550 Class A Common Shares held by Ripplewood as of March 29, 1996 and the 36,000 Class A Common Shares acquired by Ripplewood from a subsidiary of Onex on April 4, 1996 into 2,005,850 Class B Common Shares, and the subsequent conversion by Ripplewood of 483,300 of its Class B Common Shares into an equal number of Class A Common Shares offered hereby, (ii) the conversion of 485,500 Old Class B Common Shares into Class A Common Shares and (iii) the retirement of 2,000 Class A Common Shares held in treasury.



(2) At March 29, 1996, unutilized availability under the Credit Facility aggregated $7.6 million.


(3)  Includes current portion of long-term debt of $0.03 million.

(4) Immediately prior to consummation of the Offering, the Company will amend its amended articles of incorporation to effect certain changes to its capital shares. See "Description of Capital Shares."


(5) The number of issued and outstanding shares does not include 272,750 Class A Common Shares issuable upon exercise of outstanding Options, all of which will become exercisable upon completion of the Offering.



(6) Adjusted to reflect a charge to earnings for the prepayment premium of $2.4 million, the write-off of financing costs, which are included in intangible assets, of $0.7 million and the write-off of the debt discount of $0.6 million, net of the income tax benefit of $1.4 million related to the repayment of the Senior Notes.

                                    DILUTION



    At March 29, 1996, the net tangible book value (deficit) of the Company was $(30,192,000) or $(9.18) per Common Share. After giving effect to the Offering (assuming an initial public offering price of $13.50 per share), the receipt of the net proceeds to the Company therefrom (after deducting the estimated underwriting discount and expenses of the Offering payable by the Company and the fee payable to Ripplewood for additional services provided in connection with the Offering) and the write-off of financing costs of $745,000 associated with the repayment of the Senior Notes, the pro forma net tangible book value (deficit) of the Company as of March 29, 1996 would have been $(9,091,000) or $(1.64) per Common Share. This represents an immediate increase in net tangible book value of $7.54 per Common Share to existing shareholders and an immediate dilution in net tangible book value of $15.14 per Common Share to purchasers of Class A Common Shares in the Offering at the assumed initial public offering price.


    The following table illustrates the per Common Share dilution to new investors purchasing Class A Common Shares in the Offering:


Assumed public offering price per Common Share (1)..........................             $   13.50
  Net tangible book value (deficit) per Common Share as of March 29, 1996
   before the Offering (2)..................................................  $   (9.18)
  Increase per Common Share attributable to the Offering....................       7.54
  Pro forma net tangible book value (deficit) per Common Share after the
   Offering (2).............................................................                 (1.64)
                                                                                         ---------
  Dilution per Common Share to new investors................................             $   15.14
                                                                                         ---------
                                                                                         ---------


- ------------------------------

(1) Before deducting the estimated underwriting discount and expenses of the Offering payable by the Company and the fee payable to Ripplewood for additional services provided in connection with the Offering.



(2) Net tangible book value (deficit) per Common Share is equal to total tangible assets of the Company less total liabilities divided by the number of Common Shares outstanding with respect to the $(9.18) value and divided by the number of pro forma Common Shares outstanding with respect to the $(1.64) value.



    The following table summarizes as of March 29, 1996, after giving effect to the Offering, the number of Common Shares purchased from the Company, the total consideration paid to the Company and the average price per Common Share paid to the Company with respect to the Common Shares held by existing shareholders of the Company and by purchasers of Common Shares in the Offering (before deducting the estimated underwriting discount and expenses of the Offering payable by the Company and the fee payable to Ripplewood for additional services provided in connection with the Offering) at an assumed initial public offering price of $13.50 per share:



                                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                                    ------------------------  ---------------------------   AVERAGE PRICE
                                                      NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
                                                    -----------  -----------  --------------  -----------  ---------------
Existing shareholders (1).........................    3,634,600       65.7%   $   19,425,000       43.1%           $5.34
New investors.....................................    1,900,000       34.3        25,650,000       56.9           13.50
                                                    -----------  -----------  --------------  -----------
  Total...........................................    5,534,600      100.0%   $   45,075,000      100.0%          $8.14
                                                    -----------  -----------  --------------  -----------
                                                    -----------  -----------  --------------  -----------


- ------------------------

(1) Sales by the Selling Shareholders in the Offering will reduce the number of Common Shares held by the existing shareholders to 1,834,600, or 33.1% of the Common Shares outstanding (26.8%, if the Underwriters' over-allotment option is exercised in full), and will increase the number of Common Shares held by purchasers in the Offering to 3,700,000, or 66.9% of the Common Shares outstanding upon completion of the Offering (73.2%, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."



    The foregoing computations assume: (i) exercise of all the outstanding warrants to purchase 346,600 Class A Common Shares (the "Warrants") at a price of $0.000002 per share and sale in the Offering by the Selling Shareholders of all of the Class A Common Shares for which the Warrants were exercised and (ii) no exercise of any of the outstanding Options. See "Principal and Selling Shareholders." As of March 29, 1996, there were Options outstanding to purchase 272,750 Class A Common Shares at a weighted average price of $2.44 per share, all of which will be immediately exercisable after consummation of the Offering. To the extent additional outstanding Options are exercised, there will be further dilution to new investors. See "Description of Capital Shares."

                            SELECTED FINANCIAL DATA


    The following table sets forth summary financial data for the fiscal years ended December 31, 1991 through 1995, which data have been derived from consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, and which, in the case of the three years ended December 31, 1995, are included elsewhere in this Prospectus. The table also includes data as of and for the three fiscal months ended March 31, 1995, and March 29, 1996, which have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and which, in the opinion of management, reflect all material adjustments of a normal and recurring nature necessary for a fair presentation of such data. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus. Pro forma combined financial statements of the Company and Dur-O-Wal also are presented elsewhere in this Prospectus. See "Pro Forma Combined Financial Information."



                                                                                                            THREE FISCAL MONTHS
                                                                                                                   ENDED
                                                                YEAR ENDED DECEMBER 31,                   ------------------------
                                                --------------------------------------------------------   MARCH 31,    MARCH 29,
                                                  1991       1992       1993         1994        1995        1995         1996
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
                                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OPERATING DATA:
  Net sales...................................  $  68,532    $71,462  $  75,154       $82,341    $92,802     $17,977      $23,615
  Cost of sales...............................     48,607     53,054     55,427        58,011     63,990      12,555       16,146
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Gross profit................................     19,925     18,408     19,727        24,330     28,812       5,422        7,469
  Selling, general and administrative
   expenses...................................     13,259     15,144(1)    14,568       16,722    18,698       4,315        5,629
  Amortization of goodwill and intangibles....      2,540      1,978      1,303         1,305      1,491         349          406
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Income from operations......................      4,126      1,286      3,856         6,303      8,623         758        1,434
  Interest expense, net.......................      8,541      8,727     10,118         6,017(2)     4,231        909       1,585
  Other expense (income), net.................     --         --         --               873         (3)     --                8
  Provision (benefit) for income taxes (3)....     (1,006)      (826)       (89)           95        690      --              242
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Income (loss) before extraordinary item.....     (3,409)    (6,615)    (6,173)         (682)     3,705        (151 )       (401 )
  Extraordinary item, net of tax..............     --         --         --            31,354(2)    --        --           --
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Net income (loss)...........................    $(3,409)   $(6,615)   $(6,173)      $30,672     $3,705       $(151 )      $(401 )
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Net income (loss) available to common
   shareholders...............................  $  (3,409)   $(6,615) $  (6,173)      $30,175        $71       $(363 )      $(401 )
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
                                                ---------  ---------  ---------  ------------  ---------  -----------  -----------
  Income (loss) per share available to common
   shareholders before extraordinary item and
   before dividends, accretion and redemption
   of redeemable preferred shares.............  $  (35.87) $  (69.60) $  (64.95)       $(0.34)     $1.04      $(0.05 )     $(0.12 )
  Income (loss) per share available to common
   shareholders before extraordinary item.....     (35.87)    (69.60)    (64.95)        (0.58)      0.02       (0.12 )      (0.12 )
  Net income (loss) per common and common
   equivalent share before dividends,
   accretion and redemption of redeemable
   preferred shares (4).......................     (35.87)    (69.60)    (64.95)        15.17       1.04       (0.05 )      (0.12 )
  Net income (loss) per common and common
   equivalent share (4).......................     (35.87)    (69.60)    (64.95)        14.92       0.02       (0.12 )      (0.12 )
  Weighted average common and common
   equivalent shares outstanding (4)..........     95,039     95,039     95,039     2,021,918  3,560,808   2,956,789    3,333,389



                                                                                                                   AS OF
                                                                    AS OF DECEMBER 31,                    ------------------------
                                                   -----------------------------------------------------   MARCH 31,    MARCH 29,
                                                     1991       1992       1993       1994       1995        1995         1996
                                                   ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                   (IN THOUSANDS)
BALANCE SHEET:
  Total assets...................................  $  76,696    $75,114    $75,818    $72,371   $103,860     $75,396     $107,052
  Long-term debt (including current portion).....     60,262     64,225     64,483     24,552     53,012      26,635       56,809
  Shareholders' equity...........................      4,496     (2,224)    (8,848)    27,674     27,485      27,313   27,084



                     (see footnotes on the following page)

                                                                                                            THREE FISCAL MONTHS
                                                                                                                   ENDED
                                                                  YEAR ENDED DECEMBER 31,                 ------------------------
                                                   -----------------------------------------------------   MARCH 31,    MARCH 29,
                                                     1991       1992       1993       1994       1995        1995         1996
                                                   ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                                                                   (IN THOUSANDS)
OTHER OPERATING DATA:
  EBITDA (5).................................     $8,622     $5,211     $7,073     $9,802    $12,891      $1,686       $2,748
  Cash flow from operating activities........       (736)       882      2,503     (7,576)     8,226      (2,133 )     (3,652 )
  Cash flow from investing activities........       (456)       578     (1,617)    (2,075)   (26,321)       (503 )       (665 )
  Cash flow from financing activities........        500      2,992     --          3,912     18,256       2,170        3,777
  Capital expenditures.......................        447        695      1,647      2,082      2,730         505          667
  Management fees (6)........................        250        250        250        250        250          63           84


- ------------------------------
(1)  Includes charges of $1.1 million to bad debt and restructuring reserves.


(2) In December 1992, the Company defaulted on certain financial covenants in its senior debt and was unable to make payments of principal and interest as they came due. From December 1992 to May 1994, the Company accrued additional penalty interest on its senior debt. In May 1994, the Company reached an agreement with its lenders to restructure its debt, resulting in an extraordinary gain of $31.4 million net of income tax effect of $0.1 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--1994 Restructuring" and Note 3 to the consolidated financial statements of the Company.



(3) In 1991, 1992 and 1993, an income tax benefit was recorded to the extent the Company was able to carryback losses to obtain federal or state income tax refunds. In 1994, the provision for income taxes related to alternative minimum taxes. In 1995, the provision for income taxes was reduced to reflect the utilization of net operating losses from 1992 and 1993. The provision for income taxes in the first quarter of 1996 reflects non-deductible goodwill amortization and a net operating loss in Canada on which no tax carryback is available.



(4) Net income (loss) per common and common equivalent share before dividends, accretion and redemption of preferred shares and net income (loss) per common and common equivalent share are based on the weighted average common and dilutive common equivalent shares outstanding during the period. For the purposes of calculating net income (loss) per common and common equivalent share, common equivalent shares issued more than 12 months prior to the Offering are excluded in periods with a net loss available to common shareholders. Common equivalent shares issued less than 12 months prior to the Offering are included for all periods presented. Common share equivalents include the number of shares issuable upon the exercise of the outstanding Options and Warrants less shares that could be purchased with the proceeds from the exercise of the Options and Warrants, based on the assumed initial public offering price of $13.50 per share.



(5) EBITDA represents earnings before interest expense, other expense or income, income taxes, depreciation and amortization. Other expense of $873,000 in 1994 represents non-recurring costs associated with an acquisition that was not completed. The accrued interest component of cash flow from operating activities was $2.1 million, $7.6 million and $(10.9) million in 1992, 1993, and 1994, respectively. EBITDA is presented because such data is used by certain investors to determine the Company's ability to meet its debt service requirements and is a component in the interest rate and covenant structure of the Company's Credit Facility. Management believes EBITDA provides a useful measurement of cash available for paying interest, repaying debt, and making capital expenditures. EBITDA has not been presented as an alternative to operating income as determined in accordance with generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as determined in accordance with generally accepted accounting principles as a measure of liquidity or ability to meet all cash needs. Not all companies define EBITDA consistently; caution must be used in comparing this measurement to EBITDA of other companies. See the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.



     The following reconciles net income (loss) to EBITDA:



                                                                                                  THREE FISCAL MONTHS
                                                                                                         ENDED
                                                        YEAR ENDED DECEMBER 31,                 ------------------------
                                         -----------------------------------------------------   MARCH 31,    MARCH 29,
                                           1991       1992       1993       1994       1995        1995         1996
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)......................  $  (3,409) $  (6,615) $  (6,173) $  30,672     $3,705       $(151)       $(401 )
Extraordinary item.....................     --         --         --        (31,354)    --          --           --
Provision for taxes....................     (1,006)      (826)       (89)        95        690      --              242
Interest expense.......................      8,541      8,727     10,118      6,017      4,231         909        1,585
Other (income) expense.................     --         --         --            873         (3)     --                8
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
Income from operations.................      4,126      1,286      3,856      6,303      8,623         758        1,434
Depreciation...........................      1,956      1,947      1,914      2,194      2,777         579          908
Amortization of intangibles and
 goodwill..............................      2,540      1,978      1,303      1,305      1,491         349          406
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
EBITDA.................................     $8,622     $5,211     $7,073  $   9,802  $  12,891  $    1,686   $    2,748
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------
                                         ---------  ---------  ---------  ---------  ---------  -----------  -----------



(6) Management fees are paid to the controlling and another shareholder of the Company. Such fees are included in selling, general and administrative expenses. Following the Offering, the Company will no longer be charged such a management fee. See "Certain Relationships and Related Party Transactions."

                    PRO FORMA COMBINED FINANCIAL INFORMATION


    The unaudited pro forma combined financial information is based upon the historical consolidated financial statements of the Company and Dur-O-Wal adjusted to give effect to the Dur-O-Wal Acquisition. The pro forma combined statements of operations give effect to the Dur-O-Wal Acquisition as if it occurred on January 1, 1995. The unaudited pro forma combined financial information does not give effect to any other transactions and does not purport to represent the Company's results of operations had the Dur-O-Wal Acquisition, in fact, occurred on such date, or the results that can be expected for the Company in the future. The pro forma combined financial information should be read in conjunction with the Company's and Dur-O-Wal's historical consolidated financial statements and the notes thereto included elsewhere in this Prospectus.



              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1995


                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)



                                                                                       PRO FORMA
                                                                 DUR-O-WAL FOR THE    ADJUSTMENTS
                                                                 PERIOD JANUARY 1,   RELATED TO THE
                                                 THE COMPANY,      1995 THROUGH        DUR-O-WAL       PRO FORMA
                                                AS REPORTED(1)   OCTOBER 15, 1995     ACQUISITION      COMBINED
                                               ----------------  -----------------  ----------------  -----------
Net sales....................................         $92,802        $  20,893        $      --         $113,695
Cost of sales................................          63,990           15,318              669     (2)     79,977
                                               ----------------       --------          -------       -----------
  Gross profit...............................          28,812            5,575             (669     )     33,718
Selling, general and administrative
 expenses....................................          18,698            3,370             (569      (3)     21,516
                                                                                             17     (2)
Amortization of goodwill and intangibles.....           1,491              181              158     (4)      1,830
                                               ----------------       --------          -------       -----------
Income from operations.......................           8,623            2,024             (275     )     10,372
Other expenses:
  Interest expense, net......................           4,231              449            2,033     (5)      6,264
                                                                                           (449      (6)
  Other, net.................................              (3  )            24               --               21
                                               ----------------       --------          -------       -----------
Income before income taxes...................           4,395            1,551           (1,859     )      4,087
Provision (benefit) for income taxes.........             690              674             (681      (7)        683
                                               ----------------       --------          -------       -----------
Net income...................................           3,705              877           (1,178     )      3,404
Dividends on Redeemable Preferred Shares.....            (470  )            --               --             (470 )
Accretion on Redeemable Preferred Shares.....            (192  )            --               --             (192 )
Redemption of Redeemable Preferred Shares in
 excess of book value........................          (2,972  )            --               --           (2,972 )
                                               ----------------       --------          -------       -----------
Net income (loss) available to common
 shareholders................................             $71             $877      $    (1,178     )      $(230 )
                                               ----------------       --------          -------       -----------
                                               ----------------       --------          -------       -----------
Net income (loss) per share..................           $0.02                                             $(0.08 )
                                               ----------------                                       -----------
                                               ----------------                                       -----------
Weighted average common and common equivalent
 shares outstanding(8).......................       3,560,808                                          3,036,236
                                               ----------------                                       -----------
                                               ----------------                                       -----------



                     (see footnotes on the following page)

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS



                FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 1995



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                         PRO FORMA
                                                                                        ADJUSTMENTS
                                                                                       RELATED TO THE
                                                         THE COMPANY,                    DUR-O-WAL        PRO FORMA
                                                         AS REPORTED     DUR-O-WAL      ACQUISITION       COMBINED
                                                        --------------  -----------  ------------------  -----------
Net sales.............................................        $17,977    $   5,980      $      --           $23,957
Cost of sales.........................................         12,555        4,287            211      (2)     17,053
                                                        --------------  -----------        ------        -----------
  Gross profit........................................          5,422        1,693           (211      )      6,904
Selling, general and administrative expenses..........          4,315          871              6      (2)      5,136
                                                                                              (56       (3)

Amortization of goodwill and intangibles..............            349           57             50      (4)        456
                                                        --------------  -----------        ------        -----------
Income from operations................................            758          765           (211      )      1,312
Other expenses:
  Interest expense, net...............................            909          119            642      (5)      1,551
                                                                                             (119       (6)

  Other, net..........................................             --            6             --                 6
                                                        --------------  -----------        ------        -----------
Income before income taxes............................           (151 )        640           (734      )       (245 )
Provision (benefit) for income taxes..................             --          278           (278       (7)         --
                                                        --------------  -----------        ------        -----------
Net income (loss).....................................          $(151 )       $362          $(456      )      $(245 )
Dividends on Redeemable Preferred Shares..............           (150 )         --             --              (150 )
Accretion on Redeemable Preferred Shares..............            (62 )         --             --               (62 )
                                                        --------------  -----------        ------        -----------
Net income (loss) available to common shareholders....          $(363 )       $362   $       (456      )      $(457 )
                                                        --------------  -----------        ------        -----------
                                                        --------------  -----------        ------        -----------
Net income (loss) per share...........................         $(0.12 )                                      $(0.15 )
                                                        --------------                                   -----------
                                                        --------------                                   -----------
Weighted average common and common equivalent shares
 outstanding(8).......................................      2,956,789                                     2,956,789
                                                        --------------                                   -----------
                                                        --------------                                   -----------


- ------------------------------


(1) Includes the results of Dur-O-Wal for the period October 16 to December 31, 1995.



(2) To record depreciation on higher building value of $0.7 million over 15 years and higher machinery and equipment values of $4.1 million over 5 years.



(3) To remove expenses incurred by Dur-O-Wal related to the sale of Dur-O-Wal to the Company, comprised of $317,000 for a terminated compensation plan, $202,000 for management fees to Dur-O-Wal's former controlling shareholder and $50,000 for professional fees, with respect to the year ended December 31, 1995, and $56,000 for management fees to Dur-O-Wal's former controlling shareholder, with respect to the three fiscal months ended March 31, 1995.



(4) To record additional goodwill amortization over 40 years on goodwill of $17,167,000 in excess of Dur-O-Wal historical goodwill amortization of $229,000 per year.



(5) To record increase in interest expense, including amortization of financing costs, on the Senior Notes of $15.0 million at 11.75% and draws on the Credit Facility of $8.6 million at 8.75%, the rate in effect at the time of the draws related to the Dur-O-Wal Acquisition.



(6) To remove Dur-O-Wal interest expense for debt of $2.6 million retired on October 16, 1995.



(7) To record income tax effect of previous entries at the incremental rate rather than the effective rate.



(8) Net income (loss) per common and common equivalent share before dividends, accretion and redemption of preferred shares and net income (loss) per common and common equivalent share are based on the weighted average common and dilutive common equivalent shares outstanding during the period. For the purposes of calculating net income (loss) per common and common equivalent share, common equivalent shares issued more than 12 months prior to the Offering are excluded in periods with a net loss available to common shareholders. Common equivalent shares issued less than 12 months prior to the Offering are included for all periods presented. Common share equivalents include the number of shares issuable upon the exercise of the outstanding Options and Warrants less shares that could be purchased with the proceeds from the exercise of the Options and Warrants, based on the assumed initial public offering price of $13.50 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO AND THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.


INDUSTRY


    The Company operates in a cyclical and seasonal industry and changes in demand for construction services have a material impact upon the Company's sales and profitability. The non-residential building and multi-family residential segments of the construction industry suffered a sharp decline from 1990 through 1991 due to the combined impact of a cyclical recession and other factors. This sharp decline had a material adverse impact upon demand for the Company's products and the Company's results of operations. Beginning in 1993, demand began to recover, although growth in spending in the non-residential building and multi-family residential segments of the construction industry was slower than that historically experienced during the early phases of an economic recovery. The recovery continued in 1994 and 1995, and the dollar volume of new contract awards for non-residential building, infrastructure and multi-family residential segments of the construction industry (collectively, "Heavy Construction") grew by 11.6% in 1994 and 7.4% in 1995. In light of these conditions, the information presented below under "Business--The Industry" is important for understanding the discussion of historical financial results presented below.


ACQUISITION OF DUR-O-WAL


    On October 16, 1995, the Company acquired Dur-O-Wal, a leading manufacturer of masonry accessories with a principal manufacturing facility in Aurora, Illinois and six other service/distribution facilities in North America (two of which have subsequently been consolidated into Company facilities). Dur-O-Wal's net sales, which were $24.7 million in 1994 (as reclassified by the Company) and $25.7 million in 1995 on a pro forma combined basis, are made principally to masonry block manufacturers and wholesalers of masonry materials throughout North America. The cash purchase price of $23.6 million, including acquisition costs, was financed by borrowings of $8.6 million under the Credit Facility and the issuance of $15 million of Senior Notes due 2003. The acquisition of Dur-O-Wal was accounted for as a purchase, and the results of Dur-O-Wal have been included in the accompanying consolidated financial statements of the Company since the date of acquisition.



    The cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their fair market values, including goodwill of $17,167,000, which is being amortized over 40 years and will create annual amortization of $429,000. In determining the amortization period of 40 years, the Company considered the basic construction use of the Dur-O-Wal products and the minor changes in technology which have occurred in the past in the masonry industry. Further, the Dur-O-Wal tradename has been in use for marketing masonry products for over 50 years. The carrying value of goodwill is assessed for recoverability by management when changes in circumstances indicate that the carrying amount may not be recoverable, based on an analysis of undiscounted future expected cash flows from the use and ultimate disposition of the asset.


1994 RESTRUCTURING


    Following  the acquisition  of the  Company by  an investor  group led  by a subsidiary of Onex in 1989, the Company had a highly leveraged capital structure. In December 1992, in part, as a result of that leverage and the impact of the severe downturn in the Heavy Construction industry between 1990 and 1991, the Company defaulted on certain financial covenants in the agreement relating to its senior debt and was unable to make payments of principal and interest as they came due. In May 1994, the Company completed the 1994 Restructuring in which it exchanged common shares, preferred shares and cash for all its outstanding debt. As part of the 1994 Restructuring, the Company's senior revolving line of credit note of $7 million in principal amount, senior promissory notes of $35 million in aggregate principal amount and senior subordinated promissory notes of $20 million in aggregate principal amount were exchanged for $22.8 million in cash, 863,400 Old Class B Common Shares (valued at

$1.7 million based on the price per share paid for the Class A Common Shares issued to the existing holders of Class A Common Shares described in the next paragraph), 50,000 12% preferred shares (valued at their aggregate redemption value of $5 million) and 50,000 zero coupon preferred shares (with an aggregate redemption value of $5 million but valued at their fair market value of $1.7 million). In addition, junior subordinated notes in aggregate principal amount of $2.7 million payable to former shareholders were repaid for $520,000 in cash. Accrued interest of $14.6 million on all outstanding debt was repaid.



    The Company funded the cash portion of the 1994 Restructuring through the issuance of additional Class A Common Shares to the existing holders of Class A Common Shares for $4 million, the issuance of the Senior Notes due 2002 (which included the Warrants) for $25 million, the establishment of a $20 million revolving credit facility under which it borrowed $6 million and cash on hand of $3 million. As a result of the 1994 Restructuring, the Company's debt was reduced by $33.8 million and the Company recognized an extraordinary gain of $31.4 million (net of income tax effect of $0.1 million).


RESULTS OF OPERATIONS


    The following table summarizes the Company's results of operations as a percentage of net sales for the years 1993 through 1995 and the three fiscal months ended March 31, 1995 and March 29, 1996:


                                                      YEAR ENDED DECEMBER 31,                 THREE FISCAL MONTHS ENDED
                                           ----------------------------------------------  -------------------------------
                                                                                  PRO                       PRO FORMA(1)
                                                       HISTORICAL               FORMA(1)                  ----------------
                                           ----------------------------------  ----------    MARCH 31,       MARCH 31,
                                              1993        1994        1995        1995         1995             1995
                                           ----------  ----------  ----------  ----------  -------------  ----------------
Net sales................................      100.0%      100.0%      100.0%      100.0%       100.0%           100.0%
Cost of sales............................       73.8        70.5        69.0        70.3         69.8             71.2
                                               -----       -----       -----       -----        -----            -----
Gross profit.............................       26.2        29.5        31.0        29.7         30.2             28.8
Selling, general and administrative
 expenses................................       19.4        20.3        20.1        18.9         24.0             21.4
Amortization of goodwill and
 intangibles.............................        1.7         1.5         1.6         1.7          2.0              1.9
                                               -----       -----       -----       -----        -----            -----
Income from operations...................        5.1         7.7         9.3         9.1          4.2              5.5
Interest expense, net....................       13.4         7.3         4.6         5.5          5.0              6.5
Other, net(2)............................         --         1.1          --          --           --               --
                                               -----       -----       -----       -----        -----            -----
Income (loss) before income taxes and
 extraordinary item......................       (8.3)       (0.7)        4.7         3.6         (0.8)            (1.0)
Provision (benefit) for income taxes.....       (0.1)        0.1         0.7         0.6           --               --
                                               -----       -----       -----       -----        -----            -----
Income (loss) before extraordinary
 item....................................       (8.2)       (0.8)        4.0         3.0         (0.8)            (1.0)
Extraordinary item, net of tax...........         --        38.1(3)        --         --
                                               -----       -----       -----       -----        -----            -----
Net income (loss)........................       (8.2)%      37.3%        4.0%        3.0%        (0.8)%           (1.0)%
                                               -----       -----       -----       -----        -----            -----
                                               -----       -----       -----       -----        -----            -----


                                             MARCH 29,
                                               1996
                                           -------------
Net sales................................       100.0%
Cost of sales............................        68.4
                                                -----
Gross profit.............................        31.6
Selling, general and administrative
 expenses................................        23.8
Amortization of goodwill and
 intangibles.............................         1.7
                                                -----
Income from operations...................         6.1
Interest expense, net....................         6.8
Other, net(2)............................          --
                                                -----
Income (loss) before income taxes and
 extraordinary item......................        (0.7)
Provision (benefit) for income taxes.....         1.0
                                                -----
Income (loss) before extraordinary
 item....................................        (1.7)
Extraordinary item, net of tax...........
                                                -----
Net income (loss)........................        (1.7)%
                                                -----
                                                -----


- ------------------------------

(1) The unaudited pro forma results of operations as a percentage of net sales are derived from the unaudited pro forma combined financial information included elsewhere in this Prospectus. The unaudited pro forma combined financial information gives effect to the Dur-O-Wal Acquisition as if it had occurred on January 1, 1995 and reflects the purchase method of accounting, after giving effect to pro forma adjustments. The unaudited pro forma combined financial information does not give effect to any other transaction and does not purport to represent the Company's results of operations had such transactions, in fact, occurred on that date, or the results that can be expected in the future. See "Pro Forma Combined Financial Information."


(2)  Represents costs associated with an acquisition which was not completed.

(3) The 1994 Restructuring resulted in an extraordinary gain of $31.4 million net of income tax effect of $0.1 million. See "1994 Restructuring" and Note 3 to the Company's consolidated financial statements.


     COMPARISON OF THREE FISCAL MONTHS ENDED MARCH 29, 1996 AND MARCH 31, 1995



    Net sales increased $5.6 million, or 31.1%, from $18.0 million in the first quarter of 1995 to $23.6 million in the first quarter of 1996. On a pro forma combined basis, the Company's net sales declined by $0.4 million, or 1.7%, from $24.0 million in the first quarter of 1995. Operating results during the first quarter of 1996 were adversely affected by the severe winter weather experienced in the eastern portion of the United States, which delayed many construction projects.

    Net sales by product category as reported in the Company's consolidated financial statements and on a pro forma combined basis were as follows:



                                                                             PRO FORMA FOR THE DUR-
                                                                                     O-WAL
                                               HISTORICAL                         ACQUISITION
                             ----------------------------------------------  ----------------------
                              THREE FISCAL MONTHS     THREE FISCAL MONTHS     THREE FISCAL MONTHS
                                     ENDED                   ENDED                   ENDED
                                 MARCH 31, 1995          MARCH 29, 1996          MARCH 31, 1995
                             ----------------------  ----------------------  ----------------------
                               AMOUNT         %        AMOUNT         %        AMOUNT         %
                             -----------  ---------  -----------  ---------  -----------  ---------
                                               (IN MILLIONS, EXCEPT PERCENTAGES)
Concrete accessories
 (including concrete paving
 products).................   $    18.0      100.0%   $    18.6       78.8%   $    18.0       75.0%
Masonry accessories........      --          --             5.0        21.2         6.0        25.0
                                  -----   ---------       -----   ---------       -----   ---------
                              $    18.0      100.0%   $    23.6      100.0%   $    24.0      100.0%
                                  -----   ---------       -----   ---------       -----   ---------
                                  -----   ---------       -----   ---------       -----   ---------



    Net sales of concrete accessories increased by $0.6 million, or 3.3%, to $18.6 million in the first quarter of 1996 due to fair market demand in spite of the adverse weather. On a pro forma combined basis, net sales of masonry accessories declined by $1.0 million, or 16.7%, to $5.0 million in the first quarter of 1996 due to severe winter weather which adversely affected the sales of "hot dip" galvanized masonry accessories used in exterior building walls. In addition, a competitor entered the market for "hot dip" masonry accessories late in 1995 which also adversely affected sales of this product in the first quarter of 1996.



    Gross profit increased $2.1 million, or 38.9%, from $5.4 million in the first quarter of 1995 to $7.5 million in the first quarter of 1996. This increase was largely due to the acquisition of Dur-O-Wal in October 1995, but higher gross margins were also realized on the Company's sales due to improved selling prices, favorable material cost variances and, to a lesser extent, a shift in sales mix toward higher margin products. In the first quarter of 1996, gross margins were 31.6% of net sales versus 30.2% of net sales in the first quarter of 1995. On a pro forma combined basis, gross margin increased from 28.8% of net sales in the first quarter of 1995 to 31.6% of net sales due to the factors mentioned above.



    Selling, general and administrative ("SG&A") expenses, excluding amortization of goodwill and intangibles, increased by $1.3 million, or 30.5%, from $4.3 million in the first quarter of 1995 to $5.6 million in the first quarter of 1996. Dur-O-Wal accounted for $0.9 million of the increase, with the remainder due to new product literature and advertising expenses, the opening of an additional service center in Westfield, MA, and the one-time costs associated with the consolidation of two service/ distribution centers in Toronto. On a pro forma combined basis, SG&A expenses, excluding amortization of goodwill and intangibles, in the first quarter of 1995 were $5.1 million.



    Net interest expense increased by $0.7 million from $0.9 million in the first quarter of 1995 to $1.6 million in the first quarter of 1996, due to higher debt resulting from the acquisition of Dur-O-Wal and the redemption of $10.0 million of the Company's preferred shares completed during October 1995. On a pro forma combined basis, net interest expense remained constant at $1.6 million.



    The Company did not have any provision for income taxes in the first quarter of 1995 as U.S. net operating losses were being utilized. The provision for income taxes in the first quarter of 1996 reflects non-deductible goodwill amortization and a net operating loss in Canada on which no tax carryback is available.



    Net loss increased from $0.2 million in the first quarter of 1995 to $0.4 million in the first quarter of 1996 due to the factors described above.


    COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1995


    The recovery of the Heavy Construction industry continued during 1995, with the total value of construction projects started during the year (excluding single family homes) increasing by an estimated

7.4%, as reported by McGraw-Hill Dodge. Net sales increased $10.5 million, or 12.8%, from $82.3 million in 1994 to $92.8 million in 1995, including Dur-O-Wal's net sales of $4.8 million from October 16, 1995, the date of its acquisition. On a pro forma combined basis, the Company's net sales increased by $6.7 million, or 6.3%, from $107.0 million in 1994 to $113.7 million in 1995.

    Net sales by product category as reported in the Company's consolidated financial statements and on a pro forma combined basis were as follows:


                                                HISTORICAL                     PRO FORMA FOR THE DUR-O-WAL ACQUISITION
                              ----------------------------------------------  ------------------------------------------
                                       1994                    1995                 1994(1)                 1995
                              ----------------------  ----------------------  --------------------  --------------------
                                AMOUNT         %        AMOUNT         %       AMOUNT        %       AMOUNT        %
                              -----------  ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)

Concrete accessories
 (including concrete paving
 products)..................   $    82.3       100.0%  $    88.0        94.8%     $82.3       76.9%     $88.0       77.4%
Masonry accessories.........      --          --             4.8         5.2       24.7       23.1       25.7       22.6
                                   -----   ---------       -----   ---------  ---------  ---------  ---------  ---------
                              $     82.3       100.0% $     92.8       100.0% $   107.0      100.0% $   113.7      100.0%
                                   -----   ---------       -----   ---------  ---------  ---------  ---------  ---------
                                   -----   ---------       -----   ---------  ---------  ---------  ---------  ---------



(1) Gives effect to the Dur-O-Wal Acquisition as if it had occurred on January 1, 1994.



    Net sales of concrete accessories increased by $5.7 million, or 6.9%, to $88.0 million in 1995 principally due to strong market demand, and, to a lesser extent, internally developed new products as well as the introduction of the new line of formliner products added with the acquisition of C&B Construction Supplies, Inc. on June 1, 1995. On a pro forma combined basis, net sales of masonry accessories increased by $1.0 million, or 4.0%, to $25.7 million in 1995 largely due to increased volume of hot-dipped products and, to a lesser extent, new product introductions.



    Gross profit increased $4.5 million from $24.3 million, or 29.5% of net sales, in 1994 to $28.8 million, or 31.0% of net sales, in 1995, primarily due to improved pricing and reduced manufacturing costs. Price improvements reflect the results of a three-year program (initiated in 1993) to pass on raw material cost increases and to better reflect the value of the Company's services, such as quick delivery, and its high product quality. The price improvements allowed the Company to reach the pricing levels that existed prior to the recession of 1990-1991 for some products. Continued emphasis on cost containment, favorable product mix shifts to higher margin products and lower transportation costs also contributed to the gross margin improvement. Dur-O-Wal contributed $0.9 million to gross profit in 1995 during the two and one-half months following its acquisition. On a pro forma combined basis, gross profit increased $3.3 million, from $30.4 million, or 28.4% of net sales, in 1994, to $33.7 million, or 29.7% of net sales, in 1995 as a result of the Company's improved performance, discussed above. However, on a pro forma combined basis, gross margin of 29.7% of net sales in 1995 was less than the Company's actual gross margin of 31.0% of net sales as masonry accessories generally have a lower gross margin than concrete accessories.



    SG&A expenses, excluding amortization of goodwill and intangibles, increased $2.0 million from $16.7 million, or 20.3% of net sales, in 1994, to $18.7 million, or 20.1% of net sales, in 1995. The addition of a new service/distribution center in Westfield, Massachusetts and costs associated with new product sales efforts and management information systems installation were the primary sources of increased SG&A expenses. The addition of Dur-O-Wal added $0.7 million to SG&A expenses in 1995 from the date of its acquisition. On a pro forma combined basis, SG&A expenses, excluding amortization of goodwill and intangibles, increased from $20.6 million in 1994 to $21.7 million in 1995 but decreased as a percentage of net sales from 19.2% in 1994 to 19.1% in 1995 due to Dur-O-Wal having a lower ratio of SG&A expenses to net sales.


    Net interest expense decreased from $6.0 million in 1994 to $4.2 million in 1995, primarily as a result of the 1994 Restructuring, which reduced outstanding debt by $33.8 million. In October 1995, the

Company increased its borrowings by $23.6 million to acquire Dur-O-Wal, which resulted in an additional $0.5 million of interest expense from the date of the acquisition. On a pro forma combined basis, net interest expense for 1995 was $6.3 million.



    During October 1995, the Company repurchased from The Prudential Insurance Company of America and Pruco Life Insurance Company (collectively, "Prudential") all the then outstanding redeemable preferred shares at their $10.0 million aggregate redemption value and all the then outstanding Old Class B Common Shares for a total of $3.5 million (or $4.00 per share) plus a payment of $1.9 million ($1.0 million of which is payable in quarterly installments during 1996) to extinguish certain rights of Prudential under the predecessor to the Shareholder Agreement (the "Old Shareholder Agreement"). Both such redeemable preferred shares and such Old Class B Common Shares had been issued to Prudential in the 1994 Restructuring and were repurchased, in part, to facilitate the Dur-O-Wal Acquisition. Under the Old Shareholder Agreement, the consent of Prudential would have been required to complete the Dur-O-Wal Acquisition. The repurchase of such redeemable preferred shares was financed through borrowings of $10 million under the Credit Facility, which resulted in an additional $0.2 million of interest expense in 1995. In connection with such repurchase and the Dur-O-Wal Acquisition, during October 1995, the Company also sold Class A Common Shares and Old Class B Common Shares at $4.00 per share to its existing shareholders, the holders of its Senior Notes, certain members of management and new investors for net proceeds of $4.9 million.



    Other expense, net, of $0.9 million in 1994 represents costs associated with an acquisition that was not completed.


    Income tax expense was $0.7 million, or 15.7% of income before taxes, in 1995, reflecting the favorable impact of utilization of the majority of the Company's net operating loss carryforwards to reduce the effective tax rate. On a pro forma combined basis, the effective tax rate of 17.3% of income before taxes exceeded the Company's effective tax rate of 15.7% in 1995 due to the additional non-deductible goodwill amortization arising from the Dur-O-Wal Acquisition.


    Income before extraordinary item increased by $4.4 million from a loss of $0.7 million in 1994 to income of $3.7 million in 1995 due to the factors described above. Net income decreased by $27.0 million in 1995 compared to 1994 due to the absence of the extraordinary gain of $31.4 million related to the forgiveness of debt recorded as a result of the 1994 Restructuring.


    COMPARISON OF YEARS ENDED DECEMBER 31, 1993 AND 1994


    Net sales increased $7.1 million, or 9.4%, from $75.2 million in 1993 to $82.3 million in 1994 as a result of a moderate recovery in Heavy Construction activity and, to a lesser extent, added sales from new products. For the first four months of 1994, net sales were depressed due to unusually adverse weather conditions throughout the United States. Blizzards, ice storms and floods largely shut down construction in some regions. The last eight months of the year were exceptionally strong with record sales achieved by the Company in six of these eight months. The combination of a strong overall market with a slow weather-suppressed start for the year resulted in sales increases late in the year. According to McGraw-Hill Dodge, the total value of construction projects started in 1994 (excluding single family homes) increased by 11.6% from the 1993 level.



    Gross profit increased by $4.6 million from $19.7 million, or 26.2% of net sales, in 1993, to $24.3 million, or 29.5% of net sales, in 1994, largely due to general price increases in improving economic markets, stable raw material prices and a favorable shift in product mix. Cost reduction and productivity programs in manufacturing also contributed slightly to the gross margin improvement.



    SG&A expenses, excluding amortization of goodwill and intangibles, increased $2.1 million from $14.6 million, or 19.4% of net sales, in 1993 to $16.7 million, or 20.3% of net sales, in 1994. Of the increase, $1.0 million is attributable to wages and other direct employee expenses, as the Company invested in customer contact and sales service personnel and the formula based incentive compensation plan grew with improved performance. Depreciation expense accounted for $0.2 million of the increase in SG&A due to an investment in a new management information system. In addition, the

Company incurred $0.3 million in start up costs associated with the system installation. Promotional and travel expenses increased $0.3 million, as the Company updated catalogs, introduced a new Spanish-language catalog for sales in Mexico, and expanded promotional activities.



    Net interest expense decreased from $10.1 million, or 13.4% of net sales, in 1993 to $6.0 million, or 7.3% of net sales, in 1994 as a result of the 1994 Restructuring.



    Net income increased to $30.7 million in 1994 compared to a net loss of $6.2 million in 1993 largely due to the extraordinary gain of $31.4 million related to the forgiveness of debt recorded as a result of the 1994 Restructuring. The loss before extraordinary item decreased by $5.5 million from $6.2 million in 1993 to $0.7 million in 1994 due to the factors discussed above.


LIQUIDITY AND CAPITAL RESOURCES


    The Company's capital requirements relate primarily to capital expenditures, debt service and the cost of acquisitions. Historically, the Company's primary sources of financing have been cash from operations, borrowings under its revolving line of credit and, in 1994 and 1995, the issuance of long-term debt and equity.



    Net cash provided by operating activities was $8.2 million for 1995. Operating cash flow consisted of net income of $3.7 million, non-cash charges of $4.3 million for depreciation and amortization and other changes in net working capital of $0.2 million. Net cash used in operating activities was $3.6 million for the first quarter of 1996. Uses of operating cash flow included a $0.4 million net loss, seasonal increases in receivables and inventory of $1.5 and $2.7 million, respectively, and a decrease in accrued liabilities of $1.9 million. The drop in accrued liabilities reflects the payment of annual incentive compensation, estimated income tax payments and a $0.5 million payment to former shareholders. Sources of operating cash flow in the first quarter of 1996 included $1.3 million from non-cash charges for depreciation and amortization and $1.7 million from seasonal growth in accounts payable.



    At March 29, 1996, working capital was $14.3 million compared to $11.4 million at March 31, 1995. Of the increase, $1.1 million is attributable to the acquisition of Dur-O-Wal while $1.8 million is a result of deferred tax benefits recognized in the latter part of 1995. The ratio of current assets to current liabilities was 1.8 to 1 at March 29, 1996 and 1.9 to 1 at March 31, 1995.



    The Company has an agreement in principle with the Banks to amend the Credit Facility concurrent with, and conditional upon, consummation of the Offering. The Amended Credit Facility will provide for (i) a term loan (the "Term Loan") and (ii) a revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility will terminate in four years, with interest options based on (a) Bank One, Dayton NA's prime rate or (b) LIBOR plus an amount between 1.00% and 2.25% (LIBOR plus 1.50% if the Amended Credit Facility had been in place at March 29, 1996) depending on the level of EBITDA and certain other financial ratios. A commitment fee of between 0.125% and 0.375% per annum will be payable on the average unused amount depending on the level of EBITDA and certain other financial ratios. If the Amended Credit Facility had been in place at March 29, 1996, the commitment fee would have been 0.25% per annum. Amounts available under the Revolving Credit Facility will be equal to the lesser of (i) $36.5 million or (ii) the sum of (x) 85% of eligible accounts receivable, (y) 60% of eligible inventories and (z) an amount equal to $10 million upon closing of the Offering, decreasing in steps to zero on September 30, 1997. At March 29, 1996, if the Revolving Credit Facility had been in place, $29.7 million would have been available thereunder, of which $17.1 million of borrowings would have been outstanding. The principal amount of the Term Loan will be the lesser of $13.5 million or 70% of the appraised value of the Company's fixed assets. An appraisal is currently being conducted. If the appraised value of the Company's fixed assets were equal to the depreciated book value of such assets at March 29, 1996, the amount of the Term Loan would be $12.2 million. The Term Loan will be due in full four years from its date of issuance with mandatory quarterly principal payments of $843,750 plus interest. The Term Loan will permit the Company to choose from various interest rate options. The Amended Credit Facility will contain restrictive covenants which, among other things, will require the Company to maintain certain specified financial ratios and will limit the Company's ability to incur debt, make acquisitions and capital expenditures and pay dividends. See "Description of Certain Indebtedness." The Company intends to draw down $19.75 million on this facility which, with the proceeds of the Offering, will be used to retire $40 million of outstanding Senior Notes and to pay a prepayment premium of $2.4 million in connection therewith.



    Borrowing levels vary during the course of a year based upon the Company's seasonal working capital needs. The Company's sales are highly seasonal due to the impact of weather on the Heavy Construction industry. Beginning at the end of the first quarter, the Company's sales typically increase sharply, reaching a peak around the end of the second quarter or beginning of the third quarter. The Company's accounts receivable normally increase between 50% to 70% from the beginning of the year to the end of the third quarter. Accounts receivable are highest in the months of May through September, and averaged $15.0 million during such months in 1994 and $15.7 million during such months in 1995. Inventory generally begins to buildup during the middle of the first quarter and remains at a high level until the fourth quarter. In 1994, the average inventory was $10.4 million and in 1995 it was $11.1 million. The average inventory turnover ratio for 1994 was 5.0 and in 1995 was 4.8. This results in a seasonal need for working capital. During the fourth quarter, sales and working capital typically experience a seasonal decline. The maximum borrowings outstanding under the Credit Facility during 1995 were $18.4 million on October 16, 1995 immediately following the Dur-O-Wal Acquisition and the repurchase of the redeemable preferred shares and certain of the Old Class B Common Shares. Absent these two transactions, seasonal peak borrowings under the Credit Facility during 1995 would have been $3.2 million at April 14, and July 13, 1995. Outstanding borrowings dropped to $13.3 million at December 31, 1995 as seasonal working capital needs declined and rose to $17.1 million at March 29, 1996 as seasonal working capital needs increased.



    At March 29, 1996, the Company had $39.7 million of long-term debt outstanding, net of debt discount and excluding the Credit Facility, with a weighted average interest rate of 12.08% and final maturities from 1999 through 2005.


    The Company made $2.7 million in capital expenditures during 1995. The largest expenditure was a $1.0 million acquisition of equipment and the associated construction of a new facility to house an epoxy coating line in Parsons, Kansas. Other significant investments in 1995 included a construction nail stake machine, an automated resistance welder for the concrete paving products line, equipment for a new mechanical rebar connector product, additional computers and software.


    The Company made $0.7 million in capital expenditures in the first quarter of 1996 and has planned additional capital expenditures during the remainder of 1996 of approximately $1.2 million with up to an additional $0.6 million in capital expenditures associated with the paving acquisition completed on April 29, 1996. Major projects include a new truss machine for Dur-O-Wal's Aurora, Illinois plant, improved air handling and water cooling in Miamisburg, Ohio, a major upgrade of the chemical laboratory and new liquid chemical production equipment for the Oregon, Illinois facility and an additional automated side frame machine for the concrete paving products line in Parsons, Kansas.



    The Company believes that its liquidity, capital resources and cash flows from operations are sufficient to fund planned capital expenditures, working capital requirements and debt service in the absence of additional acquisitions.



    The Company intends to fund future acquisitions with cash, securities or a combination of cash and securities. To the extent the Company uses cash for all or a part of any such acquisition, it expects to raise such cash primarily from cash generated from operations, borrowings under the Amended Credit Facility or, if feasible and attractive, issuances of long-term debt or additional Class A Common Shares. However, under the terms of the Amended Credit Facility the Company will be prohibited from incurring additional debt (subject to certain exceptions) and from merging or consolidating with, or acquiring the stock of, any corporation without the consent of the Banks. In addition, the amount available under the Amended Credit Facility will not be sufficient to finance all the Company's anticipated acquisitions and its working capital requirements.

EFFECTS OF INFLATION



    Inflation generally affects the Company by increasing interest expense and by increasing the cost of labor, equipment and raw materials, primarily steel. The Company does not believe that inflation has had a material effect on the Company's business over the past three years. In the past, the Company has been able to pass along to its customers all or a portion of the effects of steel price increases by increasing selling prices or imposing cost surcharges. There can be no assurance that the Company will able to continue to pass on the cost of such increases in the future.



RECENTLY ISSUED ACCOUNTING STANDARDS



    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed Of," which addresses the identification and measurement of asset impairments and requires recognition of impairment losses on long-lived assets when book values exceed expected future cash flows. The Company was required to adopt the provisions of SFAS No. 121 in the first quarter of 1996. The application of this standard will not have a material impact on the Company's financial position or results of operations.



    In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which establishes new accounting and disclosure requirements for stock-based employee compensation plans. The Company will adopt this standard in 1996 by continuing to follow the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and presenting the required pro forma disclosures. The application of this standard will not have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

GENERAL


    The Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction on the basis of sales. The Company's products are used primarily in two segments of the construction industry: non-residential building projects such as institutional buildings, retail sites, commercial offices and manufacturing facilities; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways. On an historical basis, the dollar volume of non-residential building and infrastructure construction in North America has been less cyclical than that of single family residential construction. The Company had 1995 net sales of $92.8 million and 1995 net sales of $113.7 million on a pro forma combined basis.



    The Company was founded in 1924 under the name The Dayton Sure-Grip and Shore Company. Following the 1982 acquisition of Superior Concrete Accessories, Inc., the Company evolved from a regional company to a large, geographically diversified firm. Between 1991 and June 1995, the Company completed four small acquisitions and, in October 1995, the Company acquired Dur-O-Wal, which had net sales of $25.7 million in 1995 on a pro forma combined basis, for a cash purchase price of $23.6 million (including acquisition costs). The Company believes that Dur-O-Wal is a leading manufacturer of masonry accessories and the largest manufacturer of masonry wall reinforcement in North America on the basis of sales. On April 29, 1996, the Company purchased certain assets of a privately-held concrete paving products manufacturer based in Kankakee, Illinois for a cash purchase price of approximately $5 million (including estimated acquisition costs and subject to post-closing adjustments). The Company intends to combine the acquired business (the principal products of which are welded dowel assemblies and epoxy-coated steel bar stock) with its existing concrete paving products business. The Company believes that, in addition to the offering consolidation savings, this acquisition will enable it to enter certain new markets and to better serve existing customers in the Midwest.



    The Company believes that its distribution system is the largest in its industry, consisting of a network of 22 Company-operated service/distribution centers in the United States and Canada and over 3,000 customers, including stocking dealers, brokers, rebar fabricators, precast concrete manufacturers and brick and concrete block manufacturers. The Company believes that its ability to deliver quality products to customers quickly using its on-line inventory tracking system gives it a competitive advantage over many of its competitors and encourages customer loyalty. Although the Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction, the industry in which the Company competes is highly competitive in most product categories and geographic regions. The Company competes with a relatively small number of full-line national manufacturers of concrete or masonry accessories and a much larger number of regional manufacturers with limited product lines. See "Business--Competition."



    The Company manufactures most of its products at four principal facilities in the United States using, in many cases, high-volume, automated equipment designed and built or custom modified by in-house personnel. The Company sells approximately 12,300 different products in two principal product lines (concrete accessories, which include concrete paving products, and masonry accessories), including products designed to hold rebar in place, support concrete framework, reinforce masonry walls and create attachment points on concrete or masonry surfaces. The Company's product lines, which the Company believes are the broadest in the industry, are marketed under the DAYTON
SUPERIOR-REGISTERED TRADEMARK- name in the case of concrete accessories and under the DUR-O-WAL-REGISTERED TRADEMARK- name in the case of masonry accessories.



    The Company's senior management team, which has been in place since 1989 and averages over 20 years of manufacturing industry experience, is led by John A. Ciccarelli, its President and Chief Executive Officer, who formerly was the President of The Wheelabrator Corporation, a manufacturer of industrial blast cleaning equipment. The Company also benefits from the experience of Matthew O. Diggs, Jr., its non-executive Chairman, particularly with respect to acquisitions and strategic direction.

Mr. Diggs is the former President and Chief Executive Officer of Copeland Corporation, a manufacturer of refrigerator compressors, and the former Chairman of The Delfield Company, a manufacturer of food service equipment.

    The Company was incorporated in 1959. The Company's principal executive offices are located at 721 Richard Street, Miamisburg, Ohio 45342, and its telephone number is (513) 866-0711.

BUSINESS STRATEGY

    Management is seeking to implement the following business strategy, which is designed to build on the Company's manufacturing and distribution strengths and scale advantages to achieve growth both through acquisitions and internally.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to internal growth, including new product development, the Company intends to continue to grow through acquisitions. The markets in which the Company competes have a large number of relatively small, regional manufacturers and consequently offer consolidation opportunities. The Company seeks acquisitions that complement its existing products or represent product extensions and primarily focuses its acquisition strategy on regional and specialty-product firms. The Company believes it has been able to achieve synergies in its acquisitions through economies of scale in purchasing, manufacturing, marketing and distribution.

    - LEVERAGE EXTENSIVE DISTRIBUTION SYSTEM AND DEALER NETWORK. The Company's extensive distribution system, broad product lines and continuing commitment to customer service and quality have enabled it to attract and maintain the largest dealer network in its industry. The Company utilizes its distribution system and dealer network as a platform for integrating acquisitions and for selling products manufactured by third parties. Sales of third-party products allow the Company to utilize its distribution system to increase sales without making significant capital investments and accounted for approximately 16.5%, or $18.8 million, of the Company's net sales in 1995 on a pro forma combined basis.


    - UTILIZE CUSTOMIZED AUTOMATED MANUFACTURING EQUIPMENT. The Company designs and builds or custom modifies much of the high-volume, automated equipment it uses to manufacture metal concrete accessories and concrete paving products. To develop this equipment, it employs a team of experienced manufacturing engineers and tool and die makers. The Company believes that its customized automated manufacturing equipment provides it with several competitive advantages relative to its competitors, including (i) significantly greater productivity, (ii) lower capital equipment costs,
      (iii) lower scrap rates, (iv) higher product quality, (v) faster product changeover times and (vi) lower inventory levels.



    - DEVELOP NEW PRODUCTS. The Company has a new product development program built around its marketing, engineering and manufacturing personnel. This program establishes goals for, and tracks the success of, new product development in each project group. New products introduced in the last five years (three years, in the case of chemical products), including new products introduced by Dur-O-Wal during such period, accounted for approximately $6.7 million of the Company's net sales in 1995 on a pro forma combined basis.


    - OFFER BROAD PRODUCT LINE. The Company believes it offers the broadest product line in metal accessories for the concrete and masonry construction industry in North America, providing its customers with products designed to meet a wide variety of concrete and masonry construction needs. The Company believes that its customers' ability to order a wide range of products from the Company enhances its sales.

THE INDUSTRY

    The Company's products are used primarily in two segments of the construction industry: non-residential building projects, such as institutional buildings, retail sites, commercial offices and manufacturing facilities; and infrastructure projects, such as highways, bridges, utilities, water and waste treatment facilities and airport runways. The Company's products are also used in multi-family residential construction such as apartments, condominiums and multi-family homes. Because the Company's products are primarily sold through its distribution system and dealer network rather than directly to end-users, the Company cannot determine precisely the percentages of its sales made to individual segments of the construction industry. However, certain of the Company's products can only be used or are predominantly used only in particular segments of the Heavy Construction industry. In addition the Company conducted an informal survey of its customers in 1992 with respect to end-use of selected product lines, and updated the survey in 1994. Based on the survey, an analysis of the potential uses for its products, discussions with customers and management's knowledge of the construction industry, the Company estimates that (i) less than 1% of its net sales are made to the one- and two-family residential construction segment,
(ii) less than 10% of its net sales are made to the multi-family residential construction segment, (iii) approximately 35% of its net sales are made to the infrastructure segment and (iv) the majority of its net sales are made to the non-residential building construction segment.



    The Company believes that approximately 90% of its net sales are made to the non-residential building and infrastructure segments of the construction industry which made up approximately 55% of the United States construction industry in 1994 (with the remainder consisting of one- and two-family residential construction (40%) and multi-family residential construction (5%)). Historically, based upon the dollar volume of contracts awarded for new construction starts, infrastructure, non-residential building and multi-family residential construction, taken together, have been less cyclical than one- and two-family residential construction. The chart below shows the annual percentage change in the total dollar value of construction contracts started during the years 1968 to 1995 for one-family residential construction and for all other types of construction, excluding single family residential construction.


                       DOLLAR VOLUME OF CONTRACTS AWARDED
                            Annual Percentage Change

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 CHANGE FROM PREVIOUS YEAR     HEAVY CONSTRUCTION   SINGLE FAMILY RESIDENTIAL
68                                             14%                          9%
69                                             16%                         -4%
70                                              2%                         -4%
71                                             10%                         41%
72                                              8%                         29%
73                                             13%                          0%
74                                             -3%                        -17%
75                                             -4%                          9%
76                                             12%                         43%
77                                             22%                         40%
78                                             11%                         19%
79                                             15%                         -8%
80                                             -5%                        -23%
81                                              8%                         -8%
82                                              0%                         -2%
83                                             10%                         65%
84                                             12%                          7%
85                                             13%                          3%
86                                              0%                         20%
87                                              4%                          4%
88                                             -1%                          6%
89                                              5%                          1%
90                                             -8%                        -11%
91                                             -9%                         -1%
92                                              2%                         22%
93                                              5%                         12%
94                                             12%                          6%
95E                                             7%                         -8%
96P                                             2%                          7%

- ------------------------

Source: McGraw-Hill Dodge


    Management believes that the 1980s were an unusually active period for real estate development. Debt financing was readily available, due in part to the expansion of savings and loan associations into this area. Equity capital was abundant, due in part to pre-1986 tax laws that allowed investors to offset ordinary income with tax losses from real estate investments. Real estate values expanded rapidly, reflecting general increases in price levels during the 1970s and 1980s as well as growth in household formation due to the maturation of the "Baby Boom" generation.


    The construction industry suffered a sharp decline in 1990 and 1991 with overall demand for Heavy Construction declining by 16.4% during the 1990-91 recession (as defined by the National Bureau of

Economic Research), compared with an average decline of 1.8% in the five recessions (as defined by the National Bureau of Economic Research) experienced during the 25 years prior to that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of the impact of this sharp decline on the Company. The decline in 1990-91 was due to the combined impact of a cyclical recession with other factors, including the impact of the 1986 Tax Reform Act, passage of the Financial Institutions Reform Recovery and Enforcement Act of 1989 ("FIRREA") and a slow-down in the decade-long period of what many regarded as speculative overbuilding. The changes in the tax laws in 1986 and changes in regulatory standards for oversight of financial institutions in 1989 brought about by FIRREA reduced the availability of capital for investment in commercial developments and, combined with a normal, cyclical downturn in the economy, had the effect of severely reducing the level of construction activity at the end of the 1980s.


    NON-RESIDENTIAL   BUILDING   CONSTRUCTION.       Non-residential    building
construction includes projects such as institutional buildings, retail sites, commercial offices and manufacturing facilities. The Company estimates that its sales to this segment of the industry account for more than half of its net sales. The graph below contains data for non-residential building construction and its two segments, commercial and manufacturing construction and institutional construction.


                     NON-RESIDENTIAL BUILDING CONSTRUCTION
                       DOLLAR VOLUME OF CONTRACTS AWARDED
                            (in billions of dollars)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 NON-RESIDENTIAL    COMMERCIAL & INDUSTRIAL   INSTITUTIONAL
67                                    $10.40           11.6
68                                    $12.00           12.3
69                                    $14.70           13.5
70                                    $13.60           13.2
71                                    $13.50           14.7
72                                    $16.20           13.2
73                                    $19.80           14.4
74                                    $18.50           16.2
75                                    $16.70           15.9
76                                    $15.60           15.7
77                                    $20.30           16.6
78                                    $31.50           15.9
79                                    $34.70           18.8
80                                    $36.90             20
81                                    $44.50             21
82                                    $41.80           22.8
83                                    $43.70           24.2
84                                    $56.20           25.9
85                                    $62.80           29.5
86                                    $59.70           31.9
87                                    $62.30           36.5
88                                    $61.10           36.8
89                                    $66.30           39.8
90                                    $53.20           42.2
91                                    $41.00           45.3
92                                    $41.70           45.4
93                                    $43.20           45.5
94                                    $51.50           49.5
95                                    $57.60           51.7

- ------------------------
Source: McGraw-Hill Dodge

(1) Compounded annual growth rate for the period from 1967 through projected
1995

    Certain sectors within this segment of the construction industry generally have experienced more stable historical growth, while other sectors have been affected more by cyclical trends. The less cyclical portion, representing institutional projects (such as government buildings, schools and hospitals), shares certain similarities with infrastructure construction as its funding sources are somewhat independent of the general economy. Funding for construction such as schools and hospitals typically comes from bond issues or real estate taxes.

    The more cyclical portion of this segment includes the construction of commercial offices, commercial retail sites and industrial buildings. Commercial office construction was very active in the mid-1980's due, in part, to strong tax inducements and the wide availability of debt and equity capital to finance commercial development projects. Changes in the tax laws in 1986 and changes in regulatory standards for oversight of financial institutions in 1989 dramatically reduced the availability of capital for investment in commercial developments, and construction decreased accordingly.

    INFRASTRUCTURE CONSTRUCTION. This segment is comprised of construction of highways, bridges, utilities, water and waste treatment facilities and airport runways. The Company estimates that its sales to this segment of the industry account for approximately 35% of the Company's net sales. The graph below illustrates the historical trends in this segment of the construction industry.

                          INFRASTRUCTURE CONSTRUCTION
                       DOLLAR VOLUME OF CONTRACTS AWARDED
                            (in billions of dollars)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               INFRASTRUCTURE
1967                     12.9
1968                     13.8
1969                     15.7
1970                     17.9
1971                     18.2
1972                     18.7
1973                     21.6
1974                       25
1975                     28.4
1976                     35.8
1977                     43.2
1978                       40
1979                     45.5
1980                     34.5
1981                     35.4
1982                     37.5
1983                     37.8
1984                     36.9
1985                     41.4
1986                     42.1
1987                     46.1
1988                     48.1
1989                       49
1990                     49.7
1991                     50.2
1992                     54.6
1993                     58.9
1994                     61.4
1995 Prelim              63.8

- ------------------------
Source: McGraw-Hill Dodge

(1) Compound annual growth rate for the period from 1967 through projected 1995.


    Compared to other segments of the construction industry, infrastructure construction is less dependent on general economic conditions, as funding for infrastructure projects often comes from federal, state and local taxes, user taxes, gasoline taxes and bond issues. In certain instances, infrastructure spending has increased notwithstanding a soft economy, as local and federal governments attempted to offset recessionary trends. There can be no assurance that such increases will be repeated in future recessionary times. Infrastructure construction remained relatively constant during the 1980s, reflecting continued construction of the Federal Highway System as well as implementation of federal water quality standards and continuing airport expansion. The Intermodal Surface Transportation Efficiency Act of 1991 ("ISTEA") authorized up to $155 billion of federal funding for transportation projects for 1992 through 1997.


    MULTI-FAMILY RESIDENTIAL CONSTRUCTION. This segment of the construction industry consists of apartment, condominium and multi-family home construction. The Company estimates that its sales to this segment of the industry account for less than 10% of its net sales. After reaching a peak in 1985, multi-family residential construction declined dramatically, declining by more than two thirds by 1992. Since 1992, spending has increased modestly, but remains below the levels achieved during much of the 1980s.


                     MULTI-FAMILY RESIDENTIAL CONSTRUCTION
                       DOLLAR VOLUME OF CONTRACTS AWARDED
                            (in billions of dollars)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MULTI-FAMILY
67                 $4.80
68                 $7.00
69                 $8.30
70                 $8.40
71                $12.20
72                $15.60
73                $15.70
74                 $9.20
75                 $5.30
76                 $7.20
77                $10.80
78                $13.60
79                $17.30
80                $18.80
81                $18.00
82                $17.40
83                $26.30
84                $28.90
85                $33.10
86                $32.10
87                $27.50
88                $24.00
89                $22.80
90                $17.50
91                $12.40
92                $10.00
93                $11.40
94                $15.00
95                $17.40

- ------------------------
Source: McGraw-Hill Dodge

(1) Compound annual growth rate for the period from 1967 through projected 1995.


ACQUISITIONS

    In addition to internal growth, including new product development, the Company intends to continue to grow through acquisitions. The markets in which the Company competes are generally fragmented with a large number of relatively small, privately held regional manufacturers. The Company believes these markets offer a number of consolidation opportunities and is focusing its acquisition strategy primarily on regional and specialty product firms. The Company seeks acquisitions that complement or extend its existing product lines, offer compatibility in customers or in manufacturing processes, add strong manufacturing or product technology or provide access to new market segments or proprietary products.


    Since 1990, the Company has completed four small asset acquisitions, as well as the acquisition of Dur-O-Wal in 1995 which the Company believes established it as a leading manufacturer of masonry accessories and the largest manufacturer of masonry wall reinforcement in North America on the basis of sales. In addition, on April 29, 1996, the Company purchased certain assets of a privately held concrete paving products manufacturer based in Kankakee, Illinois for a cash purchase price of approximately $5 million (including estimated acquisition costs and subject to post-closing adjustments). The Company intends to combine the acquired business (the principal products of which are welded dowel assemblies and epoxy-coated steel bar stock) with its existing concrete paving products business. The Company believes that, in addition to offering consolidation savings, this acquisition will enable it to enter certain new markets and to better serve existing customers in the Midwest. The table below indicates the principal strategic benefits that the Company believes it has achieved or will achieve with respect to each acquisition. The Company used cash from operations and borrowings on its line of credit to make the acquisitions listed in the table below.



  YEAR     ACQUISITION         CASH PURCHASE PRICE  BUSINESS                         STRATEGIC BENEFITS
- ---------  ------------------  -------------------  -------------------------------  -------------------------------
     1996  Paving products     $5 million(1)        - Regional manufacturer of       - Increases presence in the
            manufacturer                              concrete paving products         Midwest paving market;
                                                                                       permits consolidation of
                                                                                       manufacturing facilities
     1995  Dur-O-Wal           $23.6 million(2)     - Leading manufacturer of        - Established the Company as a
                                                      masonry accessories              leader in the masonry
                                                                                       accessories market; increased
                                                                                       raw material purchasing
                                                                                       power; permitted
                                                                                       consolidation of distribution
                                                                                       facilities.
     1995  C&B Construction    $150,000             - Regional manufacturer of       - Introduced a new line of
            Supplies, Inc.                            textured and profiled liners     concrete formliners for sale
                                                      for concrete forms               through the Company's
                                                                                       distribution system.
     1994  Alpha Rebar         $67,000              - Regional manufacturer of       - Increased presence in the
            Company, Inc.                             paving products                  paving market in Texas and
                                                                                       the surrounding region;
                                                                                       permitted consolidation of
                                                                                       manufacturing facilities.
     1992  Jois Plastics       $75,000              - Regional manufacturer of       - Introduced a new line of
                                                      plastic bar supports             plastic bar supports for sale
                                                                                       through the Company's
                                                                                       distribution system.
     1991  UBS                 $200,000             - Regional manufacturer of       - Increased presence in the
                                                      metal bar supports               Northeast region; permitted
                                                                                       consolidation of
                                                                                       manufacturing facilities.


- ------------------------------

(1) Includes estimated acquisition costs and subject to post-closing adjustments.


(2) Includes acquisition costs.


PRODUCTS


    Although almost all of the Company's products are used in concrete or masonry construction, the function and nature of the products differ widely. The Company currently offers more than 12,300 different items and believes its brand names DAYTON SUPERIOR-Registered Trademark- and DUR-O-WAL-Registered Trademark-are widely recognized in the construction industry. The Company continually attempts to increase the number of products it offers by using two product development teams to introduce new products and refine existing products. Between 1990 and 1995, the Company's net sales of new products developed within the prior five years (three years in the case of chemical products) increased from $3.5 million to $5.5 million including new products introduced by Dur-O-Wal during such period ($6.7 million, on a pro forma combined basis).

    The Company's 1995 net sales of its two principal product lines, on a pro forma combined basis, were as follows:


               PRO FORMA COMBINED 1995 NET SALES BY PRODUCT LINE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     (100% = $113.7 MILLION)
Masonary Accessories                   22.6%
Concrete Accessories (including        77.4%
concrete paving products)


    CONCRETE ACCESSORIES (INCLUDING CONCRETE PAVING PRODUCTS). The Company's concrete accessories products are comprised primarily of wall-forming products, concrete paving products, bridge deck products, bar supports, precast and prestressed concrete construction products, tilt-up construction products and chemicals used in concrete construction. Sales of concrete accessories accounted for approximately $88.0 million, or 77.4%, of the net sales of the Company in 1995, on a pro forma combined basis. The Company estimates that wall-forming products and concrete paving products each accounted for approximately one fifth of its concrete accessories sales on a pro forma combined basis in 1995.


    Wall-forming products, such as snap ties, coil ties, she bolts and he bolts, are used in the fabrication of job-built and prefabricated modular forms for poured-in-place concrete walls. The products, which generally are not reusable, are made of wire or plastic (or a combination of both materials) and generally are manufactured by the Company on customized high-speed automatic equipment.


    The Company's concrete paving products consist primarily of welded dowel assemblies and dowel baskets used to transfer dynamic loads between two adjacent slabs of concrete roadway. Concrete paving products are used in the construction and rehabilitation of roads, highways and airport runways to extend the life of the pavement. The Company manufactures welded dowel assembles primarily using automated and semi-automatic equipment.


    Bridge deck products (used to support the formwork of bridges) include hangers and sidewalk overhang brackets used to support the formwork used by contractors in the construction and rehabilitation of bridges, coil nuts and bolts, haunch carriers, screen supports and cast wing nuts.

    Bar supports are non-structural metal or plastic accessories used to position rebar within a horizontal slab or form to be filled with concrete. Bar supports often are plastic or epoxy coated, galvanized or equipped with plastic tips to prevent creating a conduit for corrosion of the embedded rebar. The Company sells more than 100 basic types of bar supports in a wide variety of standard and custom sizes and finishes.

    Precast and prestressed concrete construction products, such as anchors, inserts, holddowns and pushdowns, are used in the manufacture of precast concrete panels and prestressed concrete beams and structural members. Precast concrete panels and prestressed concrete beams are fabricated away from the construction site and transported to the site for erection. Precast concrete panels are used in the construction of prisons, freeway sound barrier walls, external building facades and other similar applications. Prestressed concrete beams use multiple strands of steel cable under tension embedded in a concrete beam to provide rigidity and bearing strength, and often are used in the construction of bridges, parking garages and other applications where long, unsupported spans are required.


    The Company offers a complete line of inserts, lifting hardware and adjustable beams used in the tilt-up method of construction, in which the concrete floor slab is used as part of a form for casting the walls of a building. After the cast walls have hardened on the floor slab, a crane is used to "tilt up" the walls, which then are braced in place until they are secured to the rest of the structure. Tilt-up construction generally is considered to be a faster method of constructing low-rise buildings than conventional poured-in-place concrete construction.



    The Company also manufactures or distributes chemicals used in concrete construction, including form coatings, bond breakers, curing agents, liquid hardeners, sealers, water repellents, bonding agents, epoxy grouts, floor hardeners, patching cements, self-leveling floor under-layments and coatings. In 1995, the Company manufactured approximately 80% of the chemical products it sold (with the remainder being purchased from third-party manufacturers under private label programs). The Company believes that it is currently a minor competitor in the approximately $1 billion North American market for concrete construction chemicals.


    MASONRY ACCESSORIES. The Company's masonry accessories product line consists primarily of masonry wall reinforcement ("MWR") products, masonry anchors and other accessories used in masonry construction and restoration. These products are manufactured and sold primarily by the Company's Dur-O-Wal subsidiary. Sales of masonry accessories accounted for approximately $25.7 million, or 22.6%, of the net sales of the Company in 1995, on a pro forma combined basis.


    The Company believes that it is the largest manufacturer of MWR products in North America on the basis of sales. MWR products are wire products that are placed between courses of masonry and covered with mortar to add tensile and structural strength to masonry walls in order to control shrinkage and cracking, to provide the principal horizontal reinforcement in engineered masonry walls, to bond masonry wythes (single thicknesses of brick) in composite and cavity walls, to reinforce stack bond masonry and to bond intersecting walls. The products improve the performance and longevity of masonry walls by providing crack control, greater elasticity, higher ductility to withstand seismic shocks and better resistance to rain penetration.



    The Company is one of only two manufacturers of MWR products with the in-house ability to produce hot-dipped zinc galvanized finishes. "Hot-dip" galvanizing occurs after products are fabricated and requires skilled personnel and special systems to prevent the products from adhering to one another. Hot-dipped galvanized finishes are considered to provide superior protection against corrosion compared to mill-galvanized finishes, which are added by the manufacturer of the wire from which MWR products are fabricated. As a result, products with hot-dipped galvanized finishes generally are sold at a premium compared to mill-galvanized products and at greater profit margins. In recent years, model building codes in a number of the regions of the country in which masonry construction is used have been amended to require use of hot-dipped galvanized MWR products. The Company also manufactures MWR products with mill-galvanized finishes.



    The Company sells other masonry accessories such as wall ties, which connect masonry to masonry; masonry anchors, which connect masonry to the building structure; stone anchors, which attach building stone (generally ornamental) to the structural frame of a building; restoration products, which are anchors and ties used in the restoration of existing masonry construction and for seismic retrofitting of existing brick veneer surfaces; and moisture control products, such as flashing and vents, which control the flow of moisture in cavity walls.


DISTRIBUTION


    The Company distributes its products through a system of 22 service/distribution centers located in the continental United States and in two Canadian provinces. Of these centers, 15 are dedicated principally to the distribution of concrete accessories, five are dedicated principally to the distribution of masonry accessories and two carry both concrete and masonry accessories. Most of the Company's products are shipped to the service/distribution centers from the Company's four principal manufacturing plants; however, a majority of the centers also are able to produce smaller batches of some products on an as-needed basis and to fill rush orders. In late 1995 and early 1996, the Company consolidated two Dur-O-Wal service/distribution centers in Toronto, Ontario and Birmingham, Alabama into the Company's existing centers in Toronto and Birmingham. The Company believes that its extensive distribution system is a key element in providing customer service and timely delivery.

    The Company has an on-line inventory tracking system which enables the Company's customer service representatives to identify, reserve and ship inventory quickly from any Company location in response to telephone orders. The system provides the Company with a key competitive advantage since its service representatives are able to answer customer questions about availability and shipping dates while still on the telephone, rather than calling back with the information.

    The Company primarily uses third-party common carriers to ship its products. In 1995, the Company spent over $9 million, on a pro forma combined basis, with third-party common carriers. A study commissioned by the Company and completed in January 1996 indicated that annual savings in the Company's freight expenses of approximately $0.5 million may be achieved through the consolidation of the carrier base, institution of a zone billing structure for freight and handling, and the establishment of a corporate freight management function. The Company is in the process of implementing these recommendations. There can be no assurance that such savings can be achieved or that the level of potential savings projected is correct.

    In addition, the Company utilizes its distribution system to sell products which are manufactured by third parties. These products usually are sold under the Company's name, and often are produced for it on an exclusive basis. Sales of third-party products allow the Company to utilize its distribution network to increase sales without making significant capital investments. Net sales of third-party products were approximately $18.8 million in 1995 on a pro forma combined basis.

CUSTOMERS


    The Company has over 3,000 customers, consisting principally of stocking dealers, brokers, rebar fabricators, precast and prestressed concrete manufacturers and brick and concrete block manufacturers. The Company believes that over 95% of its customers purchase its products for resale, including those that incorporate the Company's products into products manufactured by the customer. The Company's customer base is geographically diverse, with no customer accounting for more than 5% of net sales in 1995 on a pro forma combined basis and with the largest ten customers accounting for less than 16% of net sales in 1995 on a pro forma combined basis. The Company's sales are not concentrated in any particular geographic region. Customers who purchase the Company's products for resale generally do not sell the Company's products exclusively.


    The Company has instituted a certified dealer program for dealers who handle its tilt-up construction products. This program was established to educate dealers in the proper use of the Company's tilt-up products and to assist them in providing engineering assistance to customers. Certified dealers are not permitted to carry other manufacturers' tilt-up products, which the Company believes are incompatible with those sold by the Company and, for that reason, could be unsafe if used with the Company's products. The Company currently has 51 certified dealers of tilt-up construction products, each of which has an exclusive territory in which it is the only dealer certified by the Company.

SALES AND MARKETING


    The Company employs approximately 98 sales and marketing personnel, of whom approximately one-third are salesmen and two-thirds are customer service representatives. Sales and marketing personnel are located in all of the Company's service/distribution centers. The Company believes that it is one of the few manufacturers in the concrete and masonry accessories industry whose sales representatives routinely call on architects and engineers to promote new products and techniques, in recognition of the influence that these professionals can have in the selection of the Company's products for their projects. Company representatives also are active in many concrete and masonry construction industry technical and trade groups.

    The Company produces product catalogs and promotional materials that illustrate certain construction techniques in which the Company's products can be used to solve typical construction problems. These materials are often used by contractors as reference sources at construction sites. The Company also promotes its products through seminars and other customer education efforts.

MANUFACTURING


    Sales of products manufactured by the Company accounted for approximately 83% of its net sales in 1995 on a pro forma combined basis. Most products are manufactured at five principal facilities in the United States, although a majority of the Company's 22 service/distribution facilities can produce smaller lots of some products. The Company's production volumes enable it to design and build or custom modify much of the equipment it uses to manufacture metal concrete accessories and concrete paving products, using a team of experienced manufacturing engineers and tool and die makers. By developing it own automatic high-speed manufacturing equipment, the Company believes that it generally has achieved significantly greater productivity, lower capital equipment costs, lower scrap rates, higher product quality, faster product changeover times and lower inventory levels than most of its competitors. In addition, Dur-O-Wal's ability to "hot-dip" galvanize products at its Aurora, Illinois manufacturing facility provides it with an advantage over most competitors manufacturing MWR products, who lack this internal capability. The Company generally operates its manufacturing facilities two shifts per day, five days per week (six days per week during peak months), with the number of employees increasing or decreasing as necessary to satisfy demand.


RAW MATERIALS

    The Company's principal raw materials are steel wire rod, metal stampings and flat steel, cement and cementitious ingredients, liquid chemicals, zinc and injection-molded plastic parts. The Company currently purchases products from over 100 vendors and is not dependent on any single vendor or small group of vendors for any material portion of its purchases. The costs of raw materials average approximately 70% of the Company's cost of goods sold.

    Steel accounts for more than a third of the Company's total cost of goods sold. In non-recessionary periods, the Company has been able to pass along raw material cost increases to its customers. For example, in 1994, the Company put in place cost surcharges to pass along higher steel costs to its customers.

COMPETITION


    Although the Company believes it is the largest North American manufacturer and distributor of specialized metal accessories used in concrete construction and masonry construction, the industry in which the Company competes is highly competitive in most product categories and geographic regions. The Company competes with a relatively small number of full-line national manufacturers of concrete or masonry accessories and a much larger number of regional manufacturers and manufacturers with limited product lines. The Company believes that competition is largely based on, among other things, price, quality, breadth of product lines, distribution capabilities (including quick delivery times) and customer service. In certain circumstances, due primarily to factors such as freight rates, quick delivery times and customer preference for local suppliers, certain manufacturers and suppliers may have a competitive advantage over the Company in a given region. The Company believes that its size provides it with certain advantages of scale in both distribution and production relative to its competitors.


PATENTS AND TRADEMARKS

    The Company sells most products under the registered trade names DAYTON SUPERIOR-Registered Trademark- and DUR-O-WAL-Registered Trademark-, which the Company believes are widely recognized in the construction industry and, therefore, important to its business. Although certain of the Company's products (and components thereof) are protected by patents, the Company does not believe these patents are material to its business.

FACILITIES

    The  Company's  corporate   headquarters  are  located   at  its   principal
manufacturing plant in Miamisburg, Ohio. The Company's principal facilities are located throughout North America, as follows:


                                                                                 SIZE (SQ.
LOCATION                                   USE                  LEASED/OWNED        FT.)
- ---------------------------  --------------------------------  ---------------  ------------
Miamisburg, Ohio...........  Manufacturing,                           Owned         126,000
                             Service/Distribution
                             and Corporate Headquarters
Kankakee, Illinois.........  Manufacturing and Service/              Leased         107,990
                             Distribution
Aurora, Illinois...........  Manufacturing and Service/               Owned         104,000
                             Distribution
Parsons, Kansas............  Manufacturing and Service/               Owned          98,250
                             Distribution
Parker, Arizona............  Manufacturing and Service/              Leased          60,000
                             Distribution
Birmingham, Alabama........  Service/Distribution                    Leased          55,000
Seattle, Washington........  Service/Distribution                    Leased          42,825
Santa Fe Springs,            Service/Distribution                    Leased          40,000
 California................
Toronto, Ontario...........  Service/Distribution                    Leased          40,000
Oregon, Illinois...........  Service/Distribution                     Owned          39,000
Folcroft, Pennsylvania.....  Service/Distribution                     Owned          32,000
Baltimore, Maryland........  Service/Distribution                     Owned          30,000
Houston, Texas.............  Service/Distribution                    Leased          28,474
Dallas, Texas(1)...........  Service/Distribution                     Owned          22,000
Orlando, Florida...........  Service/Distribution                    Leased          20,000
Westfield, Massachusetts...  Service/Distribution                    Leased          20,000
Denver, Colorado(1)........  Service/Distribution                    Leased          20,000
Denver, Colorado(1)........  Service/Distribution                    Leased          19,800
Hialeah Gardens, Florida...  Service/Distribution                    Leased          19,300
Rushsylvania, Ohio.........  Manufacturing                            Owned          12,000
Montreal, Quebec...........  Service/Distribution                    Leased          11,000
Dallas, Texas(1)...........  Service/Distribution                    Leased          10,000
Mesa, Arizona..............  Service/Distribution                    Leased          10,000
Arlington Heights,           Dur-O-Wal Headquarters                  Leased           5,000
 Illinois..................


(1) The Company intends to consolidate its facilities in these cities when the leases expire.

    The Company believes that its facilities provide adequate manufacturing and distribution capacity for its needs. The Company also believes that all of the leases were entered into on market terms.

EMPLOYEES


    The Company employs approximately 238 salaried and 600 hourly personnel, of whom approximately 300 of the hourly personnel and five of the salaried personnel are represented by labor unions. Employees at the Company's Miamisburg, Ohio; Parsons, Kansas and Aurora, Illinois manufacturing facilities and its service/distribution centers in Baltimore, Maryland and Santa Fe Springs, California are covered by collective bargaining agreements. In 1995, the Company renewed the collective bargaining agreement covering the Miamisburg facility for six years and reopened the collective bargaining agreement covering the Parsons facility (with two years remaining), extending that agreement for an additional three years so that it now expires in 2000. The collective bargaining agreement covering the Aurora, Illinois facility expires in 1998 and the agreement covering the Baltimore, Maryland facility expires in 2001. The collective bargaining agreement that covers five salaried employees at the Company's Santa Fe Springs facility expires in 1996. Twelve hourly employees in Santa Fe Springs are covered by a separate agreement which expires in 1997. The Company believes that it has satisfactory employee and labor relations.

ENVIRONMENTAL COMPLIANCE

    The Company is subject to regulation under various and changing federal, state and local laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, disposal and emission of various substances. Permits are required for operation of the Company's business (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. The Company believes that it is in substantial compliance with such laws and permitting requirements. The Company is also subject to regulation under various and changing federal, state and local laws and regulations which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at its own sites and at facilities where its waste is or has been disposed.


    The Company expects to incur on-going capital and operating costs to maintain compliance with currently applicable environmental laws and regulations. The Company does not expect such costs, in the aggregate, to be material to its financial condition, results of operations or liquidity.


LEGAL PROCEEDINGS

    The Company does not believe that there are any pending legal proceedings to which the Company or any of its subsidiaries is a party which, if adversely determined, would have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The table below sets forth the names, ages as of the date of this Prospectus and titles of the executive officers and directors of the Company.

          NAME                AGE                           POSITION
- -------------------------  ---------  -----------------------------------------------------
John A. Ciccarelli                56  President, Chief Executive Officer and Director
Richard L. Braswell               53  Vice President, Finance and Treasurer
John R. Paine, Jr.                53  Vice President, Sales and Marketing
Michael C. Deis                   45  Vice President, Eastern Division
James C. Stewart                  48  Vice President, Western Division
Mark K. Kaler                     38  Vice President, Engineering
James W. Fennessy                 52  Vice President and General Manager, Dayton Superior
                                       Canada Ltd.
Mario Catani                      62  President of Dur-O-Wal
Matthew O. Diggs, Jr.             63  Director and non-executive Chairman of the Board
Timothy C. Collins                39  Director
Matthew M. Guerreiro              39  Director
Robert B. Holmes                  64  Director

    John A. Ciccarelli has been President of the Company since 1989 and has been Chief Executive Officer and a Director of the Company since 1994.

    Richard L. Braswell has been Vice President, Finance and Treasurer of the Company since 1989.

    John R. Paine, Jr. has been Vice President, Sales and Marketing of the Company since 1984.

    Michael C. Deis has been Vice President, Eastern Division of the Company since 1987.

    James C. Stewart has been Vice President, Western Division of the Company since 1984.

    Mark  K. Kaler  has been  Vice President,  Engineering of  the Company since
1990.

    James W. Fennessy has been a Vice President of the Company and General Manager, Dayton Superior Canada, Ltd. since 1988.

    Mario Catani has been President of Dur-O-Wal since 1984. Dur-O-Wal was acquired by the Company in October 1995.


    Timothy C. Collins has been a director of the Company since 1991 and was Chairman of the Board from June 1994 until December 1995. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood, a private investment firm formed by him in October 1995. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex. Mr. Collins also is a director of Scotsman Industries, Inc.



    Matthew O. Diggs, Jr. has been a director of the Company since October 1995 and non-executive Chairman of the Board since December 1995. Mr. Diggs has been Chief Executive Officer of The Diggs Group, a private investment firm, since 1990. Mr. Diggs has been the non-executive Chairman of Ripplewood since its inception in October 1995. From 1991 to 1994, Mr. Diggs was the Chairman of The Delfield Company, a manufacturer of food service equipment. From 1987 to 1990, Mr. Diggs was Vice Chairman of Copeland Corporation, a refrigerator compressor manufacturer, having served as President and Chief Executive Officer from 1975 to 1987. Mr. Diggs also is a director of Scotsman Industries, Inc.

    Matthew M. Guerreiro has been a director of the Company since February 1994. Mr. Guerreiro has been a principal of Ripplewood since Ripplewood was formed in October 1995. From August 1992 to October 1995, Mr. Guerreiro was a principal in the New York office of Onex and from April 1989 to March 1992 he was a Vice President of Mergers and Acquisitions with Salomon Brothers Inc.



    Robert B. Holmes has been a director of the Company since March 1996. Mr. Holmes is a director of Mitsubishi International Corporation, an advisory director of Ripplewood and a principal of the Lens Fund, a private investment company. From 1986 to 1990, Mr. Holmes was a Managing Director of the New York office of Onex. Prior to that, Mr. Holmes was president of three financial service companies and a General Partner of the predecessor to Lazard Freres & Co. LLC.


    After the Offering is consummated, the Company intends to increase the number of directors to nine and to appoint four additional directors to fill the vacancies so created. The Company has not yet identified any person to fill any of the vacancies.

    All directors of the Company serve terms of one year or until the election of their successor. Officers serve at the pleasure of the Board of Directors.


    There are three committees of the Board of Directors: the Executive Committee (comprised of Messrs. Ciccarelli, Collins and Diggs), the Audit Committee (comprised of Messrs. Collins, Diggs and Holmes) and the Compensation and Benefits Committee (comprised of Messrs. Collins, Diggs and Guerreiro).


DIRECTORS' COMPENSATION


    Each director who is not an employee of the Company or Ripplewood receives an annual retainer of $20,000 payable in Class A Common Shares or options to purchase Class A Common Shares. Directors who also are employees of the Company or Ripplewood receive no additional remuneration for serving as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS


    During 1995, the Compensation and Benefits Committee of the Board of Directors was comprised of Thomas M. Begel and Ewout Heersink, who are former directors of the Company, and Timothy C. Collins.



    During 1993-1995, Mr. Collins and Mr. Heersink were Senior Managing Director of the New York office of and Chief Financial Officer, respectively, of Onex, the former controlling shareholder of the Company. The Company paid a subsidiary of Onex a fee of $93,800, $225,000 and $195,000 in 1993, 1994 and 1995,
respectively. In addition, in October 1995 the Company paid a subsidiary of Onex a fee of $400,000 for financial advisory services in connection with the Dur-O-Wal Acquisition and related financial transactions.



    Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood, the present controlling shareholder of the Company. Since October 1995, the Company has paid Ripplewood an annual management fee of $225,000, payable on a monthly basis. Following the Offering, the Company will no longer pay such management fee to Ripplewood. The Company will pay a fee of $600,000 to Ripplewood for additional services provided in connection with the Offering and related transactions. In addition, the Company reimburses Ripplewood for the allocable costs of certain insurance policies which cover both the Company and Ripplewood. Approximately $175,000 of such costs were allocated to the Company for the period October 13, 1995 to October 13, 1996.


    The Company paid Mr. Begel a management fee of $156,200 in 1993 and $25,000 in each of 1994 and 1995. Currently the Company pays Mr. Begel an annual management fee of $25,000, payable on a monthly basis. Following the Offering, the Company will no longer pay a management fee to Mr. Begel.

EXECUTIVE COMPENSATION

    The following table sets forth, for the year ended December 31, 1995, the compensation paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus for the year exceeded $100,000, in all capacities in which they served:
                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM COMPENSATION
                                                                             --------------------------------
                                                                               AWARDS
                                                                             -----------        PAYOUTS
                                                   ANNUAL COMPENSATION (1)     SHARES     -------------------
                                                   ------------------------  UNDERLYING   LONG TERM INCENTIVE      ALL OTHER
     NAME AND PRINCIPAL POSITION          YEAR       SALARY        BONUS     OPTIONS (2)     PLAN PAYOUTS       COMPENSATION (3)
- --------------------------------------  ---------  -----------  -----------  -----------  -------------------  ------------------
John A. Ciccarelli
 President and Chief Executive Officer       1995  $   175,529  $   105,000      40,000           --               $    3,000
Richard L. Braswell
 Vice President, Finance and Treasurer       1995       93,923       43,000       4,000           --                    2,754
James C. Stewart
 Vice President, Western Division            1995       93,923       43,000       3,000           --                    2,578
John R. Paine, Jr.
 Vice President, Sales and Marketing         1995       93,923       40,000       3,000           --                    2,558
Michael C. Deis
 Vice President, Eastern Division            1995       87,362       45,000       3,000           --                    2,407


- ------------------------------
(1) Mario Catani, the President of Dur-O-Wal, has been employed by the Company since the acquisition of Dur-O-Wal by the Company in October 1995. Dur-O-Wal paid Mr. Catani a salary of $127,000 and a bonus of $34,000 during 1995. During 1996, Dur-O-Wal will pay Mr. Catani a salary of $132,000 and a bonus which has yet to be determined but which will be based upon performance against predetermined objectives.

(2) Options to purchase Class A Common Shares were granted under the Company's 1995 Stock Option Plan at an exercise price of $4.00 per share, the fair market value at the time of grant. The Options have a term of ten years and generally vest three years after grant; however, all of the Options will become immediately exercisable upon consummation of the Offering.

(3)  Employer matching contributions under the Company's Savings (401(k)) Plan.

OPTION GRANTS IN 1995

    The following table sets forth information on the Options granted to the named executive officers in 1995 and the potential realizable value of each grant:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE VALUE
                                NUMBER OF                                                           AT ASSUMED ANNUAL RATES OF
                                 SHARES        % OF TOTAL                                            STOCK PRICE APPRECIATION
                               UNDERLYING    OPTIONS GRANTED                                           FOR OPTION TERM (3)
                                 OPTIONS     TO EMPLOYEES IN     EXERCISE                           --------------------------
NAME                           GRANTED (1)     FISCAL YEAR       PRICE (2)      EXPIRATION DATE         5%            10%
- -----------------------------  -----------  -----------------  -------------  --------------------  -----------  -------------
John A. Ciccarelli...........      40,000           62.0%        $    4.00    October 17, 2005      $   719,603  $   1,240,621
Richard L. Braswell..........       4,000            6.2              4.00    October 17, 2005           71,960        124,062
James C. Stewart.............       3,000            4.7              4.00    October 17, 2005           53,970         93,047
John R. Paine, Jr. ..........       3,000            4.7              4.00    October 17, 2005           53,970         93,047
Michael C. Deis..............       3,000            4.7              4.00    October 17, 2005           53,970         93,047

- ------------------------
(1) All Options granted in 1995 were granted under the Company's 1995 Stock Option Plan. By their terms all Options will become immediately exercisable upon consummation of the Offering. Amounts are adjusted to reflect the Recapitalization and the Option Adjustment. See "Description of Capital Shares."

(2) The exercise price of $4.00 per share is based on the fair market value of the Class A Common Shares at the time of grant.

(3) The 5% and 10% assumed annual compound rates of stock price appreciation from the assumed initial public offering price of $13.50 per share are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Share prices.

FISCAL YEAR-END OPTION VALUES

    The following table sets forth information with respect to the number and value of the unexercised Options held by the named executive officers at December 31, 1995. No Options were exercised by the named executive officers in 1995.

                         FISCAL YEAR-END OPTION VALUES


                                        NUMBER OF SECURITIES
                                       UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                                             OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                          DECEMBER 31, 1995           DECEMBER 31, 1995 (1)
                                    -----------------------------  ----------------------------
NAME                                EXERCISABLE/UNEXERCISABLE (2)  EXERCISABLE/UNEXERCISABLE (2)
- ----------------------------------  -----------------------------  ----------------------------
John A. Ciccarelli................            0/144,000                    $0/1,579,869
Richard L. Braswell...............            0/12,350                      0/134,336
James C. Stewart..................            0/18,600                      0/208,480
John R. Paine, Jr. ...............            0/16,900                      0/188,867
Michael C. Deis...................            0/18,600                      0/208,480


- ------------------------
(1) Calculated on the basis of the fair market value of the underlying securities based upon the assumed initial public offering price of $13.50 per share.

(2)  All  unexercised   Options  will   become  immediately   exercisable   upon
     consummation of the Offering.

PENSION PLAN

    The Company's Employees Retirement Plan provides retirement benefits based upon an individual participant's years of service and final average annual compensation. Final average annual compensation is the average annual compensation (but not in excess of $150,000, which is the maximum amount of compensation on which benefits can accrue under the law in effect in 1995) for the highest five consecutive years of earnings during the last ten years of credited service. The compensation covered by the Employees Retirement Plan includes wages plus any normal incentive award or bonus, but does not include certain special discretionary bonuses. Benefits under the Employees Retirement Plan are limited to the extent required by provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. The following table sets forth the estimated annual retirement benefits under the Employees Retirement Plan payable on a straight life annuity basis to participants in the specified compensation and years-of-service categories, assuming continued active service until normal retirement age and that the Employees Retirement Plan is in effect at such time. Benefits are not subject to deduction for social security or other offset amounts. Each of the named executive officers has six years of credited service under the Employees Retirement Plan.

                               PENSION PLAN TABLE

                                                                               YEARS OF SERVICE
                                                       ----------------------------------------------------------------
REMUNERATION                                              10         15         20         25         30         35
- -----------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$125,000.............................................  $  16,397  $  24,595  $  32,794  $  40,992  $  49,191  $  57,389
 150,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 175,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 200,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 225,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 250,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 300,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639
 400,000.............................................     19,897     29,845     39,794     49,742     59,691     69,639

INCENTIVE BONUS PROGRAM

    The Company's Incentive Bonus Program provides for the payment of bonuses from an annual bonus pool to salaried employees, including all named executive officers of the Company, selected by the President of the Company for participation. The Compensation and Benefits Committee of the Board of Directors determines the incentive bonus of the President of the Company. The amount of the annual pool is determined based upon the degree to which the Company achieves certain targeted levels of sales growth, operating cash flow and earnings before interest and taxes (with the last factor being the most significant). Each participating employee's bonus award is a percentage of the participant's base salary, determined on the basis of (i) the participant's level of participation in the program, as specified by the President of the Company, (ii) the amount of the pool for the year and (iii), in the case of those participants (other than executive officers) for whom an individual performance goal is specified, the degree to which the participant attains the specified performance goal. Up to 30% of the bonus of a participant who is not an executive officer may be based on the attainment of individual performance goals.

STOCK PLANS


    1995 MANAGEMENT STOCK INCENTIVE PLAN. The Board of Directors adopted the 1995 Management Stock Incentive Plan in October 1995 to provide key management employees selected by the Board of Directors with the opportunity to purchase up to a specified maximum number of Class A Common Shares. Nineteen senior managers (including each of the named executive officers of the Company) purchased an aggregate of 187,050 Class A Common Shares under the plan at a price of $4.00 per share. No additional shares are available for sale under the plan.



    1994 AND 1995 STOCK OPTION PLANS. The Company has granted Options to purchase an aggregate of 208,250 Class A Common Shares to 19 employees (including each of the named executive officers of the Company) pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan") and has granted Options to purchase an aggregate of 64,500 Class A Common Shares to such employees pursuant to the Company's 1995 Stock Option Plan (the "1995 Plan"). The Options granted under the 1994 Plan and the 1995 Plan are not generally exercisable until three years after the date of grant; however, all of the Options granted under both plans will become exercisable upon consummation of the Offering in accordance with the terms of the 1994 Plan and the 1995 Plan. The term of each Option is ten years and the exercise price is $1.96 per share (in the case of the 1994
Plan) and $4.00 per share (in the case of the 1995 Plan). No further Options may be granted under either the 1994 Plan or the 1995 Plan.


    1996 STOCK OPTION PLAN. The Company intends to adopt the 1996 Stock Option Plan (the "1996 Plan") and to seek shareholder approval of the 1996 Plan prior to completion of the Offering. The 1996

Plan permits the Compensation and Benefits Committee of the Company's Board of Directors (the "Committee") to grant options to purchase Class A Common Shares to officers and other key employees of the Company, including the named executive officers of the Company, on terms and conditions approved by the Committee, subject to the limitations set forth in the 1996 Plan. As of May 10, 1996, there were eight executive officers and eleven other key employees who would be eligible to receive options under the 1996 Plan. The number of eligible participants may vary from year to year. No options have been granted under the 1996 Plan.


    The maximum number of Class A Common Shares that may be issued upon the exercise of the options granted under the 1996 Plan is 100,000, subject to adjustment in the event of a change in the outstanding Common Shares by reason of a share dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or similar event. Class A Common Shares subject to options which expire or terminate unexercised are again available for issuance upon the exercise of options under the 1996 Plan. The Class A Common Shares that may be issued under the 1996 Plan may be authorized but unissued shares or treasury shares.

    At the time an option is granted, the Committee will determine (i) the exercise price of the option, which may not be less than the average of the high and low sale price of a Class A Common Share on the date the option is granted,
(ii) the period, if any, over which the option will vest and (iii) the maximum term of the option, which may not exceed 10 years from the date of grant. Unless otherwise provided by the Committee, Class A Common Shares issued upon the exercise of options will be subject to the Shareholder Agreement.


    Generally, an option may be exercised only if the holder has been continuously employed by the Company since the option was granted; however, at the time an option is granted, the Committee may specify a period (not to exceed the remaining term of the option) within which the option may be exercised after the holder's employment with the Company terminates. If the Committee does not otherwise determine at or after an option is granted (i) the option will terminate at the time the holders's employment is terminated, if the holder's employment is terminated for cause and (ii) if the holder's employment terminates for any other reason, the option will remain exercisable, to the extent it was exercisable at the time of termination (after giving effect to any acceleration described below) until the earlier of the end of the option term or 90 days (one year, if the termination is as a result of the holder's death, disability or retirement) after the date of termination. If the holder of an option dies during a period following termination of employment during which the option continues to be exercisable, the option will remain exercisable until the earlier of one year from the date of death or the end of the option term. Unless the Committee otherwise determines at the time an option is granted, an option which otherwise is not exercisable will become exercisable immediately upon the death or disability of the holder, the retirement of the holder from the Company at age 65 or older or the occurrence of a change of control of the Company, as defined in the 1996 Plan.


    The exercise price of an option must be paid in full at the time the option is exercised in cash or, in the discretion of the Committee, by delivering Class A Common Shares already owned by the holder of the option with a market value equal to the exercise price, by the Company retaining from the Class A Common Shares to be issued upon the exercise of the option shares having a market value equal to the exercise price or by any combination of cash, already-owned shares and/or retained shares. With the approval of the Committee, the holder of an option also may pay any withholding taxes due upon exercise of the option with already-owned shares, retained shares or a combination thereof.


    The 1996 Plan will be administered by the Committee, which may make all determinations necessary or desirable under the Plan. With the consent of the holder of an option, the Committee at any time may authorize the payment to the holder in cancellation of the option of an amount equal to the difference between the fair market value of the Class A Common Shares which may be acquired upon exercise of the option and the exercise price.


    The 1996 Plan will terminate on the tenth anniversary of its effective date. The Board of Directors may terminate the 1996 Plan at any time and may amend the 1996 Plan from time to time; however, any amendment must be approved by the shareholders if necessary to comply with Rule 16b-3 adopted under the Securities Exchange Act of 1934 or any other applicable law, regulation or stock exchange rule. No amendment or termination of the 1996 Plan may adversely affect any outstanding option without the consent of the holder of the option.


    Options granted under the 1996 Plan may be incentive stock options intended to qualify for the favorable federal tax treatment accorded under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options, as designated by the Committee at the time the option is granted. No incentive stock option can be granted to an officer or key employee who possesses at the time of grant more than 10% of the combined voting power of the Company, unless the exercise price of the option is at least 110% of the fair market value of the Company's Class A Common Shares on the date of grant and the option is not exercisable after five years from the date of grant. The aggregate fair market value of Class A Common Shares with respect to which incentive stock options are exercisable for the first time by an individual in any calendar year cannot exceed $100,000 or such other maximum amount permitted by the Code.


    In general, no federal income tax is imposed on the holder at the time an incentive stock option is granted or exercised, except to the extent that alternative minimum tax results from the exercise of the option. The Company is not entitled to a tax deduction in connection with the grant or exercise of an incentive stock option. If the Class A Common Shares acquired upon exercise of an incentive stock option are held for more than two years after grant of the option and one year after exercise of the option, then any amount realized upon the disposition of such shares in excess of the holder's tax basis will be taxed as long-term capital gain in the year of disposition and the Company will not be entitled to a tax deduction.

    If the Class A Common Shares acquired upon exercise of an incentive stock option are disposed of before the above-described holding periods are satisfied, the disposition will be a disqualifying disposition resulting in recognition of ordinary income to the holder at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price paid with respect to the shares, or (ii) the excess of the amount received, if any, on the disposition of the shares over the exercise price. If the amount realized on a disqualifying disposition exceeds the fair market value of the shares at the time the option was exercised, then, in addition to recognizing ordinary income, the holder also will recognize long- or short-term capital gain to the extent of the excess of the amount received over the fair market value of the Class A Common Shares at the time the option was exercised. A disqualifying disposition will entitle the Company to a tax deduction equal to the amount of ordinary income recognized by the holder.

    No federal income tax is imposed at the time a nonstatutory option is granted. With certain exceptions for payment of the exercise price with already-owned shares, upon exercise of a nonstatutory option, the holder realizes ordinary income for federal income tax purposes to the extent that the fair market value of the Class A Common Shares acquired exceeds the exercise price of the related option on the date of exercise. In addition, the Company is entitled to a deduction for federal income tax purposes at the same time and to the same extent that ordinary income is realized by the holder, provided that the Company satisfies the applicable withholding requirements.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


    Since October 1995, the Company has paid Ripplewood, the present controlling shareholder of the Company, a management fee of $225,000 per year, payable on a monthly basis. The Company will pay Ripplewood a fee of $600,000 at the time the Offering is completed for additional services provided in connection with the Offering and related transactions. The fee paid by the Company to Ripplewood in connection with the Offering and related transactions may not be on as favorable terms to the Company as could have been obtained from a non-affiliate. The Company has also agreed to indemnify Ripplewood against losses arising from Ripplewood's performance of management and financial advisory services on behalf of the Company. After consummation of the Offering, the Company will no longer pay a management fee to Ripplewood. In addition, the Company reimburses Ripplewood for the allocable costs of certain insurance policies purchased by Ripplewood which cover both the Company and Ripplewood. Approximately $175,000 of such costs were allocated to the Company for the period October 13, 1995 to October 13, 1996. In addition, the Company, Ripplewood and the other current shareholders of the Company are parties to the Shareholder Agreement which contains, among other things, provisions with respect to voting, transfer of shares and registration rights. See "Principal and Selling Shareholders--Shareholders Agreement." Timothy C. Collins, Matthew O. Diggs, Jr. and Matthew M. Guerreiro, directors of the Company, are the Senior Managing Director and Chief Executive Officer, Chairman of the Board and a principal, respectively, of Ripplewood.


    From August 1989 to March 18, 1996, Thomas M. Begel was a director of the Company. The Company paid Mr. Begel a management fee of $156,200 in 1993 and $25,000 in each of 1994 and 1995. Currently the Company pays Mr. Begel an annual management fee of $25,000, payable on a monthly basis. Following the Offering, the Company will no longer pay a management fee to Mr. Begel.


    From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of the New York office of Onex, the former controlling shareholder of the Company. The Company paid a subsidiary of Onex a management fee of $93,800, $225,000 and $195,000 in 1993, 1994 and 1995, respectively. In addition, in October 1995 the Company paid a subsidiary of Onex a fee of $400,000 for financial advisory services in connection with the Dur-O-Wal Acquisition and related financing transactions.


    The Company may enter into transactions with its affiliates in the future. However, the Company intends to enter into such transactions only at prices and on terms it believes are no less favorable to the Company than transactions with independent third parties. In addition, the Company's debt instruments generally prohibit the Company from entering into any such affiliate transaction on other than arm's-length terms.

                       PRINCIPAL AND SELLING SHAREHOLDERS


    The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of May 10, 1996 and as adjusted to reflect the sale of Class A Common Shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Class A Common Shares; (ii) each director of the Company; (iii) the Chief Executive Officer of the Company; (iv) the Company's four highest paid executive officers (exclusive of the Chief Executive Officer); (v) each of the Selling Shareholders; and (vi) all directors and executive officers of the Company as a group. Except as otherwise noted, to the Company's knowledge, the persons named in the table below have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. Except as otherwise described in this Prospectus, no Selling Shareholder has held any office or has had any other position or other material relationship with the Company in the last three years.


                                                              SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                                                                                           AFTER THE OFFERING (1)
                                                              PRIOR TO THE OFFERING (1)                   -------------------------
                                                             ---------------------------    NUMBER OF      NUMBER OF    NUMBER OF
                                                              NUMBER OF     PERCENT OF    CLASS A COMMON    CLASS A    CLASS B (2)
                                                               COMMON      TOTAL COMMON    SHARES BEING     COMMON        COMMON
NAME                                                           SHARES         SHARES         OFFERED        SHARES        SHARES
- -----------------------------------------------------------  -----------  --------------  --------------  -----------  ------------
Ripplewood Holdings L.L.C. (3)(4)..........................   2,825,250          72.3%         483,300       459,800     1,522,550
John Hancock Mutual Life Insurance Company (5).............     499,300          12.8%         499,300        --            --
The Paul Revere Life Insurance Company (6).................     332,800           8.5%         332,800        --            --
John A. Ciccarelli (7)(8)..................................     181,500           4.6%          --           181,500        --
Timothy C. Collins (3)(9)..................................   2,825,250          72.3%          --           459,800     1,522,550
Matthew O. Diggs, Jr. (10).................................     125,000           3.2%          --           125,000        --
Matthew M. Guerreiro.......................................      --             --              --            --            --
Robert B. Holmes...........................................      --             --              --            --            --
James C. Stewart (7)(11)(12)...............................      24,950         *               --            24,950        --
Richard L. Braswell (7)(12)(13)............................      15,800         *               --            15,800        --
John R. Paine, Jr. (7)(12)(14).............................      21,900         *               --            21,900        --
Michael C. Deis (7)(11)(12)................................      24,950         *               --            24,950        --
Thomas M. Begel (7)(15)....................................     178,800           4.6%         178,800        --            --
Damon Mezzacappa (7)(16)...................................      71,500           1.9%          71,500        --            --
Michel David-Weill (7)(16).................................      12,900         *               12,900        --            --
David B. Dillard (7)(16)...................................      30,717         *               30,717        --            --
Steven Rattner (7)(16).....................................       6,786         *                6,786        --            --
Dod A. Fraser (7)..........................................       9,000         *                9,000        --            --
Jonathan H. Kagan (7)(16)..................................      10,377         *               10,377        --            --
Saundra L. Gulley (7)......................................       5,450         *                5,450        --            --
David McMillan, Jr. (7)(17)................................       5,470         *                5,470        --            --
Society of the New York Hospital Fund, Inc.(7).............      20,000         *               20,000        --            --
Pierpont Morgan Library(7).................................       2,850         *                2,850        --            --
Educational Broadcasting Corporation (Thirteen-WNET)(7)....       5,750         *                5,750        --            --
Stanley S. Shuman..........................................     125,000           3.2%         125,000        --            --
Textron Collective Investment Trust (18)...................     332,800           8.5%         332,800        --            --
All directors and executive officers as a group (19).......   2,950,250          75.5%          --           584,800     1,522,550


                                                              PERCENT OF
                                                             TOTAL COMMON
NAME                                                            SHARES
- -----------------------------------------------------------  -------------
Ripplewood Holdings L.L.C. (3)(4)..........................         34.1%
John Hancock Mutual Life Insurance Company (5).............       --
The Paul Revere Life Insurance Company (6).................       --
John A. Ciccarelli (7)(8)..................................          3.1%
Timothy C. Collins (3)(9)..................................         34.1%
Matthew O. Diggs, Jr. (10).................................          2.2%
Matthew M. Guerreiro.......................................       --
Robert B. Holmes...........................................       --
James C. Stewart (7)(11)(12)...............................        *
Richard L. Braswell (7)(12)(13)............................        *
John R. Paine, Jr. (7)(12)(14).............................        *
Michael C. Deis (7)(11)(12)................................        *
Thomas M. Begel (7)(15)....................................       --
Damon Mezzacappa (7)(16)...................................       --
Michel David-Weill (7)(16).................................       --
David B. Dillard (7)(16)...................................       --
Steven Rattner (7)(16).....................................       --
Dod A. Fraser (7)..........................................       --
Jonathan H. Kagan (7)(16)..................................       --
Saundra L. Gulley (7)......................................       --
David McMillan, Jr. (7)(17)................................       --
Society of the New York Hospital Fund, Inc.(7).............       --
Pierpont Morgan Library(7).................................       --
Educational Broadcasting Corporation (Thirteen-WNET)(7)....       --
Stanley S. Shuman..........................................       --
Textron Collective Investment Trust (18)...................       --
All directors and executive officers as a group (19).......         36.3%


- ------------------------------
  *  Signifies less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of Common Shares subject to outstanding Options and Warrants exercisable within 60 days.

 (2) Each of the Company's Class B Common Shares is convertible, at the option of the holder, into one Class A Common Share at any time.

 (3) The address of Ripplewood is 712 Fifth Avenue, New York, NY 10019.


 (4) Includes, prior to the Offering, 546,650 Class A Common Shares and, after the Offering, 459,800 Class A Common Shares held by parties to the Shareholder Agreement other than Matthew O. Diggs, Jr., Stanley S. Shuman and the holders of the Senior Notes. Pursuant to the Shareholder Agreement, such shares must be voted in the same manner as the Class B

     Common Shares held by Ripplewood and as to which the holders have granted Ripplewood irrevocable proxies. Also includes 272,750 Class A Common Shares which may be acquired upon the exercise of Options, which shares will be subject to the Shareholder Agreement upon issuance.



 (5) Includes 180,250 Class A Common Shares which may be acquired upon the exercise of Warrants. Also includes 38,850 Class A Common Shares held by, and 27,750 Class A Common Shares which may be acquired upon the exercise of Warrants held by, John Hancock Life Insurance Company of America. The address of John Hancock Mutual Life Insurance Company and John Hancock Life Insurance Company of America is John Hancock Place, 200 Clarendon Street, Boston, MA 02117. John Hancock Mutual Life Insurance Company and certain of its affiliates own 60% of each class of the Senior Notes.



 (6) Includes 83,150 Class A Common Shares which may be acquired upon the exercise of Warrants. Also includes 2,600 Class A Common Shares held by, and 13,850 Class A Common Shares which may be acquired upon the exercise of Warrants held by, The Paul Revere Life Insurance Company, and 7,900 Class A Common Shares held by, and 41,600 Class A Common Shares which may be acquired upon the exercise of Warrants held by, The Paul Revere Variable Annuity Insurance Company. Also includes 168,000 Class A Common Shares held by Textron Collective Investment Trust, an affiliate of The Paul Revere Life Insurance Company. The Paul Revere Life Insurance Company and certain of its affiliates own 40% of each class of the Senior Notes. The address of The Paul Revere Life Insurance Company is John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02117.



 (7) Shares are subject to the voting provisions of the Shareholder Agreement, which requires that they be voted in the same manner as the Class B Common Shares held by Ripplewood, and as to which Ripplewood has been granted irrevocable proxies.


 (8) Includes 144,000 Class A Common Shares which may be acquired upon the exercise of Options. Mr. Ciccarelli's address is 721 Richard Street, Miamisburg, Ohio 45342.

 (9) Timothy C. Collins is the Senior Managing Director and Chief Executive Officer of Ripplewood, and the only Common Shares beneficially owned by him are the Class B Common Shares held of record by Ripplewood and the Class A Common Shares as to which Ripplewood has been granted irrevocable proxies under the Shareholder Agreement.


(10) The named person is a director of Ripplewood. His shareholdings in the Company do not include Common Shares beneficially owned by Ripplewood.


(11) Includes 18,600 Class A Common Shares which may be acquired upon the exercise of Options.

(12) The named person is an employee of the Company whose address is 721 Richard Street, Miamisburg, Ohio 45342.

(13) Includes 12,350 Class A Common Shares which may be acquired upon the exercise of Options.

(14) Includes 16,900 Class A Common Shares which may be acquired upon the exercise of Options.


(15) Mr. Begel was the Chairman of the Board of the Company from 1989 until June 1994, and thereafter continued as a director of the Company until March 1996. Mr. Begel's address is TMB Industries, Inc., 980 North Michigan Avenue, Suite 1000, Chicago, Illinois 60611.


(16) Selling Shareholder is a Managing Director of Lazard Freres & Co. LLC, one of the Underwriters.

(17) Selling Shareholder is a Senior Vice President of Lazard Freres & Co. LLC, one of the Underwriters.


(18) Also includes 26,200 Class A Common Shares and 138,600 Class A Common Shares which may be acquired upon the exercise of Warrants held by The Paul Revere Life Insurance Company and certain of its affiliates. The Paul Revere Life Insurance Company is an affiliate of Textron Collective Investment Trust. The address of Textron Collective Investment Trust is The Paul Revere Investment Management Corporation, 18 Chestnut Street, Worcester, Massachusetts 01608.



(19) Includes 237,950 Class A Common Shares which may be acquired upon the exercise of Options by certain executive officers. Includes, prior to the Offering, 2,005,850 Common Shares and, after the Offering, 1,522,550 Common Shares held of record by Ripplewood and beneficially owned by Timothy C. Collins. Includes 237,400 Class A Common Shares and 34,800 Class A Common Shares which may be acquired upon the exercise of Options beneficially owned by Timothy C. Collins (and not otherwise included in the beneficial share ownership of any other director or executive officer) due to his control of the voting of the Class A Common Shares as to which Ripplewood has been granted irrevocable proxies under the Shareholder Agreement.


RIPPLEWOOD


    Upon completion of the Offering, Ripplewood will own all the outstanding Class B Common Shares, representing approximately 79.1% of the combined voting power of the outstanding Common Shares (approximately 73.2% if the Underwriters' over-allotment option is exercised in full). Ripplewood is a holding company founded by Timothy C. Collins to invest, directly and through private investment funds for which it acts as general partner, in leveraged build-ups and acquisitions sponsored by senior, industrial operating managers affiliated with Ripplewood. Prior to forming Ripplewood, Mr. Collins was the Senior Managing Director of the New York office of Onex, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. An investor group led by a subsidiary of Onex acquired the Company in August 1989. Ripplewood acquired 50.4% of the Common Shares of the Company from such subsidiary in October 1995 and an additional 0.9% on April 4, 1996.


SHAREHOLDER AGREEMENT


    The Company and all shareholders who acquired Common Shares (or Options or Warrants) prior to the Offering, including the Selling Shareholders, are parties to the Shareholder Agreement which contains provisions with respect to the voting, transfer and registration of the Common Shares held by the parties. The parties to the Shareholder Agreement who will remain as shareholders of the Company following the Offering have agreed to enter into an Amended and Restated Shareholder Agreement (as so amended and restated, the "Amended Shareholder Agreement"), effective immediately after the Offering is consummated. Upon completion of the Offering, the parties to the Amended Shareholder Agreement will hold all the Class B Common Shares and approximately 7.7% of the outstanding Class A Common Shares.



    Under the Amended Shareholder Agreement, so long as Ripplewood continues to hold at least 622,525 Common Shares (subject to adjustment in certain events), all of the parties to the Amended Shareholder Agreement will be required to vote as Ripplewood directs to fix the number of directors of the Company, to elect directors designated by Ripplewood and to remove directors specified by Ripplewood, and all of the parties to the Amended Shareholder Agreement (other than Matthew O. Diggs) will be required to vote all Common Shares held by them in the same manner as Ripplewood votes the Common Shares held by it and to grant the person who is the Senior Managing Director and Chief Executive Officer of Ripplewood (currently Timothy C. Collins) an irrevocable proxy to vote the Common Shares held by them, except with respect to (i) matters that would both adversely affect the rights of the Common Shares held by such parties and would treat such parties differently than other holders of Common Shares, and (ii) matters as to which a separate class vote of the party is required by law.



    Under the Amended Shareholder Agreement, Ripplewood will have the right to require, on not more than two occasions (or more if the Common Shares Ripplewood proposes to sell are cut back by more than 75%), the Company, at its expense, to register under the Securities Act all or a portion of the Common Shares held by Ripplewood. The Amended Shareholder Agreement will permit the parties to the agreement to require the Company, subject to certain marketing and other limitations, to register their Common Shares, at the Company's expense, whenever the Company registers any of its securities under the Securities Act, whether for its own account or otherwise. The Amended Shareholder Agreement will also require each party to give the Company and Ripplewood certain notices with respect to proposed sales and transfers of their Common Shares and, under certain circumstances, to offer to Ripplewood the right to purchase Common Shares which the party otherwise proposes to sell or transfer.



    The Amended Shareholder Agreement also provides that if Ripplewood sells 40% or more of the Common Shares then owned by it in one or more related transactions, other than in a registered offering or other sale to the public, each other party to the Amended Shareholder Agreement (i) will be entitled to participate in the sale on a pro rata basis, if the party so elects and (ii) will be required to participate in the sale on a pro rata basis (unless the sale is to an affiliate of Ripplewood), if Ripplewood so requires.

                         DESCRIPTION OF CAPITAL SHARES

    Immediately prior to consummation of the Offering, the Company will amend its amended articles of incorporation (as so amended, the "Amended Articles of Incorporation") to (i) convert all its currently outstanding Old Class B Common Shares into Class A Common Shares, (ii) change its authorized share capital to Class A Common Shares with one vote per share, Class B Common Shares with ten votes per share and preferred shares, without par value (the "Preferred Shares"), (iii) split each outstanding Class A Common Share into fifty Class A Common Shares and (iv) convert each Class A Common Share held by Ripplewood into one Class B Common Share (collectively, the "Recapitalization"). In addition, in order to cause the Options to be exercisable for Class A Common Shares on a basis consistent with the Company's capitalization after the Recapitalization, the Compensation and Benefits Committee of the Board of Directors will adjust all of the outstanding Options so that each Option is exercisable for fifty times the number of Class A Common Shares for which it had been exercisable immediately prior to the Recapitalization at an exercise price per share equal to one fiftieth of the exercise price immediately prior to the Recapitalization (the "Option Adjustment").

    The following summary description of the capital shares of the Company is qualified in its entirety by reference to the form of Amended Articles of Incorporation of the Company and the Code of Regulations of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


    Upon completion of the Offering, the authorized capital shares of the Company will consist of 20,483,300 Class A Common Shares, 1,522,550 Class B Common Shares and 5,000,000 Preferred Shares and there will be: (i) 4,012,050 Class A Common Shares issued and outstanding, (ii) 1,522,550 Class B Common Shares issued and outstanding, all of which will be held by Ripplewood, (iii) 272,750 Class A Common Shares issuable upon the exercise of the outstanding Options (all of which will become exercisable immediately upon completion of the Offering) and (iv) no Preferred Shares issued or outstanding. All outstanding Common Shares are, and all Common Shares to be outstanding upon completion of the Offering will be, fully paid and nonassessable.


COMMON SHARES

    The Amended Articles of Incorporation provide for two classes of common shares: Class A Common Shares and Class B Common Shares. The two classes are identical except for disparity in voting power and convertibility. See "Risk Factors--Control of the Company by Ripplewood; Other Anti-Takeover Provisions."


    Each Class A Common Share entitles the holder of record to one vote and each Class B Common Share entitles the holder of record to ten votes at each annual or special meeting of shareholders, in the case of any written consent of shareholders, and for all other purposes. The holders of Class A Common Shares and Class B Common Shares will vote as a single class on all matters submitted to a vote of the shareholders, except as otherwise provided by law. The holders of Common Shares do not have cumulative voting or preemptive rights.



    Upon completion of the Offering, Ripplewood will own all of the outstanding Class B Common Shares, representing 79.1% of the combined voting power of the outstanding Common Shares. As a result, Ripplewood will continue to have the ability to elect all of the directors of the Company and will continue to control the Company. See "Risk Factors--Control of the Company by Ripplewood; Other Anti-Takeover Provisions." The Class B Common Shares are not being offered hereby.



    Class   B  Common   Shares  convert  into   Class  A  Common   Shares  on  a
share-for-share basis: (i) at any time at the option of the holder, (ii) immediately upon the transfer of Class B Common Shares to any holder other than certain successors of Ripplewood or persons employed by or affiliated with Ripplewood or such successors as long as such persons remain so employed or affiliated or (iii) immediately if Ripplewood or certain of its successors cease to hold at least 622,525 Class B Common Shares (subject to proportionate adjustment in the events of any subdivision or combinations of the outstanding Common Shares). Upon conversion of Class B Common Shares into Class A Common Shares, the Class B Common Shares so converted will be retired and will become authorized but unissued Class A Common Shares.


    The holders of Common Shares will be entitled to receive like dividends and other distributions as may be declared thereon by the Board of Directors of the Company out of assets or funds of the Company legally available therefor, subject to the rights of the holders of any series of Preferred Shares and any other provision of the Amended Articles of Incorporation. The Amended Articles of Incorporation provide that if Class A Common Shares are paid on Class A Common Shares and Class B Common Shares are paid on Class B Common Shares, in an equal amount per share of Class A Common Shares and Class B Common Shares, respectively, such payment will be deemed to be a like dividend or other distribution.


    The Company will be prohibited by the terms of the Amended Credit Facility from paying cash dividends on its capital shares and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on the Common Shares. See "Dividend
Policy" and "Description of Certain Indebtedness." The Company does not anticipate declaring and paying cash dividends on the Common Shares at any time in the near term. The decision as to whether to apply legally available funds to the payment of dividends on the Common Shares will be made by the Board of Directors of the Company from time to time in the exercise of its business judgment, taking into account, among other things, the Company's results of operations and financial condition, any then existing or proposed commitments for the use by the Company of available funds and the Company's obligations with respect to any then outstanding class or series of Preferred Shares.


    In the case of any split, subdivision, combination or reclassification of Class A Common Shares or Class B Common Shares, the other class of Common Shares also will be split, subdivided, combined or reclassified so that the number of Class A Common Shares and Class B Common Shares outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior to such action.

    In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Shares will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any Preferred Shares of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.


    In the event of any merger, consolidation, purchase or acquisition of property or securities, or other reorganization in which any consideration is to be received by the holders of Common Shares, the holders of each class of Common Shares will receive the same consideration on a per share basis, except that, if such consideration consists in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Shares may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Shares (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Shares).



    Prior to the date of this Prospectus, there has been no established public trading market for the Common Shares. The Class A Common Shares have been approved for listing on the New York Stock Exchange under the symbol "DSD," subject to official notice of issuance. See "Risk Factors--No Prior Market for Class A Common Shares; Possible Volatility of Price."



    American Stock Transfer & Trust Company will be the Registrar and Transfer Agent for the Class A Common Shares.

PREFERRED SHARES

    There are no Preferred Shares outstanding. The Board of Directors has the authority, without further action by the shareholders, to issue the Preferred Shares in one or more series and to fix the rights, designations, preferences, privileges, qualifications, and restrictions thereof, including dividend rights, conversion rights, terms and rights of redemption, liquidation preferences, and sinking fund terms (any or all of which may be greater than the rights of the Common Shares). The Board of Directors also has the authority, without further action by the shareholders, to amend the Amended Articles of Incorporation to fix the voting rights of the entire class of Preferred Shares. The Board of Directors, without shareholder approval, can issue Preferred Shares with conversion, voting and other rights which could adversely affect the rights of the holders of Class A Common Shares.

CERTAIN CHARTER PROVISIONS

    The Amended Articles of Incorporation provide for indemnification of the officers and directors of the Company to the full extent provided in the OGCL. The Amended Articles of Incorporation also include certain provisions of the OGCL that limit the liability of a director of the Company for damages for any action the director takes or fails to take as a director unless it is proved by clear and convincing evidence in a court of competent jurisdiction that the action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company. Neither the OGCL nor this provision of the Amended Articles of Incorporation will exonerate a director from liability under the federal securities laws nor will either have any effect on any non-monetary remedies that may be available to the Company or its shareholders.

CERTAIN OHIO LEGISLATION

    Ohio's Merger Moratorium Act prohibits an Ohio corporation from engaging in specified transactions such as a merger, certain asset sales, certain issuances of shares, a liquidation or the like with a beneficial owner of 10% or more of the outstanding voting power of the corporation during the three-year period following the date the person became the owner of the 10% interest, unless, prior to the date the person became the owner of the 10% interest, the specified transaction or the acquisition of shares was approved by the directors of the corporation. After the three-year period, such transactions may be entered into if approved by the holders of at least two-thirds of the voting power of the corporation (including by the holders of at least a majority of the shares held by persons other than an interested person, as defined in the statute) or if the consideration to be paid in the transaction is at least equal to certain specified amounts. Such provision will not be applicable to Ripplewood, the Company's current controlling shareholder.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of the Offering (assuming the Underwriters' over-allotment option is not exercised), the 1,522,550 Class B Common Shares held by Ripplewood, 312,050 Class A Common Shares held by the Company's management and Matthew O. Diggs, Jr., and 272,750 Class A Common Shares issuable upon exercise of the Options held by the Company's management will continue to be "restricted shares" as defined in Rule 144 under the Securities Act. Such shares may not be resold in the absence of registration under the Securities Act except pursuant to exemptions from such registration including, among others, the exemption provided by Rule 144 under the Securities Act. After the Offering, Ripplewood, management and the other remaining parties to the Amended Shareholder Agreement will have certain incidental registration rights with respect to all of the Common Shares owned by them or that may be acquired by them, and Ripplewood will have two demand registration rights with respect to the Common Shares owned or acquired by it. See "Principal and Selling Shareholders--Shareholder Agreement."



    In general, pursuant to Rule 144 under the Securities Act, a person (or person whose shares must be aggregated) who has beneficially owned restricted shares for at least two years, including a person who may be deemed an "affiliate" of the Company, is entitled to sell within any three-month period that number of shares that does not exceed the greater of one percent of the then outstanding Class A Common Shares or the reported average weekly trading volume of the then outstanding Class A Common Shares for the four weeks preceding each such sale. Sales under Rule 144 also are subject to certain manner of sale restrictions and notice requirements, and to the availability of current public information about the Company. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the usage of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.


    Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of, or consultant to, the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date the Registration Statement (as hereinafter defined) becomes effective before selling such shares.


    The Company and certain of the Company's shareholders, to the extent that such shareholders are not selling Class A Common Shares in the Offering, have agreed, subject to certain exceptions, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Class A Common Shares or securities convertible into or exercisable or exchangeable for Class A Common Shares other than the Class A Common Shares offered hereby for a period of 360 days after the date of this Prospectus, without the prior written consent of the Representatives of the Underwriters; provided, however, that the Company may issue: (i) options pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this Prospectus,
(ii) Class A Common Shares upon the conversion or exercise of securities or Options outstanding on the date of this Prospectus and (iii) 90 days after the date of this Prospectus, Class A Common Shares or securities convertible, exercisable or exchangeable for Class A Common Shares in mergers, acquisitions or similar transactions. See "Underwriting."


    No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Class A Common Shares prevailing from time to time. Sales of substantial numbers of Class A Common Shares (including shares issued upon the exercise of Options), or the perception that such sales could occur, could adversely affect the prevailing market price for the Class A Common Shares. If such sales reduce the market price of the Class A Common Shares, the Company's ability to raise additional capital in the equity markets could be adversely affected.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


    The summary contained herein of certain provisions of the indebtedness of the Company does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended Credit Facility, which will be filed as an exhibit to the Registration Statement of which this Prospectus is a part and to which reference is hereby made.



    The Company has an agreement in principle with the Banks to amend the Credit Facility concurrent with, and conditional upon, consummation of the Offering and will pay a commitment fee of $170,000 to the Banks in connection therewith. The Amended Credit Facility will provide for (i) the Term Loan and (ii) the Revolving Credit Facility. Amounts available under the Revolving Credit Facility will be equal to the lesser of (i) $36.5 million or (ii) the sum of (x) 85% of eligible accounts receivable, (y) 60% of eligible inventories and (z) an amount equal to $10 million upon closing of the Offering, decreasing in steps to zero on September 30, 1997. At March 29, 1996, if the Revolving Credit Facility had been in place, $29.7 million would have been available thereunder, of which $17.1 million of borrowings would have been outstanding. The Revolving Credit Facility will terminate in four years, with interest options based on (a) Bank One, Dayton NA's prime rate or (b) LIBOR plus an amount between 1.00% and 2.25% (LIBOR plus 1.50% if the Amended Credit Facility had been in place at March 29,
1996) depending on the level of EBITDA and certain other financial ratios. A commitment fee of between 0.125% and 0.375% per annum will be payable on the average unused amount depending on the level of EBITDA and certain other financial ratios. If the Amended Credit Facility had been in place at March 29, 1996, the commitment fee would have been 0.25% per annum. The principal amount of the Term Loan will be the lesser of $13.5 million or 70% of the appraised value of the Company's fixed assets. An appraisal is currently being conducted. If the appraised value of the Company's fixed assets were equal to the depreciated book value of such assets at March 29, 1996, the amount of the Term Loan would be $12.2 million. The Term Loan will be due in full four years from its date of issuance with mandatory quarterly principal payments of $843,750 plus interest. The Term Loan will permit the Company to choose from various interest rate options.



    The Amended Credit Facility will require the Company to satisfy certain financial performance criteria (including maintaining a specified ratio of earnings to current obligations, a specified ratio of total debt to earnings, a specified net worth and tangible net worth) and will provide for certain customary events of default. The Amended Credit Facility will also contain covenants and provisions restricting, among other things, the ability of the Company to: (i) incur additional indebtedness, (ii) incur liens on its property,
(iii) merge or consolidate with or acquire another person or engage in other fundamental changes, (iv) engage in certain sales of assets, (v) make capital expenditures and (vi) pay dividends or make distributions or prepay, purchase or redeem indebtedness other than indebtedness under the Amended Credit Facility.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Shareholders have severally agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Salomon Brothers Inc, Lazard Freres & Co. LLC, Robert W. Baird & Co. Incorporated and BT Securities Corporation are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Shareholders, the number of shares set forth opposite its name below:



                               UNDERWRITER                                   NUMBER OF SHARES
- --------------------------------------------------------------------------  ------------------
Salomon Brothers Inc......................................................
Lazard Freres & Co. LLC...................................................
Robert W. Baird & Co. Incorporated........................................
BT Securities Corporation.................................................
                                                                                 ----------
    Total.................................................................        3,700,000
                                                                                 ----------
                                                                                 ----------



    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 3,700,000 of the Class A Common Shares offered hereby, if any such Class A Common Shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company and the Selling Shareholders have been advised by the Representatives that the several Underwriters propose initially to offer such Class A Common Shares at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to other dealers. After the initial offering, the public offering price and such concessions may be changed.



    The Company and Ripplewood have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an aggregate of 555,000 additional Class A Common Shares at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in the sale of the Class A Common Shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.



    Certain Managing Directors and one employee of Lazard Freres & Co. LLC, one of the Representatives, will be Selling Shareholders in the Offering and are expected to sell an aggregate of 3.72% of the Class A Common Shares offered hereby, assuming that the Underwriters' over-allotment option is not exercised. See "Principal and Selling Shareholders." Consequently, in accordance with subsection (c)(7)(C) of Section 44 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., the price at which the Class A Common Shares will be distributed to the public must be established at a price no higher than that recommended by a qualified independent underwriter. Salomon Brothers Inc, one of the Representatives, has agreed to act as qualified independent underwriter, to participate in the preparation of the registration statement and this Prospectus and to exercise the usual standards of due diligence in respect thereto. Salomon Brothers Inc will receive compensation from the Underwriters in the amount of $10,000 for acting as a qualified independent underwriter.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


    The holders of all the Common Shares and Options outstanding prior to the Offering and the Company have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, their Common Shares or any securities convertible into or exchangeable for Common Shares other than the Class A Common Shares offered hereby for a period of 360 days after the date of this Prospectus, without the prior written consent of the Representatives; provided, however, that the Company may issue: (i) Options pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect on the date of this Prospectus, (ii) Class A Common Shares upon the conversion or exercise of securities or Options, and (iii) 90 days after the date of this Prospectus, Class A Common Shares or securities convertible, exercisable or exchangeable for Class A Common Shares in mergers, acquisitions or similar transactions.



    The Underwriting  Agreement  provides  that  the  Company  and  the  Selling
Shareholders will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof. The Underwriters have agreed to reimburse the Company for certain expenses incurred by the Company in connection with the Offering.



    Prior to the Offering, there has been no public market for the Class A Common Shares. The initial public offering price for the Class A Common Shares will be determined by negotiation among the Company, Ripplewood and the Representatives. Among the factors to be considered in determining the initial public offering price will be the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, the general condition of the securities market at the time of the Offering and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can, however, be no assurance that the prices at which the Class A Common Shares will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.



    The Company will pay Ripplewood a fee of $600,000 at the time the Offering is completed for additional services provided in connection with the Offering and related transactions.



    The Class A Common Shares have been approved for listing on the New York Stock Exchange under the symbol "DSD," subject to official notice of issuance.


                                 LEGAL MATTERS

    The validity of the Class A Common Shares offered hereby will be passed upon for the Company and the Selling Shareholders by Thompson Hine & Flory P.L.L., Dayton, Ohio. Certain legal matters relating to the Offering will be passed upon for the Company by Cravath, Swaine & Moore, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Debevoise & Plimpton, New York, New York. Debevoise & Plimpton will rely, as to matters of Ohio law, on the opinion of Thompson Hine & Flory P.L.L. From time to time Debevoise & Plimpton has represented certain affiliates of the Company (such as Ripplewood, Timothy C. Collins and Matthew O. Diggs, Jr.), including in connection with Ripplewood's acquisition of the Company, and expects to continue to do so in the future.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

    The consolidated statements of operations and cash flows of Dur-O-Wal for the year ended December 31, 1994 included in this Prospectus have been audited by Altschuler, Melvoin and Glasser LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.


    The consolidated statements of operations and cash flows of Dur-O-Wal for the years ended December 31, 1992 and 1993 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.


    The Company has agreed to indemnify Altschuler, Melvoin and Glasser LLP for costs and expenses that Altschuler, Melvoin and Glasser LLP might incur in successfully defending itself in litigation resulting from the inclusion of its report in the registration statement of which this Prospectus forms a part. Such indemnification, however, will be null and void should Altschuler, Melvoin and Glasser LLP be found by a court to be liable for professional malpractice.


                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act for the registration of the Class A Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof.

    Statements made in this Prospectus concerning the contents of any contract or other document are not necessarily complete. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    As a result of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). So long as the Company is subject to the periodic reporting requirements of the Exchange Act, it will continue to furnish the reports and other information required thereby to the Commission. The Company intends to furnish holders of the Class A Common Shares with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Dayton Superior Corporation and Subsidiaries:
  Report of Independent Public Accountants.................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995.............................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and 1995...............        F-5
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995.....        F-6
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995...............        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8
  Consolidated Balance Sheet as of December 31, 1995 and March 29, 1996 (unaudited)........................       F-21
  Consolidated Statements of Operations for the three fiscal months ended March 31, 1995 and March 29, 1996
   (unaudited).............................................................................................       F-23
  Consolidated Statements of Cash Flows for the three fiscal months ended March 31, 1995 and March 29, 1996
   (unaudited).............................................................................................       F-24
  Notes to Consolidated Financial Statements (unaudited)...................................................       F-25
Dur-O-Wal, Inc. and Subsidiary:
  Reports of Independent Accountants.......................................................................       F-26
  Consolidated Statements of Operations for the years ended December 31, 1992, 1993, and 1994..............       F-28
  Consolidated Statements of Cash Flows for the years ended December 31, 1992, 1993, and 1994..............       F-29
  Notes to Consolidated Financial Statements...............................................................       F-30
  Consolidated Statements of Income for the periods January 1 through October 15, 1994 and 1995
   (unaudited).............................................................................................       F-33
  Consolidated Statements of Cash Flows for the periods January 1 through October 15, 1994 and 1995
   (unaudited).............................................................................................       F-34
  Notes to Consolidated Financial Statements (unaudited)...................................................       F-35

    After the authorization of the stock split discussed in Note 10a to Dayton Superior Corporation's consolidated financial statements, we expect to be in a position to render the following report.



                                                             ARTHUR ANDERSEN LLP



May 17, 1996



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of Dayton Superior Corporation:


    We have audited the accompanying consolidated balance sheets of Dayton Superior Corporation (an Ohio corporation) and Subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton Superior Corporation and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period then ended December 31, 1995 in conformity with generally accepted accounting principles.

Dayton, Ohio

February 10, 1996 (except with respect to the matters discussed in Note 10
                as to which the date is                ).

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1995
                                     ASSETS

                                                                                             1994        1995
                                                                                           ---------  -----------
                                                                                           (AMOUNTS IN THOUSANDS)
CURRENT ASSETS:
  Cash...................................................................................       $464         $643
  Accounts receivable, net of allowance for
   doubtful accounts of $764 and $708 (Note 4)                                                 9,089       11,724
  Inventories (Notes 2 and 4)............................................................      9,724       12,392
  Rental equipment, net (Note 2).........................................................        847        1,235
  Prepaid expenses.......................................................................        507          474
  Prepaid income taxes...................................................................         --          436
  Future income tax benefits (Note 7)....................................................         --        1,393
                                                                                           ---------  -----------
    Total current assets.................................................................     20,631       28,297
                                                                                           ---------  -----------

PROPERTY, PLANT AND EQUIPMENT (Note 2):
  Land...................................................................................        496          932
  Building and improvements..............................................................      5,263        8,209
  Machinery and equipment................................................................     11,835       18,419
                                                                                           ---------  -----------
                                                                                              17,594       27,560
  Less accumulated depreciation..........................................................     (8,022)     (10,000)
                                                                                           ---------  -----------
      Net property, plant and equipment..................................................      9,572       17,560
                                                                                           ---------  -----------

GOODWILL AND INTANGIBLE ASSETS,
 net of accumulated amortization (Note 2)................................................     42,130       57,734

OTHER ASSETS.............................................................................         38          269
                                                                                           ---------  -----------
    Total assets.........................................................................  $  72,371  $   103,860
                                                                                           ---------  -----------
                                                                                           ---------  -----------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1994 AND 1995
                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                             1994        1995
                                                                                           ---------  -----------
                                                                                           (AMOUNTS IN THOUSANDS,
                                                                                           EXCEPT SHARE AMOUNTS)
CURRENT LIABILITIES:
  Current portion of long-term debt (Note 4).............................................        $--          $32
  Accounts payable.......................................................................      6,391        8,043
  Amounts due to former shareholder (Note 5).............................................         --        1,000
  Accrued interest.......................................................................          4        2,063
  Accrued compensation and benefits......................................................      3,251        3,889
  Other accrued liabilities..............................................................      1,624        2,987
  Income taxes payable...................................................................        174           --
                                                                                           ---------  -----------
    Total current liabilities............................................................     11,444       18,014
LONG-TERM DEBT (Note 4)..................................................................     24,448       52,980
DEFERRED INCOME TAXES (Note 7)...........................................................         --        2,781
OTHER LONG-TERM LIABILITIES..............................................................      1,969        2,600
                                                                                           ---------  -----------
    Total liabilities....................................................................     37,861       76,375
                                                                                           ---------  -----------
COMMITMENTS AND CONTINGENCIES (Note 8)
REDEEMABLE PREFERRED SHARES (Note 5).....................................................      6,836           --
                                                                                           ---------  -----------
SHAREHOLDERS' EQUITY:
  Class A Common shares; no par value; 20,000,000 shares authorized; 2,040,000 and
   2,804,500 shares issued; and 2,038,000 and 2,802,500 shares outstanding...............     14,554       17,483
  Class B Common shares; no par value; 15,000,000 shares authorized; 873,400 and 485,500
   shares issued and outstanding.........................................................      1,714        1,942
  Cumulative foreign currency translation adjustment.....................................       (157)        (139)
  Excess pension liability (Note 6)......................................................       (295)         (50)
  Retained earnings......................................................................     11,939        8,330
  Treasury shares, Class A Common, 2,000 shares, at cost.................................        (81)         (81)
                                                                                           ---------  -----------
    Total shareholders' equity...........................................................     27,674       27,485
                                                                                           ---------  -----------
      Total liabilities and shareholders' equity.........................................  $  72,371  $   103,860
                                                                                           ---------  -----------
                                                                                           ---------  -----------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                               1993        1994         1995
                                                                            ----------  -----------  -----------
                                                                            (AMOUNTS IN THOUSANDS, EXCEPT SHARE
                                                                                   AND PER SHARE AMOUNTS)
NET SALES.................................................................     $75,154      $82,341      $92,802
COST OF SALES.............................................................      55,427       58,011       63,990
                                                                            ----------  -----------  -----------
  Gross profit............................................................      19,727       24,330       28,812
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..............................      15,871       18,027       20,189
                                                                            ----------  -----------  -----------
  Income from operations..................................................       3,856        6,303        8,623
OTHER EXPENSES:
  Interest expense, net...................................................      10,118        6,017        4,231
  Other, net..............................................................          --          873           (3)
                                                                            ----------  -----------  -----------
  Income (loss) before income taxes and extraordinary item................      (6,262)        (587)       4,395
PROVISION (BENEFIT) FOR INCOME TAXES......................................         (89)          95          690
                                                                            ----------  -----------  -----------
  Income (loss) before extraordinary item.................................      (6,173)        (682)       3,705
EXTRAORDINARY ITEM--
  Gain on forgiveness of debt, net of income tax effect of $92 (Note 3)...          --       31,354           --
                                                                            ----------  -----------  -----------
  Net income (loss).......................................................      (6,173)      30,672        3,705
Dividends on Redeemable Preferred Shares..................................          --         (361)        (470)
Accretion on Redeemable Preferred Shares..................................          --         (136)        (192)
Redemption of Redeemable Preferred Shares in excess of book value.........          --           --       (2,972)
                                                                            ----------  -----------  -----------
Net income (loss) available to common shareholders........................     $(6,173)     $30,175          $71
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------
Income (loss) per share before extraordinary item.........................     $(64.95)      $(0.58)       $0.02
Extraordinary item per share..............................................          --        15.50           --
                                                                            ----------  -----------  -----------
Net income (loss) per share...............................................     $(64.95)      $14.92        $0.02
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------
Weighted average common and common equivalent shares outstanding..........      95,039    2,021,918    3,560,808
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------


          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                                                        CUMULATIVE
                                           CLASS A                 CLASS B                                FOREIGN
                                        COMMON SHARES           COMMON SHARES                            CURRENCY       EXCESS
                                    ----------------------  ----------------------    SUBSCRIPTIONS     TRANSLATION     PENSION
                                     SHARES      AMOUNT      SHARES      AMOUNT        RECEIVABLE       ADJUSTMENT     LIABILITY
                                    ---------  -----------  ---------  -----------  -----------------  -------------  -----------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Balances, December 31, 1992.......     40,000   $  10,000      10,000         $--             $--      $       (83  )        $--
Net loss..........................
Foreign currency translation
 adjustment.......................                                                                             (33  )
Excess pension liability
 adjustment.......................                                                                                          (150)
Reclassification of notes
 receivable from stock issuance...                                                           (268    )
                                    ---------  -----------  ---------  -----------         ------           ------    -----------
Balances, December 31, 1993.......     40,000      10,000      10,000          --            (268    )        (116  )       (150)
Net income........................
Foreign currency translation
 adjustment.......................                                                                             (41  )
Excess pension liability
 adjustment.......................                                                                                          (145)
Cancellation of notes receivable
 from stock issuance..............                                                            268
Issuance of Common Shares and
 warrants in exchange for debt,
 net of issuance costs (Note 3)...         --         554     863,400       1,714
Dividends on Redeemable Preferred
 Class A Shares, $7.22 per
 share............................
Accretion on Redeemable Preferred
 Class B Shares...................
Issuance of Common Shares for
 cash.............................  2,000,000       4,000
                                    ---------  -----------  ---------  -----------         ------           ------    -----------
Balances, December 31, 1994.......  2,040,000      14,554     873,400       1,714              --             (157  )       (295)
Net income........................
Foreign currency translation
 adjustment.......................                                                                              18
Excess pension liability
 adjustment.......................                                                                                           245
Dividends on Redeemable Preferred
 Class A Shares, $9.40 per
 share............................
Accretion on Redeemable Preferred
 Class B Shares...................
Acquisition of Common Shares (Note
 5)...............................                           (873,400)     (1,714 )
Redemption of Redeemable Preferred
 Shares (Note 5)..................
Issuance of Common Shares for
 cash, net of issuance costs......    764,500       2,929     485,500       1,942
                                    ---------  -----------  ---------  -----------         ------           ------    -----------
Balances, December 31, 1995.......  2,804,500  $   17,483     485,500  $    1,942             $--      $      (139  )       $(50)
                                    ---------  -----------  ---------  -----------         ------           ------    -----------
                                    ---------  -----------  ---------  -----------         ------           ------    -----------


                                       RETAINED         TREASURY SHARES
                                       EARNINGS
                                     (ACCUMULATED   ------------------------
                                       DEFICIT)       SHARES       AMOUNT       TOTAL
                                    --------------  -----------  -----------  ---------

Balances, December 31, 1992.......  $    (12,063  )        350   $      (78 ) $  (2,224)
Net loss..........................        (6,173  )                              (6,173)
Foreign currency translation
 adjustment.......................                                                  (33)
Excess pension liability
 adjustment.......................                                                 (150)
Reclassification of notes
 receivable from stock issuance...                                                 (268)
                                    --------------       -----          ---   ---------
Balances, December 31, 1993.......       (18,236  )        350          (78 )    (8,848)
Net income........................        30,672                                 30,672
Foreign currency translation
 adjustment.......................                                                  (41)
Excess pension liability
 adjustment.......................                                                 (145)
Cancellation of notes receivable
 from stock issuance..............                       1,650           (3 )       265
Issuance of Common Shares and
 warrants in exchange for debt,
 net of issuance costs (Note 3)...                                                2,268
Dividends on Redeemable Preferred
 Class A Shares, $7.22 per
 share............................          (361  )                                (361)
Accretion on Redeemable Preferred
 Class B Shares...................          (136  )                                (136)
Issuance of Common Shares for
 cash.............................                                                4,000
                                    --------------       -----          ---   ---------
Balances, December 31, 1994.......        11,939         2,000          (81 )    27,674
Net income........................         3,705                                  3,705
Foreign currency translation
 adjustment.......................                                                   18
Excess pension liability
 adjustment.......................                                                  245
Dividends on Redeemable Preferred
 Class A Shares, $9.40 per
 share............................          (470  )                                (470)
Accretion on Redeemable Preferred
 Class B Shares...................          (192  )                                (192)
Acquisition of Common Shares (Note
 5)...............................        (3,680  )                              (5,394)
Redemption of Redeemable Preferred
 Shares (Note 5)..................        (2,972  )                              (2,972)
Issuance of Common Shares for
 cash, net of issuance costs......                                                4,871
                                    --------------       -----          ---   ---------
Balances, December 31, 1995.......  $      8,330         2,000   $      (81 ) $  27,485
                                    --------------       -----          ---   ---------
                                    --------------       -----          ---   ---------


          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                              1993         1994          1995
                                                                                           ----------  ------------  ------------
                                                                                                   (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................................................  $   (6,173)      $30,672        $3,705
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
    Extraordinary gain on forgiveness of debt............................................          --       (31,354)           --
    Depreciation.........................................................................       1,914         2,194         2,777
    Amortization of goodwill and intangibles.............................................       1,303         1,305         1,491
    Deferred income taxes................................................................          --            --          (120)
    Amortization of debt discount and deferred financing costs...........................         582           385           409
    Loss (gain) on sales of assets.......................................................         (71)           16           (17)
Change in assets and liabilities, net of effects of acquisition of Dur-O-Wal, Inc. and
 Subsidiary:
    Accounts receivable..................................................................      (1,291)       (1,580)          206
    Inventories..........................................................................        (309)       (1,692)       (1,175)
    Prepaid income taxes and income taxes payable........................................        (138)          224          (473)
    Accounts payable.....................................................................         538         2,038          (425)
    Accrued liabilities..................................................................       6,862        (9,954)        1,989
    Other, net...........................................................................        (714)          170          (141)
                                                                                           ----------  ------------  ------------
      Net cash provided by (used in) operating activities................................       2,503        (7,576)        8,226
                                                                                           ----------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant and equipment additions, net...........................................      (1,647)       (2,082)       (2,730)
  Proceeds from sales of assets..........................................................          30             7            37
  Acquisition of Dur-O-Wal, Inc. and Subsidiary, net of cash acquired (Note 1)...........          --            --       (23,628)
                                                                                           ----------  ------------  ------------
      Net cash used in investing activities..............................................      (1,617)       (2,075)      (26,321)
                                                                                           ----------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid on Redeemable Preferred Shares..........................................          --          (361)         (470)
  Repayments of long-term debt...........................................................          --       (23,369)          (98)
  Issuance of long-term debt.............................................................          --        24,414        28,594
  Issuance of Common Shares and warrants.................................................          --         4,554         4,871
  Financing costs and fees...............................................................          --        (1,326)         (247)
  Acquisition of Common Shares...........................................................          --            --        (4,394)
  Redemption of Redeemable Preferred Shares..............................................          --            --       (10,000)
                                                                                           ----------  ------------  ------------
      Net cash provided by financing activities..........................................          --         3,912        18,256
                                                                                           ----------  ------------  ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..................................................         (33)          (41)           18
                                                                                           ----------  ------------  ------------
      Net increase (decrease) in cash....................................................         853        (5,780)          179
CASH, beginning of year..................................................................       5,391         6,244           464
                                                                                           ----------  ------------  ------------
CASH, end of year........................................................................      $6,244          $464          $643
                                                                                           ----------  ------------  ------------
                                                                                           ----------  ------------  ------------

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) THE COMPANY

    The accompanying consolidated financial statements include the accounts of Dayton Superior Corporation and its wholly owned subsidiaries, Dayton Superior Canada Ltd. and commencing as of October 16, 1995, Dur-O-Wal, Inc., and Dur-O-Wal Limited (collectively referred to as the "Company"). All significant intercompany transactions have been eliminated.



    The Company operates in one segment, manufacturing and distributing concrete and masonry accessories. The Company is the largest North American manufacturer and distributor of specialized metal accessories used primarily in concrete construction and masonry construction. The Company's products are used primarily in two segments of the construction industry: non-residential building projects such as institutional buildings, retail sites, commercial offices and manufacturing facilities; and infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways. The Company believes that its distribution system is the largest in its industry, consisting of a network of 22 Company-operated service/distribution centers in the United States and Canada and over 3,000 customers, including stocking dealers, brokers, rebar fabricators, precast concrete manufacturers and concrete block manufacturers. The Company employs approximately 240 salaried and 470 hourly personnel, of whom approximately 300 of the hourly personnel and five of the salaried personnel are represented by labor unions. A collective bargaining agreement expiring in 1996 covers five salaried employees at the Company's Santa Fe Springs facility.



    As of December 31, 1994, Dayton Superior Corporation was a 52%-owned, indirect subsidiary of Onex Corporation ("Onex"), an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. During October 1995, 98% of Onex's shares in the Company were transferred to Ripplewood Holdings L.L.C. ("Ripplewood"). Ripplewood holds 50.4% of the common shares of the Company as of December 31, 1995. Onex is a minority shareholder of Ripplewood.



    On October 16, 1995, the Company purchased all of the outstanding shares of Dur-O-Wal, Inc., a Chicago-area based manufacturer of masonry wall reinforcement products with seven manufacturing and distribution facilities throughout the United States and Canada. Sales are made principally to masonry block manufacturers and wholesalers of masonry materials throughout the United States and Canada. The purchase price of $21,875, plus acquisition costs of $1,766, was financed by draws on the line of credit, which aggregated $8,641, and new Senior Promissory Notes of $15,000. The acquisition has been accounted for as a purchase, and the results of Dur-O-Wal, Inc. and its subsidiary have been included in the accompanying consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of appraised fair value of the assets acquired and liabilities assumed. Certain appraisals and evaluations are preliminary estimates and may change during 1996. In management's opinion, the preliminary allocation of the purchase price is not expected to differ materially from the final allocation.


Cash..............................................................        $13
Other current assets..............................................      5,948
Property, plant and equipment.....................................      7,620
Other assets......................................................        267
Goodwill..........................................................     17,167
                                                                    ---------
  Total assets acquired...........................................     31,015
Liabilities assumed...............................................     (7,374)
                                                                    ---------
  Net assets acquired.............................................  $  23,641
                                                                    ---------
                                                                    ---------

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) THE COMPANY (CONTINUED)
    The unaudited consolidated results of operations on a pro forma basis as though Dur-O-Wal, Inc. had been acquired as of the beginning of 1994 are as follows:


                                                                         1994         1995
                                                                      -----------  -----------
Net sales...........................................................  $   106,965  $   113,695
Gross profit........................................................       30,421       33,718
Income before extraordinary item....................................          487        3,404
Income (loss) before extraordinary item available for common
 shareholders.......................................................          (10)        (230)
Income (loss) per share before extraordinary item...................        (0.00)       (0.08)



    The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Dur-O-Wal, Inc. acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


(a) INVENTORIES--Substantially all finished products and raw materials are stated at the lower of last-in, first-out ("LIFO") cost (which approximates current cost) or market. The net realizable value reserves reflect the Company's best estimate of the excess of the cost of potential obsolete and slow moving inventory over the expected net realizable value. The reserve is measured by taking an analysis of inventory with low sales during the year and comparing the net realizable value of these items to their cost. Following is a summary of the components of inventories as of December 31, 1994 and 1995, net of net realizable value reserves of $368 and $770, respectively:


                                                                            1994       1995
                                                                          ---------  ---------
Raw materials...........................................................  $   2,145     $2,562
Finished goods..........................................................      7,579      9,830
                                                                          ---------  ---------
                                                                              9,724     12,392
LIFO Reserve............................................................         --         --
                                                                          ---------  ---------
                                                                          $   9,724  $  12,392
                                                                          ---------  ---------
                                                                          ---------  ---------

(b) PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are valued at cost and depreciated over their estimated useful lives using straight-line and accelerated methods. Following is a summary of estimated useful lives:

Building and improvements......................................  10-20 years
Machinery and equipment........................................   5-10 years

    Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the improvement. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

(c) RENTAL EQUIPMENT--Rental equipment is manufactured by the Company for resale and for rent to others on a short-term basis. Rental equipment is amortized over the estimated useful life of the equipment, six years, on an accelerated method. The balances as of December 31, 1994 and 1995, are net of accumulated amortization of $1,161 and $1,438, respectively. Annual amortization is charged to cost of sales. Rental revenues account for less than 10% of the Company's net sales.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(d) INCOME TAXES--Deferred income taxes are determined by applying current statutory tax rates to the cumulative temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes.

(e) GOODWILL AND INTANGIBLE ASSETS--Goodwill and intangible assets are recorded at the date of acquisition at their allocated cost. Amortization is provided over the estimated useful lives of the assets as disclosed below:


                                                                  ACCUMULATED
                                                                 AMORTIZATION         BALANCE AT
                                 AMORTIZATION     ORIGINAL    (STRAIGHT-LINE) AT     DECEMBER 31,
DESCRIPTION                      PERIOD-YEARS       COST       DECEMBER 31, 1995         1995
- -----------------------------  -----------------  ---------  ---------------------  --------------
Goodwill.....................             40      $  64,207        $  (7,634)         $   56,573
Deferred financing costs.....            3-8          1,287             (250)              1,037
License agreement and
 other.......................            1-5            110              (43)                 67
Deferred pension costs.......             --             57               --                  57


    The carrying value of goodwill is assessed for recoverability by management when changes in circumstances indicate that the carrying amount may not be recoverable, based on an analysis of undiscounted future expected cash flows from the use and ultimate disposition of the asset.

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). SFAS 121 establishes standards on accounting for the impairment of long-lived assets, goodwill, intangibles and assets to be disposed of. The Company is required to adopt SFAS 121 no later than January 1, 1996. The Company does not believe that the adoption will have a material impact on its consolidated financial statements.

(f) FOREIGN CURRENCY TRANSLATION ADJUSTMENT--The financial statements and transactions of Dayton Superior Canada Ltd. and Dur-O-Wal, Ltd. are maintained in their functional currency (Canadian dollars) and are then translated into U.S. dollars. The balance sheets are translated at end of year rates while revenues, expenses and cash flows are translated at weighted average rates throughout the year. Translation adjustments, which result from the process of translating Canadian dollar financial statements to U.S. dollars, are accumulated in a separate component of shareholders' equity.


(g) NET INCOME (LOSS) PER SHARE--Net income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common and common share equivalents outstanding (adjusted for the stock split discussed in Note 10a) during the year. Common share equivalents include the number of shares issuable upon the exercise of outstanding options and warrants to purchase 346,600 Class A Common Shares, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on an assumed initial public offering price of $13.50 per share. For the purposes of calculating net income (loss) per common and common equivalent share, common equivalent shares issued more than 12 months prior to the initial public offering are excluded in periods with a net loss available to common shareholders. Common equivalent shares issued less than 12 months prior to the initial public offering are included for all periods presented.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(h) STATEMENT OF CASH FLOWS--Cash and cash equivalents include all highly liquid investments with a maturity of three months or less at time of purchase. Following are additional cash flow disclosures for the years ended December 31, 1993, 1994, and 1995:

                                                                 1993       1994       1995
                                                               ---------  ---------  ---------
Cash paid for income taxes...................................        $53         $1  $   1,132
Cash paid for interest.......................................      1,989     16,590      1,763
Accretion of Redeemable Preferred Shares.....................         --        136        192
Issuance of Common Shares and Redeemable Preferred Shares in
 exchange for debt...........................................         --      8,414         --
Payable for acquisition of Common Shares.....................         --         --      1,000

(i) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. Examples of accounts in which estimates are used include the reserve for excess and obsolete inventory, the allowance for doubtful accounts, the accrual for self-insured employee medical claims, the self-insured product and general liability accrual, the self-insured workers' compensation accrual, the valuation allowance for deferred tax assets, and actuarial assumptions used in determining pension benefits.

(3) EXTRAORDINARY GAIN ON FORGIVENESS OF DEBT
    During May 1994, the Company consummated an agreement with its lenders to restructure its debt as a result of being in default on certain financial covenants and being unable to make payments of principal and interest as they came due. The following debt instruments and related items were retired:

Revolving line of credit..........................................     $7,000
Senior Promissory Note............................................     35,000
Senior Subordinated Promissory Notes..............................     20,000
Junior Subordinated Notes Payable.................................      2,680
Unamortized debt discount.........................................       (559)
Financing costs...................................................       (559)
                                                                    ---------
                                                                    $  63,562
                                                                    ---------


    The Company funded the restructuring by issuing the following package of cash and securities to the former debt holders. The market value of the Redeemable Preferred Shares was determined by independent appraisal. The new Senior Promissory Notes were issued to and the revolving line of credit was established with third parties unrelated to the former debt holders.



Cash..............................................................  $  23,369
863,400 Class B Common Shares, valued at..........................      1,714
50,000 Redeemable Preferred Shares, valued at market value of.....      5,000
50,000 Zero Coupon Redeemable Preferred Shares (redemption value
 $5,000), valued at market value of...............................      1,700
                                                                    ---------
                                                                       31,783
                                                                    ---------
Gain before related expenses and tax effect.......................  $  31,779
                                                                    ---------
                                                                    ---------

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(3) EXTRAORDINARY GAIN ON FORGIVENESS OF DEBT (CONTINUED)

    In addition, the Company paid $14,631 of accrued but unpaid interest. The Company funded the cash portion of the transaction through cash on hand of $2,970, the issuance of Class A Common Shares to its principal shareholder for $4,000, the issuance of the Senior Notes due 2002 (which included the warrants to acquire 346,600 Class A Common Shares at $0.000002 per share and expire in
2002) for $25,000 and the establishment of a $20,000 revolving credit facility under which it drew $6,030. As a result of the transaction, the Company's debt was reduced by $33,767 and the Company recognized an extraordinary gain of $31,354 (net of tax effect of $92).


(4) CREDIT ARRANGEMENTS
    Following is a summary of the Company's credit arrangements as of December 31, 1994 and 1995:


(a) REVOLVING LINES OF CREDIT--During October 1995, the Company entered into two revolving line of credit agreements (the "Credit Facility") totalling $30,000 through December 1, 1999. The amount available under these agreements is limited to the sum of (a) 85% of eligible accounts receivable,
    (b) the lesser of $10,000 or 60% of eligible inventories, and (c) $5,000. At December 31, 1995, the Company had $21,832 available under these agreements, of which $13,280 was outstanding. These agreements replaced a May 1994, $19,000 revolving line of credit agreement with two banks and a CDN $1,000 revolving line of credit agreement with a Canadian affiliate of one of the banks.



    Borrowings outstanding under these agreements bear interest at prime plus 0.25% (8.75% at December 31, 1995), 30- or 60-day LIBOR plus 2.75% (8.539%
    and 8.6133%, respectively, at December 31, 1995) and 8.59% fixed through October 31, 1996, as selected by the Company. A commitment fee of 0.25% per annum is payable on the average unused amount.



    Average borrowings under these agreements and their predecessors were $7,000, $4,823, and $3,852 during 1993, 1994 and 1995, respectively, at an approximate weighted average interest rate of 7.5%, 8.2%, and 10.2%, respectively. The maximum borrowings outstanding during 1993, 1994, and 1995 were $7,000, $7,000 and $18,400, respectively.



    These agreements contain certain restrictive covenants, which require that, among other things, the Company maintain a minimum tangible net worth and limit its debt to tangible net worth ratio, capital expenditures and dividend payments. The Company was in compliance with the covenants as of December 31, 1995.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(4) CREDIT ARRANGEMENTS (CONTINUED)
(b) LONG-TERM DEBT--Following is a summary of the Company's long-term debt as of December 31, 1994 and 1995:


                                                                           1994       1995
                                                                         ---------  ---------
Unsecured Senior Promissory Notes, interest at 11.75% payable semi-annually, payable in annual installments of $6,250 beginning
 December 31, 1999, through December 31, 2002..........................  $  25,000  $  25,000
Unamortized debt discount..............................................       (642)      (575)
Revolving lines of credit..............................................         90     13,280
Unsecured Senior Promissory Notes, interest at 11.75% payable semi-annually, payable in annual installments of $3,750 beginning
 October 16, 2000, through October 16, 2003............................         --     15,000
City of Parsons, Kansas Economic Development Loan, interest at 7.0%
 payable quarterly, payable in quarterly installments of $8 through
 July 2005, secured by real estate in Parsons..........................         --        307
                                                                         ---------  ---------
Total long-term debt...................................................     24,448     53,012
Less current portion...................................................         --        (32)
                                                                         ---------  ---------
Long-term portion......................................................  $  24,448  $  52,980
                                                                         ---------  ---------
                                                                         ---------  ---------


    Scheduled maturities of long-term debt, excluding the effect of unamortized debt discount, are as follows:

YEAR ENDING
DECEMBER 31,                                                                          AMOUNT
- -----------------------------------------------------------------------------------  ---------
1996...............................................................................        $32
1997...............................................................................         32
1998...............................................................................         32
1999...............................................................................     19,562
2000...............................................................................     10,032
Thereafter.........................................................................     23,897
                                                                                     ---------
                                                                                     $  53,587
                                                                                     ---------
                                                                                     ---------

    The fair market value of the Company's fixed-rate long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements. The estimated fair value of the City of Parsons, Kansas Economic Development Loan is approximately $250. The estimated fair values of the Senior Promissory Notes and Revolving Line of Credit approximate their face values.


    The new Senior Promissory Notes contain certain restrictive covenants, which require that, among other things, the Company maintain a minimum tangible net worth, a minimum current ratio, a minimum interest coverage ratio and limit its debt to equity ratio and its ability to pay dividends on Common Shares. The new Senior Promissory Notes contain a prepayment premium. The Company was in compliance with its loan covenants as of December 31, 1995.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(5) COMMON AND REDEEMABLE PREFERRED SHARES

(a) REDEEMABLE PREFERRED SHARES--The Class A Redeemable Preferred Shares had a liquidation preference of $5,000. Dividends accrued at a rate of 12% and were payable semiannually. The Class B Redeemable Preferred Shares were recorded at their estimated fair market value ($1,700) on the date of issuance. The difference between the fair market value and the liquidation value was being accreted to retained earnings at an effective rate of approximately 13%. During October 1995, the Company purchased all of its Redeemable Preferred Shares from the holders at the $10,000 liquidation value. The difference between the liquidation value and the book value was charged to retained earnings.

(b) COMMON SHARES--The following Common Share transactions occurred during 1994:


- -          Issuance  of 863,400 Class  B Common Shares to  former debt holder (Note
            3).....................................................................      1,714
- -          Issuance of warrants to holder of new Senior Promissory Notes to acquire
            346,600 Class A Common Shares, net of issuance costs (Note 3)..........        554
- -          Issuance of  2,000,000  Class  A  Common  Shares  to  existing  Class  A shareholders
            for cash...............................................................      4,000

The following Common Share transactions occurred during 1995:

- -          Redemption  of 873,400 Class  B Common Shares  for $4,394 of  cash and a
            $1,000 payable due in 1996.............................................     (5,394)
- -          Issuance of  764,500  Class  A Common  Shares  to  management,  existing
            shareholders and two individuals, net of issuance costs................      2,929
- -          Issuance  of  485,500  Class  B  Common  Shares  to  holders  of  Senior
            Promissory Notes.......................................................      1,942


(c) STOCK OPTION PLANS--On May 26, 1994, the Company terminated the existing stock option plan and canceled all related outstanding options. The Company then approved a new stock option plan and granted options to certain members of management to purchase 208,250 Class A Common Shares. The option price is $1.96 per share, which was fair market value based on third-party transactions occurring at that time. The options become exercisable upon the third anniversary of the date the options were granted. Under certain conditions, including a qualified public offering, options granted to an optionee will become immediately exercisable. All options expire 10 years from the date of issuance.

    On October 11, 1995, the Company approved a new stock option plan, granting options to certain members of management to purchase 64,500 Class A Common Shares. The option price is $4.00 per share, which was fair market value based on third-party transactions occurring at that time. The options become exercisable upon the third anniversary of the date the options were granted. Under certain conditions, including a qualified public offering, options granted to an optionee will become immediately exercisable. All options expire 10 years from the date of issuance.


    In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation," which establishes new accounting and disclosure requirements for stock-based employee compensation plans. The Company will adopt this standard in fiscal 1996 by continuing to follow the accounting prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and presenting the required pro forma disclosures. Therefore, the application of this standard will not have a material impact on the Company's financial position or results of operations.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(5) COMMON AND REDEEMABLE PREFERRED SHARES (CONTINUED)
    A summary of changes in options for Class A Common Shares for the years ended December 31, 1993, 1994, and 1995 is as follows:

                                                                    NUMBER OF     PRICE PER
                                                                     SHARES         SHARE
                                                                   -----------  --------------
Outstanding at December 31, 1992.................................       1,000          $250.00
Granted..........................................................         300           250.00
Exercised........................................................          --               --
Canceled.........................................................          --               --
                                                                   -----------  --------------
Outstanding at December 31, 1993.................................       1,300           250.00
Granted..........................................................     208,250             1.96
Exercised........................................................          --               --
Canceled.........................................................      (1,300)          250.00
                                                                   -----------  --------------
Outstanding at December 31, 1994.................................     208,250             1.96
Granted..........................................................      64,500             4.00
Exercised........................................................          --               --
Canceled.........................................................          --               --
                                                                   -----------  --------------
Outstanding at December 31, 1995.................................     272,750      $1.96-$4.00
                                                                   -----------  --------------
                                                                   -----------  --------------
Exercisable at:
  December 31, 1993..............................................         350          $250.00
  December 31, 1994..............................................          --               --
  December 31, 1995..............................................          --               --

    All of the options outstanding would be exercisable upon completion of a qualified public offering.

(6) BENEFIT PLANS
    The Company has pension or profit sharing plans covering substantially all of its employees. The Company does not provide any other post-employment benefits.

(a) COMPANY-SPONSORED PENSION PLANS--The pension plans cover virtually all salaried and hourly employees not covered by multi-employer pension plans and provide benefits of stated amounts for each year of credited service. The Company funds such plans at a rate that meets or exceeds the minimum amounts required by applicable regulations. The plans' assets are primarily invested in mutual funds comprised primarily of common stock and corporate and U.S. government obligations. In determining the amounts below, the Company has used 7% in 1994 and 1995 for its weighted average discount rate and has used 8% in 1994 and 1995 for its expected rate of return on assets assumptions.

    Effective May 1, 1994, the Company amended the benefit obligation of The Dayton Superior Corporation Pension Plan for the Parsons union employees so that these employees do not earn additional benefits for future services. The Parsons union employees are now covered by a multi-employer pension plan. Future service will be counted towards vesting of benefits accumulated based on past service.

    This event qualifies as a curtailment of a defined benefit plan. Accordingly, the unrecognized prior service cost has been recognized and is included as a curtailment loss of $33. The Company does not intend to terminate the plan.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(6) BENEFIT PLANS (CONTINUED)
    The components of pension expense for these plans for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                                                              1993       1994       1995
                                                                            ---------  ---------  ---------
Service cost..............................................................       $363       $426       $459
Interest on projected benefit obligation..................................        301        325        366
Actual return on plan assets..............................................       (266)       (49)    (1,047)
Net amortization and deferral.............................................         (1)      (268)       720
Curtailment loss..........................................................         --         33         --
                                                                            ---------  ---------  ---------
Total.....................................................................       $397       $467       $498
                                                                            ---------  ---------  ---------
                                                                            ---------  ---------  ---------

    The Company-sponsored pension plans' funded status as of December 31, 1994 and 1995 are as follows:

                                                                                 1994
                                                               -----------------------------------------
                                                                ASSETS EXCEED    ACCUMULATED
                                                                 ACCUMULATED      BENEFITS
                                                                  BENEFITS      EXCEED ASSETS    TOTAL
                                                               ---------------  -------------  ---------
Actuarial present value of benefit obligations:
  Vested benefit obligation..................................     $   2,209       $   1,903    $   4,112
                                                                    -------     -------------  ---------
                                                                    -------     -------------  ---------
  Accumulated benefit obligation.............................     $   2,346       $   2,142    $   4,488
                                                                    -------     -------------  ---------
                                                                    -------     -------------  ---------
  Projected benefit obligation...............................     $   3,090       $   2,142    $   5,232
Plan assets at fair market value.............................         2,506           1,679        4,185
                                                                    -------     -------------  ---------
Projected benefit obligation in excess of plan assets........           584             463        1,047
Unrecognized net loss........................................          (220)           (295)        (515)
Prior service cost not yet recognized in net periodic pension
 costs.......................................................            --             (63)         (63)
Adjustment required to recognize minimum liability...........            --             358          358
                                                                    -------     -------------  ---------
Pension liability............................................           $364           $463         $827
                                                                     -------    -------------  ---------
                                                                     -------    -------------  ---------

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(6) BENEFIT PLANS (CONTINUED)

                                                                                 1995
                                                               -----------------------------------------
                                                                ASSETS EXCEED    ACCUMULATED
                                                                 ACCUMULATED      BENEFITS
                                                                  BENEFITS      EXCEED ASSETS    TOTAL
                                                               ---------------  -------------  ---------
Actuarial present value of benefit obligations:
  Vested benefit obligation..................................     $   2,576       $   2,145    $   4,721
                                                                    -------     -------------  ---------
                                                                    -------     -------------  ---------
  Accumulated benefit obligation.............................     $   2,687       $   2,244    $   4,931
                                                                    -------     -------------  ---------
                                                                    -------     -------------  ---------
  Projected benefit obligation...............................     $   3,688       $   2,244    $   5,932
Plan assets at fair market value.............................         3,211           2,050        5,261
                                                                    -------     -------------  ---------
Projected benefit obligation in excess of plan assets........           477             194          671
Unrecognized net loss........................................           130             (48)          82
Prior service cost not yet recognized in net periodic pension
 costs.......................................................            --             (57)         (57)
Adjustment required to recognize minimum liability...........            --             108          108
                                                                    -------     -------------  ---------
Pension liability............................................           $607           $197         $804
                                                                     -------    -------------  ---------
                                                                     -------    -------------  ---------

    As of December 31, 1994 and 1995, the minimum liability is reflected as intangible assets of $63 and $57, respectively, and a reduction of shareholders' equity of $295 and $50, respectively.

(b) MULTI-EMPLOYER PENSION PLANS--Approximately 14% of the Company's employees are currently covered by collectively bargained, multi-employer pension plans. Contributions are determined in accordance with the provisions of negotiated union contracts and generally are based on the number of hours worked. The Company does not have the information available to determine its share of the accumulated plan benefits or net assets available for benefits under the multi-employer pension plans. The aggregate amount charged to expense under these plans was $23, $61, and $77 for the years ended December 31, 1993, 1994 and 1995, respectively.

(c) 401(K) SAVINGS PLAN--Virtually all employees are eligible to participate in Company sponsored 401(k) savings plans. Company matching contributions vary from 0% to 50% (on the first 2%) according to terms of the individual plans and collective bargaining agreements. The aggregate amount charged to expense under these plans was $172, $218, and $242 for the years ended December 31, 1993, 1994, and 1995, respectively.

(7) INCOME TAXES
    The following is a summary of the components of the Company's income tax provision (benefit) for the years ended December 31, 1993, 1994, and 1995:

                                                                                    1993        1994        1995
                                                                                  ---------     -----     ---------
Currently payable (receivable):
  Federal.......................................................................  $     (41)  $      30        $789
  State and local...............................................................        (48)         65          21
Deferred........................................................................         --          --        (120)
                                                                                        ---         ---   ---------
Total provision (benefit).......................................................  $     (89)  $      95        $690
                                                                                        ---         ---   ---------
                                                                                        ---         ---   ---------

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(7) INCOME TAXES (CONTINUED)
    The effective income tax rate differs from the statutory federal income tax rate for the years ended December 31, 1993, 1994, and 1995 for the following reasons:

                                                                           1993         1994         1995
                                                                        -----------  -----------  -----------
Statutory income tax rate.............................................       34.0%        34.0%        34.0%
State income taxes (net of federal tax benefit).......................       (0.3)        (7.2)         0.3
Unrecognized benefit of losses........................................      (25.8)        (7.2)          --
Reduction in valuation allowance......................................         --         42.6        (29.5)
Nondeductible goodwill amortization...................................       (6.7)       (78.4)        10.4
Incremental Canadian income tax rate..................................        0.3           --           --
Other, net............................................................         --           --          0.5
                                                                            -----        -----        -----
Effective income tax rate.............................................        1.5%       (16.2)%       15.7%
                                                                            -----        -----        -----
                                                                            -----        -----        -----

    The components of the Company's future income tax benefits and deferred tax liabilities as of December 31, 1994 and 1995 are as follows:


                                                                                      1994       1995
                                                                                    ---------  ---------
Current deferred taxes:
  Net operating loss carryforwards................................................     $1,860        $--
  Inventory reserves..............................................................       (847)      (868)
  Allowance for doubtful accounts.................................................        285        267
  Alternative minimum tax credit carryforwards....................................         95        563
  Accrued liabilities.............................................................      1,063      1,465
  Other...........................................................................          4        (34)
  Valuation allowance.............................................................     (1,297)        --
                                                                                    ---------  ---------
    Total.........................................................................      1,163      1,393
                                                                                    ---------  ---------
Long-term deferred taxes:
  Accelerated depreciation........................................................     (1,323)    (3,509)
  Other long-term liabilities.....................................................        306        865
  Other...........................................................................       (146)      (137)
                                                                                    ---------  ---------
    Total.........................................................................     (1,163)    (2,781)
                                                                                    ---------  ---------
    Net deferred taxes............................................................        $--  $  (1,388)
                                                                                    ---------  ---------
                                                                                    ---------  ---------


    As of December 31, 1994, the Company had recorded a valuation allowance on the net deferred tax asset as realization of this asset was uncertain. During 1995, the Company eliminated its valuation allowance due to the utilization of its net operating loss carryforwards.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(8) COMMITMENTS AND CONTINGENCIES

(a) OPERATING LEASES--Rental expense for property, plant and equipment (principally office and warehouse facilities and office equipment) was $990, $1,163 and $1,288 for the years ended December 31, 1993, 1994, and 1995, respectively. Terms generally range from one to ten years and some contain renewal options. The approximate aggregate minimum annual rental commitments under non-cancelable operating leases are as follows:

YEAR ENDING
DECEMBER 31,                                                                           AMOUNT
- ------------------------------------------------------------------------------------  ---------
1996................................................................................  $   1,510
1997................................................................................      1,308
1998................................................................................        947
1999................................................................................        653
2000................................................................................        270
                                                                                      ---------
                                                                                      $   4,688
                                                                                      ---------
                                                                                      ---------


(b) LITIGATION--The Company is a defendant in various legal proceedings arising out of the conduct of its business. While the ultimate outcome of these lawsuits cannot be determined at this time, management is of the opinion that any liability would not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.



(c) SELF-INSURANCE--The Company is self-insured for certain of its group medical, workers' compensation and product and general liability claims. The Company has stop loss insurance coverage at various per occurrence and per annum levels depending on type of claim. The Company consults with third party administrators to estimate the reserves required for these claims. The estimated range of losses for possible self-insurance losses as of December 31, 1995 is $1,000 to $2,500, and the Company has reserved $2,021.



(9) RELATED PARTY TRANSACTIONS


    During 1995, the Company paid Ripplewood a management fee of $30. The Company will pay Ripplewood a fee of $600 at the time the initial public offering is completed for additional services provided in connection with the offering and related transactions. See Note 10(b). In addition, the Company reimburses Ripplewood for the allocable costs of certain insurance policies purchased by Ripplewood which cover both the Company and Ripplewood.
Approximately $175 of such costs were allocated to the Company for the period October 13, 1995 through October 13, 1996.



    The Company paid a director/shareholder a management fee of $156 in 1993 and $25 in each of 1994 and 1995.



    The Company paid Onex a management fee of $94, $225, and $195 in 1993, 1994 and 1995, respectively. In addition, in October 1995, the Company paid Onex a fee of $400 for financial advisory services in connection with the acquisition of Dur-O-Wal, Inc. and related financing transactions.



(10) SUBSEQUENT EVENTS



(a) STOCK SPLIT--On              , 1996, the Company authorized a 50-for-1 stock
    split for Class A and B Common Shares. All references in the financial statements to number of shares or share prices have been restated to reflect the split. Immediately prior to the consummation of the Offering,

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


(10) SUBSEQUENT EVENTS (CONTINUED)


    1,486,550 Class A Common Shares held by Ripplewood as of December 31, 1995 and the 36,000 Class A Common Shares acquired by Ripplewood on April 4, 1996 will be converted to 1,522,550 Class B Common Shares. Class B Common Shares have 10 votes per share.



(b) PUBLIC OFFERING OF COMPANY SHARES--On March 29, 1996, the Company filed a Registration Statement with respect to Class A Common Shares with a proposed maximum aggregate offering price of $63,825,000. Reference is made to the "Risk Factors" section of the Registration Statement for further discussion.



    The proceeds from the sale of the Company's shares will be used to repay the Senior Promissory Notes described in Note 4, totalling $40,000, plus a prepayment premium of $2,400 negotiated by the Company. Reference is made to the "Summary Financial and Pro Forma Data" for the effects of the offering on net income and net income per common and common equivalent share.



    All stock options described in Note 5 and the warrants described in Note 3 become immediately exercisable upon the closing of the offering. There is no effect on the accounting treatment of the stock options and warrants as a result of the accelerated exercisability because there has been no change to the provisions of the stock options and warrants. There has been no change to the number of shares or price per share, and the accelerated exercisability feature existed on the date of grant.



(c) ACQUISITION--On April 29, 1996, the Company acquired certain of the assets and assumed certain of the liabilities of a privately held concrete paving products manufacturer based in Kankakee, Illinois for cash. The purchase price, including acquisition costs, is estimated to be approximately $5,000 and is subject to post-closing adjustments.



(d) AMENDMENT TO CREDIT ARRANGEMENTS--The Company has an agreement in principle with Bank One, Dayton NA and Bank of America Illinois (collectively, the "Banks") to amend the Credit Facility (as so amended, the Amended Credit Facility) concurrent with, and conditional upon, consummation of the offering and will pay a commitment fee of $170 to the Banks in connection therewith. The Amended Credit Facility will provide for (i) a Term Loan and
    (ii) a Revolving Credit Facility. Amounts available under the Revolving Credit Facility will be equal to the lesser of (i) $36,500 or (ii) the sum of (x) 85% of eligible accounts receivable, (y) 60% of eligible inventories and (z) an amount equal to $10,000 upon closing of the offering, decreasing in steps to zero on September 30, 1997. At March 29, 1996, if the Revolving Credit Facility had been in place, $29,700 would have been available thereunder, of which $17,100 of borrowings would have been outstanding. The Revolving Credit Facility will terminate in four years, with interest options based on (a) Bank One, Dayton NA's prime rate or (b) LIBOR plus an amount between 1.00% and 2.25% (LIBOR plus 1.50% if the Amended Credit Facility had been in place at March 29, 1996) depending on the level of certain financial ratios. A commitment fee of between 0.125% and 0.375% per annum will be payable on the average unused amount depending on the level of certain financial ratios. If the Amended Credit Facility had been in place at March 29, 1996, the commitment fee would have been 0.25% per annum. The principal amount of the Term Loan will be the lesser of $13,500 or 70% of the appraised value of the Company's fixed assets per annum. An appraisal is currently being conducted. If the appraised value of the Company's fixed assets were equal to the depreciated book value of such assets at March 29, 1996, the amount of the Term Loan would be $12,200. The Term Loan will be due in full four years from its date of issuance with mandatory quarterly principal payments of $844 plus interest. The Term Loan will permit the Company to choose from various interest rate options.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                     AS OF DECEMBER 31, 1995 AND MARCH 29, 1996
                                       ASSETS



                                                                                       DECEMBER 31,
                                                                                           1995
                                                                                      --------------
                                                                                                       MARCH 29,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                                                         (AMOUNTS IN THOUSANDS)
CURRENT ASSETS:
  Cash..............................................................................           $643          $103
  Accounts receivable, net of allowance for
   doubtful accounts of $708 and $720...............................................         11,724        13,221
  Inventories (Note 2)..............................................................         12,392        14,664
  Rental equipment, net.............................................................          1,235         1,541
  Prepaid expenses..................................................................            474           751
  Prepaid income taxes..............................................................            436           427
  Future income tax benefits........................................................          1,393         1,393
                                                                                      --------------  ------------
    Total current assets............................................................         28,297        32,100
                                                                                      --------------  ------------

PROPERTY, PLANT AND EQUIPMENT (Note 3):                                                      27,560        28,205
  Less accumulated depreciation.....................................................        (10,000 )     (10,798 )
                                                                                      --------------  ------------
      Net property, plant and equipment.............................................         17,560        17,407
                                                                                      --------------  ------------

GOODWILL AND INTANGIBLE ASSETS,
 net of accumulated amortization....................................................         57,734        57,276

OTHER ASSETS........................................................................            269           269
                                                                                      --------------  ------------
    Total assets....................................................................  $     103,860   $   107,052
                                                                                      --------------  ------------
                                                                                      --------------  ------------



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   AS OF DECEMBER 31, 1995 AND MARCH 29, 1996
                      LIABILITIES AND SHAREHOLDERS' EQUITY



                                                                                       DECEMBER 31,
                                                                                           1995
                                                                                      --------------
                                                                                                       MARCH 29,
                                                                                                          1996
                                                                                                      ------------
                                                                                                      (UNAUDITED)
                                                                                         (AMOUNTS IN THOUSANDS)
CURRENT LIABILITIES:
  Current portion of long-term debt.................................................            $32           $32
  Accounts payable..................................................................          8,043         9,796
  Accrued liabilities...............................................................          7,876         6,096
  Accrued interest..................................................................          2,063         1,845
                                                                                      --------------  ------------
    Total current liabilities.......................................................         18,014        17,769

LONG-TERM DEBT .....................................................................         52,980        56,777
DEFERRED INCOME TAXES...............................................................          2,781         2,729
OTHER LONG-TERM LIABILITIES.........................................................          2,600         2,693
                                                                                      --------------  ------------
    Total liabilities...............................................................         76,375        79,968
                                                                                      --------------  ------------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Class A Common Shares.............................................................         17,483        17,483
  Class B Common Shares.............................................................          1,942         1,942
  Cumulative foreign currency translation adjustment................................           (139 )        (139 )
  Excess pension liability..........................................................            (50 )         (50 )
  Retained earnings.................................................................          8,330         7,929
  Treasury shares, Class A Common, at cost..........................................            (81 )         (81 )
                                                                                      --------------  ------------
    Total shareholders' equity......................................................         27,485        27,084
                                                                                      --------------  ------------
      Total liabilities and shareholders' equity....................................  $     103,860   $   107,052
                                                                                      --------------  ------------
                                                                                      --------------  ------------



          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996



                                                                                         MARCH 31,     MARCH 29,
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                                          (AMOUNTS IN THOUSANDS,
                                                                                           EXCEPT SHARE AND PER
                                                                                              SHARE AMOUNTS)
NET SALES.............................................................................      $17,977       $23,615
COST OF SALES.........................................................................       12,555        16,146
                                                                                        ------------  ------------
  Gross profit........................................................................        5,422         7,469

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........................................        4,664         6,035
                                                                                        ------------  ------------
  Income from operations..............................................................          758         1,434

OTHER EXPENSES:
  Interest expense, net...............................................................          909         1,585
  Other, net..........................................................................           --             8
                                                                                        ------------  ------------
  Income (loss) before income taxes...................................................         (151 )        (159 )

PROVISION FOR INCOME TAXES............................................................           --           242
                                                                                        ------------  ------------
  Net loss............................................................................         (151 )        (401 )

Dividends on Redeemable Preferred Shares..............................................         (150 )          --
Accretion on Redeemable Preferred Shares..............................................          (62 )          --
                                                                                        ------------  ------------
Net loss available to common shareholders.............................................        $(363 )       $(401 )
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Net loss per share....................................................................       $(0.12 )      $(0.12 )
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average common and common equivalent shares outstanding......................    2,956,789     3,333,389
                                                                                        ------------  ------------
                                                                                        ------------  ------------



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE THREE FISCAL MONTHS ENDED MARCH 31, 1995 AND MARCH 29, 1996



                                                                                            1995          1996
                                                                                        ------------  ------------
                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                                            (AMOUNTS)IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................................................   $     (151)   $     (401)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation......................................................................          579           908
    Amortization of goodwill and intangibles..........................................          349           406
    Deferred income taxes.............................................................           --           (52)
    Amortization of debt discount and deferred financing costs........................           73            70
    Loss (gain) on sales of assets....................................................           (2)           (2)
Change in assets and liabilities:
    Accounts receivable...............................................................       (1,428)       (1,497)
    Inventories.......................................................................       (2,578)       (2,666)
    Prepaid income taxes..............................................................         (217)            9
    Accounts payable..................................................................        1,269         1,753
    Accrued liabilities...............................................................           60        (1,998)
    Other, net........................................................................          (87)         (182)
                                                                                        ------------  ------------
      Net cash used in operating activities...........................................       (2,133)       (3,652)
                                                                                        ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property, plant and equipment additions.............................................         (505)         (667)
  Proceeds from sales of assets.......................................................            2             2
                                                                                        ------------  ------------
      Net cash used in investing activities...........................................         (503)         (665)
                                                                                        ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of long-term debt, net.....................................................        2,170         3,777
                                                                                        ------------  ------------
      Net cash provided by financing activities.......................................        2,170         3,777
                                                                                        ------------  ------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH...............................................            2            --
                                                                                        ------------  ------------
      Net increase (decrease) in cash.................................................         (464)         (540)
CASH, beginning of period.............................................................          464           643
                                                                                        ------------  ------------
CASH, end of period...................................................................   $       --    $      103
                                                                                        ------------  ------------
                                                                                        ------------  ------------
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Cash paid for income taxes..........................................................   $      216    $      248
  Cash paid for interest..............................................................           22         1,783
SUPPLEMENTAL NONCASH DISCLOSURES:
  Accretion of preferred stock........................................................           62            --
  Accrual of preferred stock dividends................................................          150            --



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      DECEMBER 31, 1995 AND MARCH 29, 1996
                                  (UNAUDITED)



(1) CONSOLIDATED FINANCIAL STATEMENTS


    The interim consolidated financial statements included herein have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments necessary to state fairly the information set forth therein. Any such adjustments were of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1995.



(2) ACCOUNTING POLICIES


    The interim consolidated financial statements have been prepared in accordance with the accounting policies described in the notes to the Company's consolidated financial statements for the year ended December 31, 1995. While management believes that the procedures followed in the preparation of interim financial information are reasonable, the accuracy of some estimated amounts is dependent upon facts that will exist or calculations that will be accomplished at year end. Examples of such estimates include changes in the LIFO reserve (based upon the Company's best estimate of inflation to date) and management bonuses. Any adjustments pursuant to such estimates during the fiscal quarter were of a normal recurring nature.



    (a) FISCAL QUARTER--The Company's fiscal quarters are defined as the periods ending on the last Friday in March, June or September.



    (b) INVENTORIES--Substantially all finished products and raw materials are stated at the lower of last in, first out (LIFO) cost or market (which approximates current cost). Following is a summary of the components of inventories as of March 29, 1996:



                                                                     DECEMBER 31,    MARCH 29,
                                                                         1995          1996
                                                                    --------------  -----------

Raw materials.....................................................    $    2,562     $   2,996
Finished goods....................................................         9,830        11,668
                                                                    --------------  -----------
                                                                          12,392        14,664
LIFO reserve......................................................        --            --
                                                                    --------------  -----------
                                                                      $   12,392     $  14,664
                                                                    --------------  -----------
                                                                    --------------  -----------



(3) REVOLVING LINES OF CREDIT


    Borrowings outstanding bear interest at between 8.00% and 8.59% as selected by the Company. A commitment fee of 0.25% per annum is payable on the average unused amount.



    Average borrowings under the agreements were $14,959 and $1,127 during the three fiscal months ended March 29, 1996 and March 31, 1995, respectively, at an approximate weighted average interest rate of 8.8% and 13.3%, respectively. The maximum borrowings outstanding during the three fiscal months ended March 29, 1996 and March 31, 1995, was $17,240 and $2,590, respectively.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
and Stockholders of
Dur-O-Wal, Inc.

    We have audited the accompanying consolidated statements of operations and cash flows of DUR-O-WAL, INC. AND SUBSIDIARY for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Dur-O-Wal, Inc. and subsidiary for the year ended December 31, 1994 in conformity with generally accepted accounting principles.


    As discussed in Note 1(c) to the financial statements, the Company changed its method of accounting for certain inventories in 1994.



ALTSCHULER, MELVOIN AND GLASSER LLP


Chicago, Illinois
April 21, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors
DUR-O-WAL, Inc.

    We have audited the accompanying consolidated statements of operations and cash flows of Dur-O-Wal, Inc. and Subsidiary for the years ended December 31, 1992 and 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Dur-O-Wal, Inc. and Subsidiary for the years ended December 31, 1992 and 1993 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Chicago, Illinois
April 20, 1994

                         DUR-O-WAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994


                                                                                   1992       1993       1994
                                                                                 ---------  ---------  ---------
                                                                                     (AMOUNTS IN THOUSANDS)

Net sales......................................................................  $  21,469  $  22,149  $  25,512
Cost of goods sold.............................................................     14,812     15,385     16,934
Depreciation and amortization..................................................        832        413        287
                                                                                 ---------  ---------  ---------
Gross profit...................................................................      5,825      6,351      8,291
Selling, general and administrative expenses...................................      4,280      4,343      5,208
Depreciation and amortization..................................................        792        290        300
                                                                                 ---------  ---------  ---------
Income from operations.........................................................        753      1,718      2,783
Other expenses:
  Interest.....................................................................        838        726        456
  Miscellaneous, net...........................................................        136        297        157
                                                                                 ---------  ---------  ---------
Income (loss) before income tax provision......................................       (221)       695      2,170
Income tax provision...........................................................         55         64        855
                                                                                 ---------  ---------  ---------
Net income (loss)..............................................................  $    (276) $     631  $   1,315
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------


        The accompanying notes are an integral part of these statements.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1993 AND 1994



                                                                                    1992       1993       1994
                                                                                  ---------  ---------  ---------
                                                                                      (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).............................................................      $(276)      $631     $1,315
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation of property, plant and equipment...............................        874        443        317
    Amortization of goodwill and other assets...................................        750        260        271
    Provision (benefit) for deferred income taxes...............................        (11)        --        243
    Provision for doubtful accounts receivable..................................         60         26         50
    Provision for loss on inventories...........................................         --        125         (9)
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable................................         58       (396)      (633)
      (Increase) decrease in inventories........................................       (137)       749       (792)
      (Increase) decrease in other current assets...............................         63        (22)        87
      Increase in other assets..................................................         --         --       (130)
      Increase (decrease) in accounts payable...................................        312        (79)       950
      Increase (decrease) in accrued expenses...................................       (288)       128        315
      Decrease in other liabilities.............................................         --         --        (76)
                                                                                  ---------  ---------  ---------
  Net cash provided by operating activities.....................................      1,405      1,865      1,908
                                                                                  ---------  ---------  ---------
Cash flows from investing activities:
  Capital expenditures..........................................................       (251)      (161)      (173)
                                                                                  ---------  ---------  ---------
Cash flows from financing activities:
  Borrowings under loan agreements..............................................      5,594      7,668         --
  Repayments under loan agreements..............................................     (6,080)        --     (4,000)
  Repayment of working capital revolver.........................................         --     (8,980)      (583)
  Refinancing proceeds from new term loan.......................................         --         --      4,500
  Refinancing proceeds from new working capital revolver........................         --         --         83
  Payments under new term loan..................................................         --         --     (1,367)
  Borrowings under new working capital revolver.................................         --         --      9,524
  Payments under new working capital revolver...................................         --         --     (9,608)
  Payments under debt issued in conjunction with acquisition....................       (427)      (428)      (468)
  Common stock purchase.........................................................         --        (15)        --
  Proceeds from issuance of common stock........................................         --         --          5
  Increase (decrease) in checks issued in excess of funds on deposit............       (273)        38        170
                                                                                  ---------  ---------  ---------
  Net cash used in financing activities.........................................     (1,186)    (1,717)    (1,744)
                                                                                  ---------  ---------  ---------
Net effects of exchange rate changes on cash....................................         44         18         (6)
                                                                                  ---------  ---------  ---------
Net increase (decrease) in cash.................................................         12          5        (15)
Cash, beginning of year.........................................................         10         22         27
                                                                                  ---------  ---------  ---------
Cash, end of year...............................................................        $22        $27        $12
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
  Supplemental disclosures of cash flows information:
    Cash paid during the year for:
      Interest..................................................................       $846       $739       $505
      Income taxes..............................................................         78        100        468


        The accompanying notes are an integral part of these statements.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (AMOUNTS IN THOUSANDS)

(1) NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    (a) NATURE OF ACTIVITIES--Dur-O-Wal, Inc. and its wholly-owned subsidiary, Dur-O-Wal Limited (together referred to as "the Company"), are engaged in the manufacture of masonry wall reinforcement products, sold principally to masonry block manufacturers and wholesalers of masonry materials throughout the United States and Canada. Operations are conducted from company owned premises in Aurora, Illinois and Baltimore, Maryland and leased facilities in Ontario, Canada and other various leased facilities throughout the United States. The Company grants uncollateralized credit to approximately 1,500 customers, none of which accounts for more than 4% of net sales.


    (b) PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Dur-O-Wal, Inc. and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

    (c) COST OF GOODS SOLD--Cost of goods sold in the United States is recorded on the last-in, first-out (LIFO) method. Effective January 1, 1994, the Company changed its method of accounting for purchased finished goods from the first-in, first-out (FIFO) method to the LIFO method. The Company believes that the use of the LIFO method better matches current costs with current revenues. There was no cumulative effect for this accounting change. The effect of this change decreased 1994 net income by approximately $61. Foreign cost of goods sold is recorded on the FIFO method.

    (d) DEPRECIATION AND AMORTIZATION--Property, plant and equipment are depreciated or amortized over their estimated useful lives using the straight-line method. Upon asset retirement or other disposition, cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the consolidated statements of operations. Significant renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged to operations.


    (e) AMORTIZATION OF GOODWILL AND OTHER ASSETS--Goodwill represents the excess of purchase price paid over the fair market value of assets acquired and is amortized on a straight-line basis over twenty years. Other assets, which consist primarily of capitalized loan fees and noncompete agreements, are stated at their fair values at the date of acquisition and are amortized on a straight-line basis over the term of the related loans and agreements of five and six years.


    (f) INCOME TAX PROVISION--Income tax expense is the total of taxes currently payable for the period and the change during the period in deferred tax assets and liabilities. The Company uses the liability method of accounting for income taxes, under which deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities using the tax rates in effect when such differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.


    (g) FOREIGN CURRENCY TRANSLATION--The financial statements of the Company's operations located outside the United States are translated into United States dollars in accordance with SFAS No. 52, "Foreign Currency Translation." Profit and loss accounts are translated at the average monthly exchange rate prevailing during the year.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (AMOUNTS IN THOUSANDS)

(2) TERM AND WORKING CAPITAL REVOLVING DEBT
    On January 14, 1994, the Company refinanced its term loan and working capital revolver with another lender. The proceeds of the refinancing were used, in part, to pay certain obligations under noncompete/consulting agreements and to retire outstanding bank debt. The agreement provides revolving credit of up to $3,000 (limited to the lesser of $3,000 or the borrowing base, computed as a percentage of eligible inventory and accounts receivable) and a term loan of $4,500. While the agreement matures January 14, 1997, the Company can request and the lender can grant additional one-year extensions (the effect of which extension would be to continue the agreement for an additional three years), commencing April 30, 1995, 1996 and 1997. Interest on the term loan and revolver is payable monthly and through December 31, 1994 is computed at 1.50% and 1.25% above the lender's current corporate prime rate, respectively (prime rate was 8.50% at December 31, 1994). For the period January 1, 1995 through March 31, 1995, interest on the term loan and revolver was 1.25% and 1% above the lender's current corporate prime rate. Effective April 1, 1995, the agreement was amended to adjust interest on the term loan and the revolver to 1% and 0.5% above the lender's current corporate prime rate. The agreement includes covenants which, among other things, require the Company to maintain various financial ratios concerning collateral obligations, net worth, and debt service. Additionally, the agreement requires the Company to meet or exceed specific pre-tax earnings thresholds and limits the Company's total amount of annual capital expenditures. Under the agreement, the Company is also prohibited from incurring additional borrowings. The term loan and the revolver borrowings under the Secured Credit Agreement (the agreement) are collateralized by substantially all the assets of the Company.

    Interest expense on the above borrowings totaled approximately $697, $594, and $435 for the years ended December 31, 1992, 1993 and 1994, respectively.

(3) INCOME TAXES

    The Company adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1993. The adoption of this standard did not have a material effect on the Company's financial statements. As permitted under SFAS No. 109, prior years' financial statements were not restated.

    The income tax provision (benefit) for the years ended December 31, 1992, 1993 and 1994 consisted of:

                                                                                                1992         1993        1994
                                                                                                -----        -----     ---------
Current:
  Federal..................................................................................   $      --    $      --   $     476
  State....................................................................................          --           --         109
  Foreign..................................................................................          66           64          27
                                                                                                    ---          ---   ---------
                                                                                                     66           64         612
Deferred...................................................................................         (11)          --         243
                                                                                                    ---          ---   ---------
                                                                                                    $55          $64        $855
                                                                                                    ---          ---   ---------
                                                                                                    ---          ---   ---------

    For 1994, the difference between the statutory federal tax rate of 34% and the effective tax rate of 39.4%, related primarily to state and foreign income taxes. For 1993, the difference between the statutory federal tax rate of 34% and the effective tax rate of 9.3% related primarily to the utilization of net operating loss carryforwards. For 1992, the difference between the statutory federal rate of 34% and the effective tax rate of (24.9%) related primarily to there being no benefit from the net operating losses and taxes payable on income of the foreign subsidiary.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (AMOUNTS IN THOUSANDS)

(3) INCOME TAXES (CONTINUED)
    The valuation allowance decreased by $251 during the year ended December 31, 1994.

(4) COMPENSATION AGREEMENTS


    The Company's deferred compensation agreement with its President permits the President to defer a portion of his salary for payment in the future plus accrued interest. Expense under this plan was $5 for each of the years ended December 31, 1992, 1993 and 1994. The Company's deferred compensation agreement with its subsidiary's General Manager resulted in the grant of "phantom stock" shares whereby the value of the shares was modified each year for a guaranteed yearly increase as specified by the agreement, plus an increase if certain performance goals were achieved for the year. This plan was discontinued in 1993 with payments of the deferred balance to be paid beginning in 1995. Expense under this plan was $10 and $71 for the years ended December 31, 1992 and 1993, respectively.


    The Company's supplemental compensation agreement with its President is funded with life insurance and provides compensation benefits upon death or retirement to the extent of the cash value of such insurance policy. The Company has agreed to fund the premiums under the policy and charges the premiums to expense when paid. The Company has funded four annual premium payments and borrowed against the cash value of the policy to fund five annual premiums to date. During 1994, $29 was charged to expense relating to the payment of interest on policy loans.


    The Company's Subscription Stock Purchase and Stock Appreciation Rights Agreements with certain executives provides for the annual purchase of a defined number of common shares at an amount determined by a formula. In addition, in lieu of exercising their stock options, participants may elect to receive stock appreciation rights ("SAR's") on a share-for-share basis. Upon sale of the Company, holders of the SAR's will receive, on a per share basis, the difference between their cost per share and the sale price per share. The SAR's expire on the earlier of the sale of the Company, termination of employment, or December 31, 1998. At December 31, 1994, 422.2 SAR's were outstanding at per share amounts ranging from $389 to $463. No accruals have been provided for the SAR's as management believes there has been no increase in value.


5)  OPERATING LEASES

    The Company conducts a portion of its operations in leased facilities under noncancellable operating leases expiring at various dates through 1999. In addition, the Company leases certain equipment, principally automobiles and trucks, which are used in its operations. Most leases contain options which allow the Company to renew the leases at the fair market rental value. The Company also leases certain office equipment under short-term agreements.

    Rental expense under all operating leases was $434, $450 and $462 for the years ended December 31, 1992, 1993 and 1994, respectively.

6)  SUBSEQUENT EVENT -- UNAUDITED

    On October 16, 1995, the shareholders of the Company sold the stock of the Company to Dayton Superior Corporation for $21,875 in cash.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
          FOR THE PERIODS JANUARY 1 THROUGH OCTOBER 15, 1994 AND 1995

                                                                                         1994          1995
                                                                                     ------------  ------------
                                                                                            (UNAUDITED)
                                                                                       (AMOUNTS IN THOUSANDS)
Net sales..........................................................................   $   18,998    $   20,893
Cost of goods sold.................................................................       13,717        15,080
Depreciation and amortization......................................................          222           238
                                                                                     ------------  ------------
  Gross profit.....................................................................        5,059         5,575
Selling, general and administrative expenses.......................................        2,788         3,348
Depreciation and amortization......................................................          201           203
                                                                                     ------------  ------------
  Income from operations...........................................................        2,070         2,024
Other expenses:
  Interest.........................................................................          366           449
  Miscellaneous, net...............................................................          125            24
                                                                                     ------------  ------------
  Income before income tax provision...............................................        1,579         1,551
Income tax provision...............................................................          556           674
                                                                                     ------------  ------------
  Net income.......................................................................   $    1,023    $      877
                                                                                     ------------  ------------
                                                                                     ------------  ------------

        The accompanying notes are an integral part of these statements.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE PERIODS JANUARY 1 THROUGH OCTOBER 15, 1994 AND 1995


                                                                                         1994          1995
                                                                                     ------------  -------------
                                                                                             (UNAUDITED)
                                                                                       (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................   $    1,023     $     877
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation of property, plant and equipment..................................          251           260
    Amortization of goodwill.......................................................          172           181
    Amortization of deferred financing costs.......................................           31            83
    Provision (benefit) for deferred income taxes..................................            4           (35)
  Changes in operating assets and liabilities:
    Accounts receivable............................................................         (778)          (20)
    Inventories....................................................................          (60)          474
    Prepaid income taxes...........................................................           --          (137)
    Accounts payable and checks issued in excess of funds on deposit...............          329          (750)
    Accrued expenses...............................................................          108          (410)
    Other long-term liabilities....................................................          (93)          348
    Other, net.....................................................................           84            23
                                                                                     ------------       ------
      Net cash provided by operating activities....................................        1,071           894
                                                                                     ------------       ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.............................................................          (68)         (436)
                                                                                     ------------       ------
      Net cash used in investing activities........................................          (68)         (436)
                                                                                     ------------       ------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under loan agreement..................................................         (655)         (527)
  Proceeds from issuance of common stock...........................................            5            65
                                                                                     ------------       ------
      Net cash used in financing activities........................................         (650)         (462)
                                                                                     ------------       ------
NET EFFECTS OF EXCHANGE RATE CHANGES ON CASH.......................................           11             5
                                                                                     ------------       ------
      Net increase in cash.........................................................          364             1
CASH, beginning of period..........................................................           27            12
                                                                                     ------------       ------
CASH, end of period................................................................   $      391     $      13
                                                                                     ------------       ------
                                                                                     ------------       ------
Supplemental disclosures of cash flows information:
  Cash paid during the period for:
    Interest.......................................................................   $      335     $     324
    Income taxes...................................................................          299         1,016


        The accompanying notes are an integral part of these statements.

                         DUR-O-WAL, INC. AND SUBSIDIARY
                        NOTES TO CONSOLIDATED STATEMENTS
                           OCTOBER 15, 1994 AND 1995

(1) CONSOLIDATED FINANCIAL STATEMENTS

    The interim consolidated financial statements included herein have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments necessary to state fairly the information set forth therein. Any such adjustments were of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's audited consolidated financial statements for the year ended December 31, 1994.


(2) ACCOUNTING POLICIES

    The interim consolidated financial statements have been prepared in accordance with the accounting policies described in the notes to the Company's consolidated financial statements for the year ended December 31, 1994 consolidated financial statements. While management believes that the procedures followed in the preparation of interim financial information are reasonable, the accuracy of some estimated amounts is dependent upon facts that will exist or calculations that will be accomplished at fiscal year end. Examples of such estimates include changes in the LIFO reserve (based upon the Company's best estimate of inflation to date) and management bonuses. Any adjustments pursuant to such estimates during the quarter were of a normal recurring nature.

Dayton Superior manufactures precast and prestressed concrete construction products, such as anchors, inserts, holddowns and pushdowns, which are used in the manufac-ture of precast concrete panels and prestressed concrete beams and structural members. Precast concrete panels and prestressed concrete beams are fabricated away from the construction site and transported to the site for erection.


Dayton Superior manufactures products for concrete paving and high-ways include welded dowel assemblies, loose dowels, caps, keyways and stakes. In addition, Dayton Superior manufactures bridge and heavy construction products such as overhang brackets, hangers, adjustable bolts, bar supports and hold downs and chemical products, including anchoring epoxies, cement based grouts, reflective curing agents, and epoxy coatings.


The Company's masonry accessories product line consists primarily of masonry wall reinforcement, masonry anchors and other accessories used in masonry construction and restoration.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                           --------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................          10
Use of Proceeds................................          14
Dividend Policy................................          14
Capitalization.................................          15
Dilution.......................................          16
Selected Financial Data........................          17
Pro Forma Combined Financial Information.......          19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          21
Business.......................................          29
Management.....................................          42
Certain Relationships and Related Party
 Transactions..................................          48
Principal and Selling Shareholders.............          50
Description of Capital Shares..................          53
Shares Eligible for Future Sale................          56
Description of Certain Indebtedness............          57
Underwriting...................................          58
Legal Matters..................................          59
Experts........................................          59
Available Information..........................          60
Index to Financial Statements..................         F-1


                           --------------------------

    UNTIL             ,  1996 (25 DAYS  AFTER THE DATE  OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

3,700,000 SHARES

DAYTON SUPERIOR CORPORATION

CLASS A COMMON SHARES
(WITHOUT PAR VALUE)

tuvw

SALOMON BROTHERS INC
LAZARD FRERES & CO. LLC
ROBERT W. BAIRD & CO.
       INCORPORATED
BT SECURITIES CORPORATION

PROSPECTUS
DATED           , 1996

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following is an itemized statement of the expenses (all but the Securities and Exchange Commission registration fees, the NASD filing fee, The New York Stock Exchange listing fee and the fee paid to Ripplewood are estimates) in connection with the issuance of the Class A Common Shares being registered hereunder, other than the Underwriters' discounts and certain expenses to be reimbursed by the Underwriters.



Securities and Exchange Commission registration fees..........................  $    22,009
NASD filing fee...............................................................        6,882
The New York Stock Exchange listing fee.......................................       81,142
Transfer agent fees...........................................................        3,500
Blue Sky fees and expenses....................................................       10,000
Printing and engraving expenses...............................................      135,000
Legal fees and expenses.......................................................      230,000
Accounting fees and expenses..................................................      250,000
Fee paid to Ripplewood........................................................      600,000
Miscellaneous.................................................................       71,467
                                                                                -----------
  TOTAL.......................................................................  $ 1,410,000
                                                                                -----------
                                                                                -----------



    No portion of the foregoing expenses will be borne by the Selling Shareholders.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Eighth of the Company's Amended Articles of Incorporation sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company to the extent permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third-Party Actions") or (b) by and in the right of the Company ("Derivative Actions").

    In Third-Party Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual proceeding in which such person may be involved by reason of having acted in such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any matter the subject of a criminal proceeding, such person had no reasonable cause to believe that such person's conduct was unlawful.


    In Derivative Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (a) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless a court determines such person is entitled to indemnification and (b) any liability asserted in connection with unlawful loans, dividends, distribution, distributions of assets and repurchases of shares of the Company under Section 1701.95 of the Ohio Revised Code.


    Unless indemnification is ordered by a court, the determination as to whether or not a person has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the Company.


    Article Eighth of the Amended Articles of Incorporation does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

    The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following table sets forth certain information as to all securities of the Registrant sold by the Registrant in the past three years that were not registered under the Securities Act.


DATE OF SALE                    AGGREGATE PRICE         DESCRIPTION OF SECURITIES                 PURCHASER
- ------------------------------  ----------------  -------------------------------------  ---------------------------
May 26, 1994 (1)..............   $    1,700,000   17,268 Old Class B Common Shares       The Prudential Insurance
                                                                                         Company of America and
                                                                                         affiliate

May 26, 1994 (1)..............   $   10,000,000   50,000 Series A and 50,000 Series B    The Prudential Insurance
                                                   Preferred Shares                      Company of America and
                                                                                         affiliate

May 26, 1994 (1)(2)...........   $   25,000,000   11.75% Senior Notes due 2002 and       John Hancock Mutual Life
                                                   Warrants to purchase 346,600 Class A  Insurance Company and
                                                   Common Shares                         affiliates and The Paul
                                                                                         Revere Life Insurance
                                                                                         Company and affiliates
                                                                                         (collectively, the
                                                                                         "Noteholders")

May 26, 1994 (1)..............   $    4,000,000   2,000,000 Class A Common Shares        Existing shareholders

October 16, 1995 (2)(3).......   $      748,200   187,050 Class A Common Shares          Management of the Company

October 16, 1995 (1)(2).......   $    2,309,800   577,450 Class A Common Shares          Existing shareholders and
                                                                                         two individuals

October 16, 1995 (1)(2).......   $   15,000,000   11.75% Senior Notes due 2003           The Noteholders

October 31, 1995 (1)(2).......   $    1,942,000   485,500 Old Class B Common Shares      The Noteholders


- ------------------------------
(1) Exemption was claimed under Section 4(2) of the Securities Act. The Registrant relied upon the fact that such securities were acquired by a sophisticated investor who had access to complete information concerning the Registrant and acquired such securities without a view to the distribution thereof.


(2) Smith Barney Inc. earned a fee of $0.75 million in connection with the issuance on May 26, 1994 of the Senior Notes due 2002 and $1.0 million in connection with the Dur-O-Wal Acquisition and related financing transactions consummated in October 1995.



(3) Exemption was claimed under Rule 701 under the Securities Act. The Registrant relied upon the fact that the securities were sold pursuant to an employees' compensatory plan and not for capital raising purposes.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS.   See  Exhibit Index  following the  signature pages  to  this
Registration Statement.

    (b) FINANCIAL STATEMENT SCHEDULES. The following is a list of the Financial Statement Schedules furnished:

         (i) Dayton Superior Corporation and Subsidiary Schedule II-Valuation of Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

    (a) To provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under
Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) For purposes of determining any liability under the Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (d) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miamisburg, State of Ohio, on May 17, 1996.


                                          DAYTON SUPERIOR CORPORATION


                                          By: ______/s/_JOHN A. CICCARELLI______


                                              John A. Ciccarelli
                                             PRESIDENT AND CHIEF EXECUTIVE
                                              OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                         NAME                                        TITLE                         DATE
- ------------------------------------------------------  -------------------------------  ------------------------

*                                                       President, Chief                       May 17, 1996
John A. Ciccarelli                                       Executive Officer
                                                         and Director
                                                         (principal executive
                                                         officer)

*                                                       Vice President, Finance                May 17, 1996
Richard L. Braswell                                      (principal financial
                                                         and accounting officer)

*                                                       Director                               May 17, 1996
Timothy C. Collins

*                                                       Director                               May 17, 1996
Matthew O. Diggs, Jr.

*                                                       Director                               May 17, 1996
Matthew M. Guerreiro

                                                        Director
Robert B. Holmes



    * John A. Ciccarelli, by signing his name hereto, does hereby execute this Amendment to the Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.



                                          By: ______/s/_JOHN A. CICCARELLI______


                                              John A. Ciccarelli
                                             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



      EXHIBIT NO.                                            DESCRIPTION                                          PAGE
- -----------------------  ------------------------------------------------------------------------------------  -----------
         (1)                                                                                     UNDERWRITING AGREEMENT
                                                                                                                        *
                   1.1   Form of Underwriting Agreement......................................................

         (3)                                                                      ARTICLES OF INCORPORATION AND BY-LAWS
                                                                                                                        +
                   3.1   Amended Articles of Incorporation of the Company....................................
                                                                                                                       **
                   3.2   Proposed Amended Articles of Incorporation (to be effective immediately prior to the consummation of the Offering)......................................................
                                                                                                                        +
                   3.3   Code of Regulations of the Company (as amended).....................................

         (4)                                  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES
                                                                                                                       **
                   4.1   Form of Class A Common Share Certificate............................................

         (5)                                                                                        OPINION RE LEGALITY
                                                                                                                        *
                   5.1   Opinion of Thompson Hine & Flory P.L.L..............................................

        (10)                                                                                         MATERIAL CONTRACTS
                                                                                                                        +
                  10.1   Securities Purchase Agreements dated as of May 24, 1994 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2002....................
                                                                                                                        +
                  10.2   Supplemental Agreement dated as of October 12, 1995 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2002.......................
                                                                                                                        +
                  10.3   Securities Purchase Agreement dated as of October 15, 1995 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2003...............
                                                                                                                        +
                  10.4   Amended and Restated Loan Agreement dated as of October 16, 1995 between the Company and Bank One, Dayton, NA...........................................................
                                                                                                                        +
                  10.5   Loan Agreement dated as of October 16, 1995 between Dur-O-Wal, Inc. and Bank One,
                          Dayton, NA.........................................................................
                                                                                                                        +
                  10.6   Amended and Restated Shareholder Agreement dated as of October 13, 1995 among the
                          Company and certain shareholders of the Company....................................
                                                                                                                       **
                  10.7   Proposed Amended and Restated Shareholder Agreement (to be effective immediately following consummation of the Offering)............................................
                                                                                                                        +
                  10.8   Management Incentive Program........................................................
                                                                                                                        +
                  10.9   1994 Stock Option Plan..............................................................
                                                                                                                        +
                  10.10  1995 Stock Option Plan..............................................................
                                                                                                                        +
                  10.11  1995 Management Stock Incentive Plan................................................
                                                                                                                       **
                  10.12  1996 Stock Option Plan..............................................................
                                                                                                                        +
                  10.13  Stock Purchase Agreement dated as of October 16, 1995 by and among the Company,
                          Dur-O-Wal, Inc., Omni Investors, Inc. and certain individuals......................
                                                                                                                        +
                  10.14  Employment Agreement between Dur-O-Wal, Inc. and Mario Catani dated as of October
                          16, 1995...........................................................................
                                                                                                                        +
                  10.15  Supplemental Retirement Benefit Trust Agreement dated as of June 20, 1996 betwen
                          Dur-O-Wal, Inc. and Stanley M. Pillman, as trustee.................................

      EXHIBIT NO.                                            DESCRIPTION                                          PAGE
- -----------------------  ------------------------------------------------------------------------------------  -----------
                                                                                                                        +
                  10.16  Deferred Compensation Trust Agreement dated as of November 14, 1986 between
                          Dur-O-Wal, Inc. and Stanley M. Pillman, as trustee.................................

        (11)                                                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                                                                                       **
                  11.1   Computation of Earnings Per Share...................................................

        (21)                                                                             SUBSIDIARIES OF THE REGISTRANT
                                                                                                                       **
                  21.1   Subsidiaries of the Company.........................................................

        (23)                                                                            CONSENTS OF EXPERTS AND COUNSEL
                                                                                                                       **
                  23.1   Consent of Arthur Andersen LLP......................................................
                                                                                                                       **
                  23.2   Consent of Coopers & Lybrand LLP....................................................
                                                                                                                       **
                  23.3   Consent of Altschuler, Melvoin and Glasser LLP......................................
                  23.4   Consent of Thompson Hine & Flory P.L.L. is included in Exhibit 5.1

        (99)                                                                                    FINANCIAL DATA SCHEDULE
                                                                                                                       **
                  99.1   Financial Data Schedule.............................................................


- ------------------------

 * To be filed by amendment



** Filed herewith



 + Previously filed

    After the authorization of the stock split discussed in Note 10a to Dayton Superior Corporation's consolidated financial statements, we expect to be in a position to render the following report.



                                           ARTHUR ANDERSEN LLP



May 17, 1996



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


    We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Dayton Superior Corporation and Subsidiaries included in this registration statement, and have issued our report thereon, dated February 10, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Dayton, Ohio

February 10, 1996(except with respect to the matters discussed in Note 10,
                as to which the date is                 ).

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995


                                                                                                      DEDUCTIONS
                                                                     CHARGED                      -------------------
                                                                  (CREDITED) TO                    CHARGES FOR WHICH
                                                 BALANCE AT         COSTS AND         OTHER          RESERVES WERE      BALANCE AT
DESCRIPTION                                  BEGINNING OF YEAR      EXPENSES        ADDITIONS           CREATED        END OF YEAR
- -------------------------------------------  ------------------  ---------------  --------------  -------------------  ------------
Allowance for Doubtful Accounts
  For the year ended December 31, 1993.....      $    1,525              (256)          --                  (139)       $    1,130
  For the year ended December 31, 1994.....           1,130              (349)          --                   (17)              764
  For the year ended December 31, 1995.....             764               (86)            47(1)              (17)              708


- ------------------------

(1)  Acquisition of Dur-O-Wal

                                 EXHIBIT INDEX


      EXHIBIT NO.                                            DESCRIPTION                                          PAGE
- -----------------------  ------------------------------------------------------------------------------------  -----------
         (1)                                                                                     UNDERWRITING AGREEMENT
                                                                                                                        *
                   1.1   Form of Underwriting Agreement......................................................

         (3)                                                                      ARTICLES OF INCORPORATION AND BY-LAWS
                                                                                                                        +
                   3.1   Amended Articles of Incorporation of the Company....................................
                                                                                                                       **
                   3.2   Proposed Amended Articles of Incorporation (to be effective immediately prior to the consummation of the Offering)......................................................
                                                                                                                        +
                   3.3   Code of Regulations of the Company (as amended).....................................

         (4)                                  INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES
                                                                                                                       **
                   4.1   Form of Class A Common Share Certificate............................................

         (5)                                                                                        OPINION RE LEGALITY
                                                                                                                        *
                   5.1   Opinion of Thompson Hine & Flory P.L.L..............................................

        (10)                                                                                         MATERIAL CONTRACTS
                                                                                                                        +
                  10.1   Securities Purchase Agreements dated as of May 24, 1994 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2002....................
                                                                                                                        +
                  10.2   Supplemental Agreement dated as of October 12, 1995 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2002.......................
                                                                                                                        +
                  10.3   Securities Purchase Agreement dated as of October 15, 1995 between the Company and each of the purchasers of the Company's 11.75% Senior Notes due 2003...............
                                                                                                                        +
                  10.4   Amended and Restated Loan Agreement dated as of October 16, 1995 between the Company and Bank One, Dayton, NA...........................................................
                                                                                                                        +
                  10.5   Loan Agreement dated as of October 16, 1995 between Dur-O-Wal, Inc. and Bank One,
                          Dayton, NA.........................................................................
                                                                                                                        +
                  10.6   Amended and Restated Shareholder Agreement dated as of October 13, 1995 among the
                          Company and certain shareholders of the Company....................................
                                                                                                                       **
                  10.7   Proposed Amended and Restated Shareholder Agreement (to be effective immediately following consummation of the Offering)............................................
                                                                                                                        +
                  10.8   Management Incentive Program........................................................
                                                                                                                        +
                  10.9   1994 Stock Option Plan..............................................................
                                                                                                                        +
                  10.10  1995 Stock Option Plan..............................................................
                                                                                                                        +
                  10.11  1995 Management Stock Incentive Plan................................................
                                                                                                                       **
                  10.12  1996 Stock Option Plan..............................................................
                                                                                                                        +
                  10.13  Stock Purchase Agreement dated as of October 16, 1995 by and among the Company,
                          Dur-O-Wal, Inc., Omni Investors, Inc. and certain individuals......................
                                                                                                                        +
                  10.14  Employment Agreement between Dur-O-Wal, Inc. and Mario Catani dated as of October
                          16, 1995...........................................................................
                                                                                                                        +
                  10.15  Supplemental Retirement Benefit Trust Agreement dated as of June 20, 1996 betwen
                          Dur-O-Wal, Inc. and Stanley M. Pillman, as trustee.................................
                                                                                                                        +
                  10.16  Deferred Compensation Trust Agreement dated as of November 14, 1986 between
                          Dur-O-Wal, Inc. and Stanley M. Pillman, as trustee.................................

      EXHIBIT NO.                                            DESCRIPTION                                          PAGE
- -----------------------  ------------------------------------------------------------------------------------  -----------
        (11)                                                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                                                                                                       **
                  11.1   Computation of Earnings Per Share...................................................

        (21)                                                                             SUBSIDIARIES OF THE REGISTRANT
                                                                                                                       **
                  21.1   Subsidiaries of the Company.........................................................

        (23)                                                                            CONSENTS OF EXPERTS AND COUNSEL
                                                                                                                       **
                  23.1   Consent of Arthur Andersen LLP......................................................
                                                                                                                       **
                  23.2   Consent of Coopers & Lybrand LLP....................................................
                                                                                                                       **
                  23.3   Consent of Altschuler, Melvoin and Glasser LLP......................................
                  23.4   Consent of Thompson Hine & Flory P.L.L. is included in Exhibit 5.1


- ------------------------
 * To be filed by amendment


** Filed herewith



 + Previously filed